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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ASHFORD HOSPITALITY PRIME, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY—SUBJECT TO COMPLETION
DATED APRIL 18, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2017

To the stockholders of ASHFORD HOSPITALITY PRIME, INC.:

        The annual meeting of stockholders of Ashford Hospitality Prime, Inc., a Maryland corporation, will be held at the Dallas Marriott Suites Medical/Market Center, 2493 North Stemmons Freeway, Dallas, Texas 75207 on June 9, 2017, beginning at 9:30 a.m., Central time, for the following purposes:

  (i)
  to elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

  (ii)
  to approve an amendment to our charter to require a majority voting standard in uncontested director elections;

  (iii)
  to approve an amendment to the company's 2013 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 1,200,000 shares;

  (iv)
  to approve the Fourth Amended and Restated Advisory Agreement, entered into on January 24, 2017, among Ashford Hospitality Prime, Inc., Ashford Inc., Ashford Hospitality Prime Limited Partnership, Ashford Prime TRS Corporation and Ashford Hospitality Advisors LLC;

  (v)
  to ratify the appointment of BDO USA, LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2017; and

  (vi)
  to transact any other business that may properly come before the annual meeting of stockholders and any postponement or adjournment of the annual meeting.

        Stockholders of record at the close of business on April 24, 2017 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important that your shares be represented at the annual meeting of stockholders regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares by signing, dating and returning the enclosed proxy card as promptly as possible. A postage-paid envelope is enclosed if you wish to vote your shares by mail. If you hold shares in your own name as a holder of record and vote your shares by mail prior to the annual meeting of stockholders, you may revoke your proxy by any one of the methods described herein if you choose to vote in person at the annual meeting of stockholders. Voting promptly saves us the expense of a second mailing.

By order of the board of directors,
/s/ David A. Brooks, Secretary

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
                        , 2017

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2017.

        The company's Proxy Statement for the 2017 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended December 31, 2016 and the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.ahpreit.com under the "Investor" link, at the "Annual Meeting Material" tab.

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PRELIMINARY COPY—SUBJECT TO COMPLETION
DATED APRIL 18, 2017

ASHFORD HOSPITALITY PRIME, INC.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2017

        We are providing these proxy materials in connection with the solicitation by the board of directors of Ashford Hospitality Prime, Inc. of proxies to be voted at our annual meeting of stockholders to be held at the Dallas Marriott Suites Medical/Market Center, 2493 North Stemmons Freeway, Dallas, Texas 75207 beginning at 9:30 a.m., Central time, on June 9, 2017. The board of directors is requesting that you allow your shares to be represented and voted at the annual meeting of stockholders by the proxies named on the enclosed proxy card. This proxy statement and accompanying proxy will first be mailed to stockholders on or about                    , 2017.

        "We," "our," "us," "Ashford Prime," and the "company" or "Company" each refers to Ashford Hospitality Prime, Inc., a Maryland corporation and real estate investment trust ("REIT") listed on The New York Stock Exchange ("NYSE") under the ticker symbol "AHP." "Ashford Trust" refers to Ashford Hospitality Trust, Inc. (NYSE: AHT), a Maryland corporation and REIT, from which we spun off in November 2013. "Ashford Inc." refers to Ashford Inc. (NYSE: AINC), a Maryland corporation that spun off from Ashford Trust in November 2014. "Ashford LLC" refers to Ashford Hospitality Advisors, LLC, a Delaware limited liability company and a subsidiary of Ashford Inc. which, together with Ashford Inc., serves as our external advisor. We refer to Ashford Inc. and Ashford LLC collectively as our "advisor." "Remington" refers to Remington Lodging & Hospitality, LLC, a Delaware limited liability company and our property management company. Remington is owned by Mr. Monty J. Bennett, Chairman of our board, and his father, Mr. Archie Bennett, Jr., Chairman Emeritus of Ashford Trust. Mr. Monty Bennett also serves as the Chief Executive Officer of Remington.

        At the annual meeting of stockholders, action will be taken to:

  (i)
  elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

  (ii)
  approve an amendment to our charter to require a majority voting standard in uncontested director elections;

  (iii)
  approve an amendment to the company's 2013 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 1,200,000 shares;

  (iv)
  approve the Fourth Amended and Restated Advisory Agreement, entered into on January 24, 2017, among Ashford Hospitality Prime, Inc., Ashford Inc., Ashford Hospitality Prime Limited Partnership, Ashford Prime TRS Corporation and Ashford Hospitality Advisors LLC;

  (v)
  ratify the appointment of BDO USA, LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2017; and

  (vi)
  transact any other business that may properly come before the annual meeting of stockholders and any postponement or adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

        Certain statements and assumptions in this proxy statement contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

        These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common and preferred stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or local economic conditions; the degree and nature of our competition; actual and potential conflicts of interest with our advisor, Ashford Trust, Ashford LLC, Remington, our executive officers and our non-independent directors; changes in personnel of Ashford LLC or changes in governmental regulations, accounting rules, tax rates and similar matters; legislative and regulatory changes, including changes to the Internal Revenue Code of 1986, as amended, and related rules, regulations and interpretations governing the taxation of REITs; and limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in our Annual Report on Form 10-K, and from time to time, in our other filings with the Securities and Exchange Commission ("SEC"). The forward looking statements included in this proxy statement are only made as of the date of this proxy statement. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

 GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

        The enclosed proxy is solicited by and on behalf of our board of directors. In addition to the solicitation of proxies by use of the mail, we expect that our directors, officers and employees of our advisor may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers or the employees of our advisor for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock (the "common stock" and together with the Series C Preferred Stock, "voting stock") in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the cost of mailing.

        We have retained MacKenzie Partners, Inc. ("MacKenzie") to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie will receive a fee of $10,000, plus out-of-pocket expenses.

Voting Securities

        The company's common stock and Series C Preferred Stock constitute the voting stock of the company. The common stock and the Series C Preferred Stock vote together as a single class. Each share of common stock and each share of Series C Preferred Stock entitles the holder to one vote. As of April 24, 2017, there were 31,765,912 shares of common stock outstanding and entitled to vote and no shares of Series C Preferred Stock outstanding. Only record holders of voting stock at the close of business on April 24, 2017 are entitled to notice of and to vote at the annual meeting of stockholders and any postponement or adjournment of the annual meeting.

Voting

        If you hold your voting stock in your own name as a holder of record, you may instruct the proxies to vote your voting stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your voting stock in person at the annual meeting of stockholders. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

        If your voting stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your voting stock voted at the annual meeting of stockholders.

Counting of Votes

        A quorum will be present at the annual meeting if the stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting on any matter are present in person or by proxy. If you have returned valid proxy instructions or if you hold your shares of voting stock in your own name as a holder of record and attend the annual meeting of stockholders in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the chairman of the meeting until a quorum has been obtained.

        The affirmative vote of a plurality of all of the votes cast at the annual meeting of stockholders will be required to elect each nominee to our board of directors (Proposal 1). Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting is not permitted.

        The affirmative vote of two thirds of all the votes entitled to be cast on the matter will be required to approve the amendment of our charter to require a majority voting standard in uncontested director elections (Proposal 2). The affirmative vote of a majority of all of the votes cast at the annual meeting will be required for the amendment of our 2013 Equity Incentive Plan (Proposal 3), to approve the amendment and restatement of our advisory agreement (Proposal 4), to ratify the appointment of BDO USA, LLP as our independent auditors for the year ending December 31, 2017 (Proposal 5) and for any other matter that may properly come before the stockholders at the meeting.

        If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." The election of directors (Proposal 1), the amendment of our charter (Proposal 2), the amendment of our 2013 Equity Incentive Plan (Proposal 3) and the amendment and restatement of our advisory agreement (Proposal 4) are non-routine items under the rules of the NYSE, and shares may not be voted on these matters by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be voted for purposes of Proposals 1 through 4. The ratification of the appointment of BDO USA, LLP as our independent auditors (Proposal 5), is a routine item, and as such, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

        Abstentions and broker non-votes will be included in determining whether a quorum is present at the annual meeting, as they are considered present and entitled to cast a vote on a matter at the meeting (even if, in the case of broker non-votes, they are only entitled to vote on Proposal 5). Abstentions and broker non-votes will not be considered "votes cast," will not be included in vote totals on Proposals 1, 3 and 4 and will not affect the outcome of the votes on Proposals 1, 3 and 4. Abstentions will not be considered "votes cast" and therefore will not be included in vote totals and will not affect the outcome of the vote for Proposal 5. Since the vote required on Proposal 2 is the approval of two thirds of all of the votes entitled to be cast, an abstention or broker non-vote on Proposal 2 has the same effect as a vote against Proposal 2.

        If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with the board's recommendations.

Right to Revoke Proxy

        If you hold shares of voting stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

  •
  notify our Corporate Secretary in writing before your shares of voting stock have been voted at the annual meeting of stockholders;

  •
  sign, date and mail a new proxy card to Broadridge; or

  •
  attend the annual meeting of stockholders and vote your shares of voting stock in person.

        You must meet the same deadline when revoking your proxy as when voting by proxy. See the "—Voting" section of this proxy statement for more information.

        If shares of voting stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

        The SEC rules allow for the delivery of a single copy of an annual report and proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request separate copies of our annual report and proxy statement to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed to Ashford Hospitality Prime, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold shares of voting stock in your own name as a holder of record, householding will not apply to your shares.

        If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Ashford Hospitality Prime, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ahpreit.com.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

        One of the purposes of the annual meeting of stockholders is to elect directors to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Our nominating and corporate governance committee has recommended, and our board of directors has nominated, for re-election seven persons currently serving as directors and has nominated for election one additional nominee to succeed Mr. Douglas A. Kessler. If elected, each of the persons nominated as director will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

        On February 16, 2017, we, Ashford Trust and Ashford Inc. entered into a Settlement Agreement with Sessa Capital (Master), L.P. and certain of its affiliates ("Sessa") regarding the composition of our board of directors, dismissal of pending litigation involving the parties and certain other matters. Under the Settlement Agreement, we agreed to appoint to our board two of five individuals Sessa previously sought to nominate as directors to our board, and to work together with Sessa in good faith to identify one additional director who will be independent of both the company and Sessa. Accordingly, we appointed Mr. Daniel B. Silvers and Mr. Lawrence A. Cunningham to our board, and increased the size of our board from eight to ten members, on March 3, 2017. The Settlement Agreement also provides that, so long as Sessa satisfies certain ownership thresholds with respect to our common stock, the company will nominate: (i) Messrs. Silvers and Cunningham; (ii) the additional independent director; and (iii) Montgomery J. Bennett, Stefani D. Carter, Kenneth H. Fearn, Douglas A. Kessler, Curtis B. McWilliams and Matthew D. Rinaldi (or their successors) at each of the 2017 and 2018 annual meetings of the company's stockholders. As a result, Messrs. Strong and Murphy are not standing for re-election. If the additional independent director is appointed to our board pursuant to the Settlement Agreement prior to the mailing of this proxy statement, such additional independent director shall stand for election at the 2017 annual meeting together with the other nominees.

        On February 20, 2017, Mr. Kessler informed our board that he will not stand for re-election to the board at the 2017 annual meeting. Mr. Kessler's decision was made in connection with his appointment as Chief Executive Officer of Ashford Trust and not as a result of a disagreement with us or our board. Our nominating and corporate governance committee has recommended that Ms. Sarah Zubiate Darrouzet succeed Mr. Kessler as a member of our board and the board, following extensive discussion, has nominated her. In recommending that Ms. Darrouzet be nominated to our board, our nominating and corporate governance committee considered Ms. Darrouzet's familiarity with corporate governance issues, her non-profit experience, her experience as an entrepreneur and a business owner and the additional diversity she brings to the board as a Hispanic woman.

        Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for each of the eight nominees for director, as well as the month and year each nominee first began his service on our board of directors. For a discussion of beneficial ownership, see the "Security Ownership of Management and Certain Beneficial Owners" section of this proxy statement.

        If any nominee becomes unable to stand for election as a director, an event that our board of directors does not presently expect, our board of directors reserves the right to nominate substitute nominees prior to the meeting. In such a case, the company will file an amended proxy statement that will identify the substitute nominees, disclose whether such nominees have consented to being named in such revised proxy statement and to serve, if elected, and include such other disclosure relating to such nominees as may be required under the Securities Exchange Act of 1934, as amended.

        The board of directors recommends a vote FOR all nominees.

NOMINEES FOR ELECTION AS DIRECTORS

Monty J. Bennett Age 51	Mr. Monty Bennett has served as Chairman of our board of directors since April 2013, and also served as Chief Executive Officer from April 2013 to November 2016. He has served as the Chief Executive Officer and Chairman of the board of directors of Ashford Inc. since November 2014 and Ashford LLC since April 2013. At Ashford Trust, Mr. Bennett has served as a member of the board of directors since May 2003 and as Chairman since January 2013, and served as Chief Executive Officer from May 2003 until February 2016. Mr. Bennett also serves as the Chairman of Ashford Investment Management, LLC ("AIM"), an investment fund platform and an indirect subsidiary of Ashford Inc., and as Chief Executive Officer of Remington Holdings, LP. Mr. Bennett joined Remington Hotel Corporation in 1992 and has served in several key positions, such as President, Executive Vice President, Director of Information Systems, General Manager and Operations Director.

Mr. Monty Bennett holds a Master's degree in Business Administration from the S.C. Johnson Graduate School of Management at Cornell University and a Bachelor of Science degree with distinction from the Cornell School of Hotel Administration. He is a life member of the Cornell Hotel Society. He has over 20 years of experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. He is a member of the American Hotel & Lodging Association's Industry Real Estate Finance Advisory Council (IREFAC), the Urban Land Institute's Hotel Council, and is on the Advisory Editorial Board for GlobalHotelNetwork.com. He is also a member of the CEO Fiscal Leadership Council for Fix the Debt, a non-partisan group dedicated to reducing the nation's federal debt level and on the advisory board of Texans for Education Reform. Formerly, Mr. Bennett was a member of Marriott's Owner Advisory Council and Hilton's Embassy Suites Franchise Advisory Council.

Mr. Bennett is a frequent speaker and panelist for various hotel development and industry conferences, including the NYU Lodging Conference and the Americas Lodging Investment Summit conferences. Mr. Bennett received the Top-Performing CEO Award from HVS for 2011. This award is presented each year to the CEO in the hospitality industry who offers the best value to stockholders based on HVS's pay-for-performance model. The model compares financial results relative to CEO compensation, as well as stock appreciation, company growth and increases in EBITDA.

Mr. Bennett's extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his role as Chairman, his prior role as the Chief Executive Officer and his role as chairman and chief executive officer of Ashford Inc. since the inception of such entities are vital skills that make him uniquely qualified to serve as the Chairman of our board.
Stefani D. Carter Age 39
Ms. Carter has served as a member of our board of directors since November 2013. She currently serves as chair of our nominating and corporate governance committee and as a member of our audit committee and our related party/conflicts committee. Ms. Carter has been a practicing attorney since 2005, specializing in civil litigation, contractual disputes and providing general counsel and advice to small businesses and individuals. Ms. Carter has served as a principal at the law firm of Stefani Carter & Associates, LLC since 2011. In addition, Ms. Carter served as an elected representative of Texas House District 102 in the Texas House of Representatives (the "Texas House") between 2011 and 2015 and served as a member on several Texas House committees, including the Committee on Appropriations, the Energy Resources Committee, and the Select Committee on Criminal Procedure Reform. Ms. Carter also served as a member and Vice-Chair of the Texas House Committee on Criminal Jurisprudence. From 2008 to 2011, Ms. Carter was employed as an associate attorney at the law firm of Sayles Werbner and from 2007 to 2008 was a prosecutor in the Collin County District Attorney's Office. Prior to joining the Collin County District Attorney's Office, Ms. Carter was an associate attorney at Vinson & Elkins from 2005 to 2007. Ms. Carter has a Juris Doctor from Harvard Law School, a Master's in Public Policy from Harvard University's John F. Kennedy School of Government and a Bachelor of Arts in Government and a Bachelor of Journalism in News/Public Affairs from The University of Texas at Austin.

Ms. Carter brings her extensive legal experience in advising and counseling clients in civil litigation and contractual disputes, as well as her many experiences as an elected official, to our board of directors.

Lawrence A. Cunningham Age 54	Mr. Cunningham joined our board of directors in March 2017 and has not been appointed to any committees. Mr. Cunningham, is the Henry St. George Tucker III Research Professor at The George Washington University Law School in Washington D.C. and Founding Director of GW's Business Law Program in New York City. He previously served as Professor of Law and Business at Boston College, including a term as Associate Dean, and Professor of Law and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law in New York City. Prior to that time, Mr. Cunningham served as of counsel for Roberts, Sheridan & Kotel and practiced corporate law with Cravath, Swaine & Moore. Mr. Cunningham has published dozens of research articles on corporate governance, contracts, and related matters in journals of universities such as Columbia, Cornell, and Vanderbilt, as well as numerous other works on corporate governance in periodicals such as Directors & Boards, Harvard Corporate Governance Blog, NACD Directorship, and The Wall Street Journal. He has published numerous books, including The Essays of Warren Buffett: Lessons for Corporate America, in collaboration with Warren Buffett, and The AIG Story, with Hank Greenberg. He is a Member of the Dean's Council of Lerner College of Business of the University of Delaware, a Member of the Editorial Board of the Museum of American Finance in New York, and a Director of Pearl West Group, a private investment firm based in Canada. Mr. Cunningham received a B.A. in Economics from the University of Delaware and a J.D. magna cum laude from Cardozo. Professor Cunningham brings to our board of directors nearly 30 years of expertise in corporate governance and corporate law.
Sarah Zubiate Darrouzet Age 33
Ms. Sarah Zubiate Darrouzet co-founded Zubiate Foods, LLC, in 2013, a gourmet consumer products company where she serves as Chief Executive Officer. She previously served as the Director of Financial Development for the Dallas Metropolitan YMCA. From 2011-2013, she was Vice President for investment advisory firm, Trinity Fiduciary Partners, LLC and served in a variety of roles. She acted on behalf of Trinity Fiduciary Partners in an investment advisory capacity to their proprietary mutual fund family, Epiphany Mutual Funds, in addition to serving as Vice President for their Institutional Asset Management Services.

Ms. Zubiate Darrouzet previously worked at Charles Schwab in a consulting capacity for over three and a half years and additionally as a Fixed Income Trader with Fidelity Investments. She has served as a panelist and spokesperson at numerous national symposiums, foundations & Fortune 500 company retreats. Ms. Zubiate Darrouzet received her BBA in Finance and Marketing, magna cum laude, from St. Edward's University.

Kenneth H. Fearn Age 51	Mr. Fearn joined our board of directors in August 2016 and serves as a member on our audit and our nominating and corporate governance committees. Kenneth H. Fearn is Founder and Managing Partner of Integrated Capital LLC, a private equity real estate firm with a focus on hospitality assets in markets across the United States. Prior to founding Integrated Capital, Mr. Fearn was Managing Director and Chief Financial Officer of Maritz, Wolff & Co., a private equity firm engaged in real estate acquisition and development. Maritz, Wolff managed three private equity investment funds totaling $500 million focused on acquiring luxury hotels and resorts. Prior to Maritz, Wolff, he was with McKinsey & Company, a strategy management consulting firm in Los Angeles, where he worked with Fortune 200 companies to address issues of profitability and develop business strategies. Prior to McKinsey & Company, he worked at JP Morgan & Company, where he was involved with corporate merger and acquisition assignments. Mr. Fearn received a Bachelor of Arts in Political Science from the University of California, Berkeley and a Master of Business Administration from the Harvard University Graduate School of Business.

Mr. Fearn has served on the Marriott International Owner Advisory Board since 2006 and is an Entrepreneur in Residence at the Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship at Cornell University. He also previously served as Chairman of the Board of Commissioners of the Community Redevelopment Agency of the City of Los Angeles as well as the Board of Directors of the Los Angeles Area Chamber of Commerce, where he was a member of the Executive Committee and the Finance Committee from 2005-2014.
Mr. Fearn brings over 21 years of real estate and hospitality experience to our board of directors. During his career at Maritz, Wolff & Co. and later Integrated Capital, he was involved in the acquisition of approximately $2 billion in hospitality assets and secured in excess of $2.5 billion in debt financing. His extensive contacts in the hospitality and commercial real estate lending industries will be beneficial in his service on our board of directors.

Curtis B. McWilliams Age 61	Mr. McWilliams has served as a member of our board of directors since November 2013 and currently serves as a member of our audit committee. He also serves as a director of Ardmore Shipping Corporation, an NYSE-listed company. Mr. McWilliams retired from his position as President and Chief Executive Officer of CNL Real Estate Advisors, Inc. in 2010 after serving in such role since 2007. CNL Real Estate Advisors, Inc. provides advisory services relating to commercial real estate acquisitions and asset management and structures strategic relationships with U.S. and international real estate owners and operators for investments in commercial properties across a wide variety of sectors. From 1997 to 2007, Mr. McWilliams also served as the President and Chief Executive Officer, as well as serving as a director from 2005 to 2007, of Trustreet Properties, Inc., which under his leadership became the then-largest publicly-traded restaurant REIT with over $3.0 billion in assets. Mr. McWilliams has approximately 13 years of experience with REITs and, during his career at CNL Real Estate Advisors, Inc., helped launch and then served as the President of two REIT joint ventures between CNL and Macquarie Capital and the external advisor for both such REITs. Mr. McWilliams previously served on the board of directors and as the audit committee chairman of CNL Bank, a state bank in the State of Florida, from 1999 to 2004. Mr. McWilliams also has approximately 13 years of investment banking experience at Merrill Lynch & Co., where he started as an associate and later served for several years as a Managing Director. Mr. McWilliams has a Master's in Business with a Concentration in Finance from the University of Chicago Graduate School of Business and a Bachelor of Science in Engineering in Chemical Engineering from Princeton University.

Mr. McWilliams brings his business and management experience gained while serving as president and chief executive officer of two different companies, including one NYSE-listed REIT, as well as his investment banking experience and his experience as a public company director and audit committee chairman, to our board of directors

Matthew D. Rinaldi Age 41	Mr. Rinaldi has served as a member of our board of directors since November 2013 and currently serves as a member of our compensation committee and as chair of our related party/conflicts committee. Mr. Rinaldi is a licensed attorney whose practice has focused on representing businesses in a broad range of complex commercial litigation and appellate matters, including securities class action lawsuits, director and officer liability, real estate, antitrust, insurance and intellectual property litigation. Mr. Rinaldi is Senior Counsel with the law firm of Dykema, a position he has held since July 2014. Mr. Rinaldi also serves as an elected representative of Texas House District 115 in the Texas House. Previously, Mr. Rinaldi practiced law as a solo practitioner from November 2013 to July 2014 and served as counsel with the law firm of Miller, Egan, Molter & Nelson, LLP from 2009 to November 2013. Prior to joining Miller, Egan, Molter & Nelson, LLP, Mr. Rinaldi was an associate attorney at the law firm of K&L Gates LLP from 2006 to 2009 and an associate attorney at the law firm of Gibson, Dunn and Crutcher, LLP from 2001 to 2006, where he defended corporate officers and accounting firms in securities class action lawsuits and assisted with SEC compliance issues. Mr. Rinaldi has extensive experience in federal, state and appellate courts and has represented and counseled a broad spectrum of clients, including Fortune 500 companies, "Big Four" accounting firms and insurance companies, as well as small businesses and individuals. Mr. Rinaldi has a Juris Doctor, cum laude, from Boston University and a Bachelor of Business Administration in Economics, cum laude, from James Madison University.

Mr. Rinaldi brings his extensive legal experience advising and counseling corporate officers of public companies and independent auditors in matters involving SEC compliance, director and officer liability and suits brought by stockholders and bondholders, as well as his experience in real estate, employment, insurance and intellectual property-related legal matters, to our board of directors.

Daniel B. Silvers Age 40	Mr. Silvers joined our board of directors in March 2017 and has not been appointed to any committees. Mr. Silvers is the Founder and Managing Member of Matthews Lane Capital Partners LLC. He also serves as Chief Strategy Officer of Inspired Entertainment, Inc. He also currently serves on the boards of directors of PICO Holdings, Inc., where he serves as Lead Independent Director, and Forestar Group, Inc. He has previously served on the boards of directors of International Game Technology, Universal Health Services, Inc., bwin.party digital entertainment plc and India Hospitality Corp., as well as serving as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, NV. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors' "A New Generation of Board Leadership: Directors Under Age 40" list of emerging corporate directors. Prior to founding Matthews Lane, Mr. Silvers was the President of SpringOwl Asset Management LLC, having joined a predecessor entity in 2009. Previously, Mr. Silvers was a Vice President at Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. Prior to joining Fortress, he was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., where he worked from 1999 to 2005. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. He has also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management.

Mr. Silvers brings over 18 years of real estate and hospitality experience to our board of directors. Further, Mr. Silvers has extensive experience in corporate finance, capital allocation, capital markets and public company governance.

BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

        Our business is managed through the oversight and direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with the chairman of the board of directors, chief executive officer, lead director and other officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

        The board of directors has retained Ashford Inc. to manage our operations and our portfolio of hotel assets, subject to the board of directors' supervision and the terms and conditions of the existing advisory agreement entered into by Ashford Prime, Ashford Inc., Ashford Hospitality Prime Limited Partnership, Ashford Trust and Ashford LLC, as amended from time to time (the "Existing Advisory Agreement"). Because of the conflicts of interest created by the relationships among us, Ashford Trust, Ashford Inc. and Remington, and each of their respective affiliates, many of the responsibilities of the board of directors have been delegated to our independent directors, as discussed below and under "Certain Relationships and Related Party Transactions—Conflict of Interest Policies."

        During the year ended December 31, 2016, our board of directors held 21 regular meetings and five executive sessions of our non-employee directors. Our board of directors must hold at least two regularly scheduled meetings per year of the non-employee directors without management present. All directors standing for re-election attended, in person or by telephone, at least 75 percent of all meetings of our board of directors and committees on which such director served, held during the period for which such person was a director or was a member of such committees, as applicable.

Board Member Independence

        Our board determines the independence of our directors in accordance with our corporate governance guidelines and Section 303A.02 of the NYSE Listed Company Manual, which requires an affirmative determination by our board of directors that the director has no material relationship with us that would impair independence. Our corporate governance guidelines provide that if any director receives more than $120,000 per year in compensation from the company, exclusive of director and committee fees, he or she will not be considered independent. The full text of our board of director's corporate governance guidelines can be found in the Investor Relations section of our website at www.ahpreit.com by clicking "INVESTOR," then "GOVERNANCE DOCUMENTS." Following deliberations, our board of directors has affirmatively determined that, with the exception of Mr. Monty J. Bennett, our Chairman, each nominee for director is independent of Ashford Prime and its management under the standards set forth in our corporate governance guidelines and the NYSE Listed Company Manual, and our board of directors is comprised of a majority of independent directors, as required by Section 303A.01 of the NYSE Listed Company Manual. Any reference to an independent director herein means such director satisfies both the standards set forth in the Corporate Governance Guidelines and the NYSE independence tests.

        In making the independence determinations with respect to our current directors, our board of directors examined all relationships between each of our directors or their affiliates and Ashford Prime or its affiliates. Our board of directors determined that none of these transactions impaired the independence of the directors involved.

Attendance at Annual Meeting of Stockholders

        In keeping with our corporate governance principles, directors are expected to attend the annual meeting of stockholders in person. All persons who were directors at our 2016 annual meeting of stockholders attended our annual meeting in person or by telephone.

Board Leadership Structure

        Our board of directors has the flexibility to determine the appropriate leadership structure for our company and regularly considers the optimal leadership structure for the company and its stockholders. In making decisions related to our leadership structure, the board considers many factors, including the specific needs of the company in light of its current strategic initiatives and the best interest of stockholders.

        Mr. Monty J. Bennett served as Chairman of the board as well as our Chief Executive Officer from November 2013 until November 14, 2016, when our board decided to separate the roles by appointing Mr. Stockton to serve as our Chief Executive Officer.

        To further minimize the potential for future conflicts of interest, our bylaws and our corporate governance guidelines require that the board must maintain a majority of independent directors at all times, and if the chairman of the board is not an independent director, at least two-thirds of the directors must be independent. Our board must also comply with each of the conflict of interest policies discussed in "Certain Relationships and Related Party Transactions—Conflict of Interest Policy." Our bylaw provisions, governance policies and conflicts of interest policies are designed to provide a strong and independent board and ensure independent director input and control over matters involving potential conflicts of interest.

        Under our corporate governance guidelines, in 2016 our board of directors re-appointed Mr. Curtis B. McWilliams to serve as the lead independent director for a one-year term. The lead director has the following duties and responsibilities:

  •
  preside at all meetings of the board at which the chairman is not present and all executive sessions of the independent or non-employee directors;

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  advise the chairman and chief executive officer of decisions reached and suggestions made at meetings of independent directors or non-employee directors;

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  serve as liaison between the chairman and the independent directors;

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  approve information sent to the board;

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  approve meeting agendas for the board;

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  approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

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  authorize the calling of meetings of the independent directors; and

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  if requested by major stockholders, be available for consultation and direct communication.

        Our board believes that our leadership structure provides a very well-functioning and effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board Committees and Meetings

        Historically, the standing committees of our board of directors have been the audit committee, the compensation committee and the nominating and corporate governance committee. In 2016, the board of directors added the related party/conflicts committee as a standing committee of the board. Each of the audit committee, compensation committee and the nominating and corporate governance committee is governed by a written charter that has been approved by our board of directors. A copy of the audit committee, the compensation committee and the nominating and corporate governance committee charters can be found in the Investor Relations section of our website at www.ahpreit.com by clicking "INVESTOR" and then "GOVERNANCE DOCUMENTS." The committee members who currently serve on each active committee and a description of the principal responsibilities of each such committee follows:

	Audit	Compensation	Nominating and Corporate Governance	Related Party/Conflicts Committee
Stefani D. Carter	X		Chair	X
Curtis B. McWilliams	X
W. Michael Murphy	Chair	X
Matthew D. Rinaldi		X		Chair
Andrew L. Strong		Chair	X
Kenneth H. Fearn	X		X

        The board has not yet determined which director nominees will replace Messrs. Murphy and Strong, who are not standing for re-election, on the committees on which they serve following the 2017 annual meeting. The board will determine committee assignments after the meeting when all board seats are known.

        Audit Committee.    Our audit committee is currently composed of four independent directors. The audit committee was composed of three independent members, Ms. Stefani D. Carter and Messrs. Curtis B. McWilliams and W. Michael Murphy, at all times during 2016, until Kenneth H. Fearn joined the committee on August 8, 2016. Messrs. Murphy, Fearn and McWilliams each qualify as an "audit committee financial expert," as defined by the applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of the members of our audit committee are "financially literate" under the NYSE listing standards. In 2016, the audit committee met five times. The audit committee assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal and independent auditors; and (vi) our processes to manage business and financial risk. The audit committee also:

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  has sole authority to appoint or replace our independent auditors;

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  has sole authority to approve in advance all audit and non-audit engagement fees, scope of the audit and terms with our independent auditors;

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  monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

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  meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

        Compensation Committee.    Our compensation committee is, and was at all times in 2016, composed of three independent directors: Messrs. W. Michael Murphy, Matthew D. Rinaldi and Andrew L. Strong. In 2016, the compensation committee met ten times. The principal functions of the compensation committee are to:

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  evaluate the performance of our officers;

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  review and approve the officer compensation plans, policies and programs;

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  evaluate the performance of Ashford Inc. as our advisor;

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  review the compensation and fees payable to Ashford Inc. under the Existing Advisory Agreement;

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  annually review the compensation paid to non-employee directors for service on the board of directors and make recommendations to the board regarding any proposed adjustments;

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  prepare compensation committee reports; and

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  administer the 2013 Equity Incentive Plan and the Advisor Equity Incentive Plan.

        The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of officer compensation, or to delegate its duties and responsibilities to one or more subcommittees as it deems appropriate. In 2016, the compensation committee retained Aon Hewitt ("Aon Hewitt") as its independent compensation consultant. In early 2017, the compensation committee retained Gressle & McGinley LLC as its independent compensation consultant. Each of Aon Hewitt and Gressle & McGinley LLC provided competitive market data to support the compensation committee's decisions on the value of equity to be awarded to our named executive officers. Neither Aon Hewitt nor Gressle & McGinley LLC has performed any other services for the company and performed its services only on behalf of, and at the direction of, the compensation committee. Our compensation committee reviewed the independence of Aon Hewitt and Gressle & McGinley LLC in light of SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that each is independent from the company and has no conflicts of interest relating to its engagement by our compensation committee.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee is currently composed of three independent directors: Ms. Stefani D. Carter, Mr. Andrew L. Strong and Mr. Kenneth H. Fearn. In 2016, the nominating and corporate governance committee met twelve times. This committee's purpose is to:

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  identify individuals qualified to become members of our board of directors;

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  recommend to our board of directors the director nominees for election at the next annual meeting of stockholders;

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  identify and recommend candidates to fill vacancies occurring between annual stockholder meetings;

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  recommend to our board of directors director nominees for each committee of the board of directors;

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  develop and recommend to our board of directors our corporate governance guidelines and periodically review and update such corporate governance guidelines as well as the charters of each committee of our board of directors;

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  perform a leadership role in shaping in our corporate governance; and

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  oversee an evaluation of the board of directors and executive management.

        Related Party/Conflicts Committee.    Our related party/conflicts committee is a committee composed of two independent directors and is tasked with reviewing any transaction with an affiliate, including our advisor or Remington and their respective affiliates, before recommending approval by a majority of our independent directors. Since its formation, the related party/conflicts committee has been comprised of Ms. Carter and Mr. Rinaldi.

Compensation Committee Interlocks and Insider Participation

        During 2016, Messrs. Murphy, Rinaldi and Strong, each of whom is an independent director, served on our compensation committee. None of these directors is or has ever been an officer or employee of our company. None of our executive officers serves, or during 2016 served, as (i) a member of a compensation committee (or board committee performing equivalent functions) of any entity, one of whose executive officers served as a director on our board or as a member of our compensation committee, or (ii) a director of another entity, one of whose executive officers served or serves on our compensation committee. No member of our compensation committee has or had in 2016 any relationship with the company requiring disclosure as a related party transaction in the section "Certain Relationships and Related Party Transactions" of this proxy statement.

CORPORATE GOVERNANCE PRINCIPLES

        The board is committed to good corporate governance practices that promote the long-term interest of shareholders. The board regularly reviews developments in corporate governance and updates the company's policies and guidelines as it deems necessary and appropriate. Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website, which includes key information about our corporate governance initiatives including our corporate governance guidelines, charters for the committees of our board of directors, our code of business conduct and ethics and our code of ethics for the chief executive officer, chief financial officer and chief accounting officer. The corporate governance section can be found on our website at www.ahpreit.com by clicking "INVESTOR" and then "GOVERNANCE DOCUMENTS."

Code of Business Conduct and Ethics

        Our code of business conduct and ethics applies to our officers and directors and to Ashford LLC's personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board or one of our board committees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

Board Oversight of Risk

        Our full board of directors has ultimate responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the company's business strategy. Our board of directors receives regular updates related to various risks for both our company and our industry. The audit committee receives and discusses reports regularly from members of management who are involved in the risk assessment and risk management functions. The compensation committee annually reviews the overall structure of our equity compensation programs to ensure that they do not encourage executives to take unnecessary or excessive risks.

Director Orientation and Continuing Education

        Our board of directors and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values including ethics, financial matters, corporate governance practices and other key policies and practices through a review of background material and meetings with senior management. Our board of directors also recognizes the importance of continuing education for directors and is committed to providing education opportunities in order to improve both our board of directors and its committees' performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.

Director Retirement Policy

        Upon attaining the age of 70 and annually thereafter, as well as when a director's principal occupation or business association changes substantially from the position he or she held when originally invited to join the board, a director will tender a letter of proposed retirement or resignation, as applicable, from our board of directors to the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee will review the director's continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board should accept such proposed resignation or request that the director continue to serve.

Board Committee Member Rotations

        During 2016, our board rotated certain board members serving on our compensation committee, audit committee and our nominating and corporate governance committee in an effort to ensure a greater diversity of views regarding our compensation, audit and corporate governance oversight.

        In the beginning of 2016, the compensation committee was composed of Messrs. Rinaldi, as chair, Murphy and Strong. Mr. Strong was appointed to replace Mr. Rinaldi as chairman on August 2, 2016. In the beginning of 2016, the audit committee was composed of Mr. Murphy, who served as the chair of the committee, Mr. McWilliams and Ms. Carter. During 2016, the board added Mr. Fearn to the audit committee. In the beginning of 2016, the nominating and corporate governance committee was composed of Ms. Carter, who served as the chair of the committee, and Mr. Strong. During 2016, the board added Mr. Fearn to the nominating and corporate governance committee.

Director Nomination Procedures

        Identifying and Evaluating Candidates for Director.    The nominating and corporate governance committee recommends qualified candidates for board membership based on the following criteria:

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  integrity, experience, achievements, judgment, intelligence, competence, personal character, expertise, skills, knowledge useful to the oversight of the company's business, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, and likelihood of a sustained period of service on the board;

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  business or other relevant experience; and

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  the extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other board members will build a board that is effective, collegial and responsive to the needs of the company.

        In connection with the selection of nominees for director, consideration will also be given to the board's desire for an overall balance of diversity, including professional background, experience and perspective. While the committee does not have a specific policy concerning diversity, it does consider potential benefits that may be achieved through diversity in viewpoint, professional experience, education and skills. The board, taking into consideration the recommendations of the nominating and corporate governance committee, is responsible for selecting the director nominees and for appointing directors to the board to fill vacancies, with primary emphasis on the criteria set forth above. The board and the nominating and governance committee assess the effectiveness of the board's diversity efforts as part of the annual board evaluation process.

        Stockholder Nominations and Recommendations.    Our bylaws permit stockholders to nominate director candidates for consideration at an annual meeting of stockholders. Stockholders wishing to nominate director candidates can do so by writing to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254, giving the information required in our bylaws, including, among other things, the candidate's name, sufficient biographical data and qualifications. Stockholder nominations must be received between                        , 2017 and                        , 2018 to be considered for candidacy at the 2018 annual meeting of stockholders. You may contact the Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations.

        Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee. Any such recommendation must include verification of the stockholder status of the person submitting the recommendation and the nominee's name and qualifications for board membership. Stockholder recommendations may be submitted by writing to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 and must be received between                        , 2017 and                         , 2018 to be considered for candidacy at the 2018 annual meeting of stockholders.

        The nominating and corporate governance committee expects to use a similar process to evaluate candidates recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

        Effective August 3, 2016, our bylaws provide for proxy access to a holder or a group of holders of at least 3% of the Company's common stock for a period of at least three consecutive years. This provision of our bylaws relating to voting only currently affect the common stock of the company because the common stock is the only equity security of the company that currently has voting rights.

Stockholder and Interested Party Communication with our Board of Directors

        Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them c/o David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholders' and other interested parties' letters are screened by company personnel based on criteria established and maintained by our nominating and corporate governance committee, which includes filtering out improper or irrelevant topics such as solicitations.

DIRECTOR COMPENSATION

        Each of our non-employee directors is paid an annual base retainer of $55,000. The lead independent director is paid an additional annual retainer of $25,000, the chairman of our audit committee is paid an additional annual retainer of $25,000, each member of our audit committee other than the chairman is paid an additional annual retainer of $5,000, the chairman of our compensation committee is paid an additional annual retainer of $15,000 and the chairman of our nominating and corporate governance committee is paid an additional annual retainer of $10,000. Each non-employee director is also paid a fee of $2,000 for each board or committee meeting that he or she attends in person, except that the chairman of each committee is paid a fee of $3,000 for each committee meeting that he or she attends. Each non-employee director is also paid a fee of $500 for each board or committee meeting that he or she attends via teleconference. Non-employee directors may also be paid additional cash retainers from time to time for service on special committees. Officers receive no additional compensation for serving on the board. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

        In addition, on the date of the first meeting of the board of directors following each annual meeting of stockholders at which a non-employee director is initially elected or re-elected to our board of directors, each non-employee director receives additional stock grants of our common stock or, at the election of each director, long-term incentive partnership units in our operating partnership ("LTIP units"), which are issued under our 2013 Equity Incentive Plan and are fully vested immediately. In accordance with this policy, we granted 3,200 shares of fully vested common stock to each of our non-employee directors in June 2016, except for Mr. Fearn, to whom we granted 3,200 shares of fully vested common stock in August 2016 in connection with his appointment to our board. Ms. Carter elected to receive 3,200 fully vested LTIP units. These vested LTIP units, upon achieving parity with the common units of our operating partnership, are convertible into common partnership units at the option of the grantee. Common partnership units are redeemable for cash or, at our option, convertible into shares of our common stock based on a one-for-one basis.

        In August 2016, our board of directors adopted and approved an amendment to our bylaws by which each director is required to retain at least 50% of the after-tax shares received in connection with any awards granted under any of the company's equity plans until such time that such director has met his required ownership level.

Director Compensation for Fiscal Year Ended December 31, 2016

        The following table summarizes the compensation paid by us to our non-employee directors for their services as director for the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Curtis B. McWilliams	$300,500	$44,160	$344,660
Stefani D. Carter	174,630	44,000	218,630
W. Michael Murphy	224,500	44,160	268,660
Matthew D. Rinaldi	179,196	44,160	223,356
Andrew L. Strong	202,500	44,160	246,660
Kenneth H. Fearn(3)	97,304	50,240	147,544

(1)
Includes the following one-time cash payment for services on a special committee (a) in certain matters pertaining to activist shareholders and/or (b) to consider the manner in which to vote the shares of Ashford Inc. held by the company in connection with Ashford Inc.'s proposed combination with Remington: McWilliams ($110,000), Carter ($59,130), Murphy ($55,000), Rinaldi ($61,196) and Strong ($55,000). Also includes the following one-time cash payments earned in 2016 but paid in 2017 for services on a special committee (a) in certain matters pertaining to activist shareholders and/or (b) to negotiate our Fourth Amended and Restated Advisory Agreement: McWilliams ($70,000), Murphy ($35,000), Strong ($35,000) and Fearn ($52,500).

(2)
Based on the fair market value of the stock awards computed in accordance with FASB ASC Topic 718 on the date of the grant, which was August 9, 2016 for Mr. Fearn and June 10, 2016 for the remaining directors. See Note 16—Stock-Based Compensation in the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in the valuation of stock-based awards.

(3)
Reflects compensation paid to Mr. Fearn for his service on the board from his appointment to the board effective August 8, 2016 through December 31, 2016.

EXECUTIVE OFFICERS

        The following table shows the names and ages of our current executive officers and the positions held by each individual. A description of the business experience of each for the past five years follows the table.

Name	Age	Title
Richard J. Stockton	46	Chief Executive Officer
Douglas A. Kessler	56	President
David A. Brooks	57	Chief Operating Officer, General Counsel and Secretary
Deric S. Eubanks	41	Chief Financial Officer and Treasurer
J. Robison Hays, III	39	Chief Strategy Officer
Jeremy Welter	40	Executive Vice President, Asset Management
Mark L. Nunneley	59	Chief Accounting Officer

Richard J. Stockton	Mr. Stockton has served as our Chief Executive Officer of since November 2016. Mr. Stockton brings a wealth of real estate experience and accomplishments to Ashford Prime. He spent over 15 years at Morgan Stanley in real estate investment banking where he rose from an Associate to Managing Director and regional group head. At Morgan Stanley, he was head of EMEA Real Estate Banking in London, executing business across Europe, the Middle East, and Africa. He was also appointed co-head of the Asia Pacific Real Estate Banking Group, where he was responsible for a team across Hong Kong, Singapore, Sydney and Mumbai. He left Morgan Stanley in 2013 to become President & CEO— Americas for OUE Limited, a publicly listed Singaporean property company with over $5 billion in assets. Most recently, Mr. Stockton served as Global Chief Operating Officer for Real Estate at Carval Investors, a subsidiary of Cargill with approximately $1 billion in real estate investments in the United States, Canada, United Kingdom and France.

Mr. Stockton received an MBA in Finance and Real Estate from The Wharton School, University of Pennsylvania and a BS from Cornell University, School of Hotel Administration.

Douglas A. Kessler	Mr. Kessler has served as our President and as a member of our board of directors since April 2013. Mr. Kessler has also served as the President of Ashford Inc. since November 2014, Ashford LLC since November 2013 and Ashford Trust since January 2009. In February 2017, he was also appointed to serve as Chief Executive Officer of Ashford Trust. He served on the board of directors of Ashford Trust from January 2013 until the completion of the spin-off on November 19, 2013. Prior to being appointed President, Mr. Kessler served as our Chief Operating Officer and Head of Acquisitions beginning in May 2003. Mr. Kessler has spearheaded numerous key initiatives while at Ashford and has been responsible for several billion dollars of capital transactions along with the growth of the company's asset base. From July 2002 until August 2003, Mr. Kessler also served as the managing director/chief investment officer of Remington Hotel Corporation.

Prior to joining Remington Hotel Corporation in 2002, Mr. Kessler was employed by Goldman Sachs' Whitehall Real Estate Funds, from 1993 to 2002, where he assisted in the management of several billion dollars of real estate involving multiple operating partner platforms worldwide. During his time at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. Mr. Kessler is a member of Urban Land Institute's Hotel Council and is a frequent speaker and panelist at lodging industry conferences including International Hotel Investment Forum, Americas Lodging Investment Summit and the NYU Lodging Conference. Mr. Kessler has a Master's degree in Business Administration and a Bachelor of Arts degree from Stanford University.
David A. Brooks
Mr. Brooks has served as our Chief Operating Officer, General Counsel and Secretary since April 2013. He has served in that capacity for Ashford Inc. since November 2014, for Ashford LLC since November 2013 and for Ashford Trust since January 2009. Prior to assuming the role of Chief Operating Officer of Ashford Trust, he served as Chief Legal Officer, Head of Transactions and Secretary from August 2003 to January 2009. Prior to that, he served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation, an affiliate of Ashford Trust, from January 1992 until August 2003, where he co-led the formation of numerous investment partnerships, negotiated and closed approximately $1 billion in asset acquisitions and asset managed nearly $750 million dollars in non-performing hospitality loans. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.

Mr. Brooks earned his Bachelor of Business Administration in Accounting from the University of North Texas in 1981, his Juris Doctor from the University of Houston Law Center in 1984 and became licensed as a CPA in the State of Texas in 1984 (currently non-practicing status).

Deric S. Eubanks	Mr. Eubanks has served as our Chief Financial Officer since June 13, 2014. He has served in that capacity for Ashford Inc., Ashford LLC and Ashford Trust since June 2014. Previously, Mr. Eubanks had served as our Senior Vice President—Finance since 2013, a position he had also held at Ashford LLC since November 2013 and Ashford Trust since September 2011. Prior to his role as Senior Vice President—Finance at Ashford Trust, Mr. Eubanks was Vice President of Investments and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B-notes, construction loans, and other debt securities for Ashford Trust. Mr. Eubanks has been with Ashford Trust since its initial public offering in August of 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries.

Mr. Eubanks earned a BBA from Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.
J. Robison Hays, III
Mr. Hays has served as our Chief Strategy Officer since May 2015 and prior to that served as our Senior Vice President—Corporate Finance and Strategy since April 2013. Mr. Hays has also served as the Chief Strategy Officer for Ashford Inc. since November 2014, where he is a member of the board of directors, and the Chief Strategy Officer for Ashford LLC and for Ashford Trust since May 2015. Mr. Hays also serves as the Chief Investment Officer of AIM. Mr. Hays joined Ashford Trust in April 2005. Mr. Hays is responsible for the formation and execution of our strategic initiatives, working closely with our Chief Executive Officer. He also oversees all financial analysis as it relates to the corporate model, including acquisitions, divestitures, refinancings, hedging, capital market transactions and major capital outlays. Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of Ashford Trust's investor relations group. Mr. Hays has been a frequent speaker at industry and Wall Street investor conferences.

Prior to joining Ashford Trust, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service & manufacturing company, where he focused on mergers, acquisitions, and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas.
Mr. Hays has been a frequent speaker at various lodging, real estate and alternative investment conferences around the globe. He earned his A.B. in Politics with a certificate in Political Economy from Princeton University and later studied philosophy at the Pontifical University of the Holy Cross in Rome, Italy.

Jeremy Welter	Mr. Welter has served as our Executive Vice President, Asset Management since April 2013. Mr. Welter has also served in that capacity for Ashford Inc. since November 2014, for Ashford LLC since November 2013, and for Ashford Trust since March 2011, where he oversees our more than $5 billion portfolio of hotels. From August 2005 until December 2010, Mr. Welter was employed by Remington Hotels, LP in various capacities, most recently serving as chief financial officer. He is a current member of Marriott's Owner Advisory Council. From July 2000 through July 2005, Mr. Welter was an investment banker at Stephens Inc., where he worked on mergers and acquisitions, public and private equity and debt, capital raises, company valuations, fairness opinions and recapitalizations. Before working at Stephens Inc., Mr. Welter was part of Bank of America's Global Corporate Investment Banking group. Mr. Welter is a speaker and panelist for various lodging investment and development conferences, including the NYU Lodging Conference.

Mr. Welter earned his Bachelor of Science in Economics from Oklahoma State University in 1999, where he served as student body president and graduated summa cum laude.
Mark L. Nunneley
Mr. Nunneley has served as our Chief Accounting Officer since April 2013. Mr. Nunneley has also served as Chief Accounting Officer of Ashford Inc. since November 2014, Ashford LLC since November 2013 and Ashford Trust since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant (CPA) in the State of Texas and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of CPAs.

Mr. Nunneley earned his Bachelor of Science degree in Business Administration from Pepperdine University in 1979 and his Master of Science in Accounting from the University of Houston in 1981.

EXECUTIVE COMPENSATION

        Because our Existing Advisory Agreement provides that Ashford LLC is responsible for managing our affairs, as described in "Certain Relationships and Related Party Transactions—Our Relationship and Agreements with Ashford Inc.," we have no employees and our named executive officers, who are employees of Ashford LLC, do not receive cash compensation from us for serving as our officers. Accordingly, we have not entered into employment, severance or change in control agreements with our named executive officers. We similarly do not provide any employee benefit plans, including retirement plans, for our named executive officers.

        Except for certain equity grants we may make pursuant to our 2013 Equity Incentive Plan, Ashford Inc. or one of its affiliates compensates each of our named executive officers and administers all employee benefit plans. We pay Ashford Inc. an advisory fee, the proceeds of which are used in part to pay compensation to its personnel, but we do not specifically reimburse Ashford LLC for any executive employee compensation or benefits costs. The following is a summary of the total 2016 advisory fees we paid to Ashford Inc. and the total 2016 compensation paid to our named executive officers by Ashford Inc.:

  •
  Under the terms of our Existing Advisory Agreement, we paid a total advisory fee of approximately $15.0 million to Ashford, Inc., comprised of a base fee of approximately $8.3 million, approximately $2.8 million for reimbursable expenses, and $3.8 million in equity-based compensation.

  •
  No specific portion of our advisory fee is allocated by us or Ashford Inc. to the compensation paid by Ashford Inc. to our named executive officers. Ashford Inc. makes all decisions relating to compensation paid by Ashford Inc. to our named executive officers (who are also executive officers of Ashford Inc.) based on such factors as the terms of their employment agreements with Ashford Inc. and an evaluation of Ashford Inc.'s performance during the year.

  •
  For 2016, our named executive officers received total cash compensation of $4,717,332 from Ashford Inc. The total cash compensation paid by Ashford Inc. to our named executive officers was comprised of $1,943,269 in salaries and approximately $3 million in cash bonus awards. In addition, Ashford Inc. granted a total of 95,000 stock options on April 13, 2017 with a grant date fair value of $2,180,250 to our named executive officers for 2016. The board of directors of Ashford Inc. has also agreed to grant 95,000 stock options for 2016 to our named executive officers on September 20, 2017, provided that the recipients of such grants are still employed by Ashford Inc. on such date. The value of these future stock option grants cannot be determined until September 20, 2017 when issued.

  •
  The cash bonus awards paid to our named executive officers by Ashford Inc. represents variable incentive compensation that was earned for achieving specific Ashford Inc. performance targets under Ashford Inc.'s non-equity incentive plan. The performance metrics for 2016 with respect to Ashford Inc. included total stockholder return relative to peers, adjusted earnings per share, sell-side analyst coverage, number of investor and analyst meetings, Remington transaction completion, addition of other services businesses if accretive, increase in assets in managed REITs and discretionary bonuses for performance and achievements not reflected captured by the performance metrics.

  •
  Not all of the cash compensation received by our named executive officers from Ashford Inc. was attributable to services performed in their capacity as our executive officers. Based on a review of the proportion that the operations of the company represents of the total operations managed by Ashford LLC using various measures of size (revenue, assets and total enterprise value), we estimate that approximately 20% of the compensation paid by Ashford Inc. to our named executive officers is attributable to services provided by our named executive officers to us.

        In addition, on October 13, 2016, under the 2013 Equity Incentive Plan, our named executive officers were awarded at the executive's election, either performance stock unit awards ("PSUs") that will be settled in shares of common stock of the company or LTIP unit awards, referred to herein as "performance LTIP units," that will be settled in common units of Ashford Prime OP, in each case if and when the applicable vesting criteria have been achieved following the end of the performance and service period. The relevant performance period began on January 1, 2016 and ends on December 31, 2018, unless such period is shortened pursuant to the terms of the award agreement. The actual number of shares of common stock or common units of Ashford Prime OP to be issued upon vesting of the PSUs or performance LTIP units can range from 0% to 200% of the target number, based on continued service through the vesting date and achievement of a specified relative total stockholder return, as determined by the compensation committee at the grant date.

Performance Level	Company's Percentile Rank	Award Level (% of Target)

Below Threshold	<20th	0%

Threshold	20th	30%

Threshold	35th	65%

Target	50th	100%

Target	65th	143%

Target	75th	171%

Maximum	85th	200%

        The selected peer group used in the relative performance ranking consists of: Chesapeake Lodging Trust, DiamondRock Hospitality Company, LaSalle Hotel Properties, Pebblebrook Hotel Trust, and Sunstone Hotel Investors, Inc.

        Assuming continued service through the vesting date and achievement of the specified relative total stockholder return, the PSUs and performance LTIP units, as adjusted, will generally vest on December 31, 2018. PSU and performance LTIP unit recipients will not have any rights as a stockholder (or unitholder) with respect to any shares of common stock or common units of Ashford Prime OP subject to the grant until such shares of common stock (or common units of Ashford Prime OP) are issued upon vesting. Dividends or other distributions with respect to the shares of common stock (or common units of Ashford Prime OP) represented by the PSU and performance LTIP unit grants are held as accumulated dividend equivalents or distributions and are paid out in additional shares/units upon vesting using the same performance multiplier as the underlying PSU/performance LTIP unit.

        In determining the size of the performance award grant for each executive, the compensation committee considered multiple factors including, but not limited to, company and individual performance, competitive award opportunities provided to similarly situated executives, roles and responsibilities.

        Finally, on November 2, 2016, in connection with his appointment as our Chief Executive Officer, Mr. Stockton was granted 239,234 shares of restricted stock pursuant to the 2013 Equity Incentive Plan, which shares vest in five substantially equal installments on the first five anniversaries of the date of grant, subject to the terms of the award agreement.

Summary Compensation Table

        Our named executive officers, who are employees of and compensated by Ashford Inc., did not receive any cash compensation or other compensation or benefits other than certain performance-based equity awards from us during fiscal year 2016. The following table sets forth information regarding compensation earned by our named executive officers and paid by the Company in fiscal years 2016 and 2015:

Name and Principal Position	Year	Salary(1)	Bonus(1)	Equity Awards(2)	Total
Monty J. Bennett	2016	—	—	$2,695,412	$2,695,412
Former Chief Executive Officer and	2015	—	—	$2,568,303	$2,568,303
Chairman(3)
Richard J. Stockton	2016	—	—	$2,954,540	$2,954,540
Current Chief Executive Officer(3)	2015	—	—	—	—
Douglas A. Kessler	2016	—	—	$1,185,373	$1,185,373
President	2015	—	—	$1,007,731	$1,007,731
David A. Brooks	2016	—	—	$956,638	$956,638
Chief Operating Officer and General	2015	—	—	$895,767	$895,767
Counsel

(1)
We do not pay salary or bonus compensation to our executive officers. However, we do grant equity awards to our executives and the executives and employees of our advisor, if and to the extent determined appropriate by our compensation committee.

(2)
Represents the total grant date fair value of restricted stock, LTIP unit, PSU and performance LTIP awards made in the fiscal year indicated (with respect to prior year performance), computed in accordance with FASB ASC Topic 718 without regard to the effects of forfeiture. Assumptions used in the calculation of these amounts are described in Note 16 to the company's audited financial statements for the fiscal year end December 31, 2016, included in the company's Annual Report on Form 10-K that was filed with the SEC on March 16, 2017. These grants are subject to vesting over a period of time generally commencing on the date of their issuance and/or certain performance criteria. With respect to the PSUs and performance LTIPs, the amount reflected in the Summary Compensation Table assumes that the required performance goals will be achieved at target levels. The following table provides the grant date fair values of the performance LTIPs and the PSUs, issued to the NEOs in 2016, assuming maximum performance is achieved and target performance is achieved, for comparative purposes.

Name	At Target	At Maximum
Monty J. Bennett	$2,695,412	$5,390,824
Richard J. Stockton	—	—
Douglas A. Kessler	1,185,373	2,370,747
David A. Brooks	956,638	1,913,276
(3)
Mr. Bennett served as our Chief Executive Officer until November 14, 2016, when Mr. Stockton was appointed as Chief Executive Officer of the company.

Outstanding Equity Awards at Fiscal Year End Table

        The following table sets forth information concerning outstanding equity awards for each of our named executive officers as of December 31, 2016:

Name	Number of Time-Based Equity Awards That Had Not Vested at December 31, 2016		Market Value of Time-Based Equity Awards That Had Not Vested at December 31, 2016(1)	Equity Incentive Plan Awards (PSUs and Performance LTIPs) at December 31, 2016		Market Value of Equity Incentive Plan Awards (PSUs and Performance LTIPs) at December 31, 2016(1)
Monty J. Bennett	53,084	(2)	$724,597
				279,924	(3)	$3,820,963
				311,969	(4)	$4,258,377
Richard J. Stockton	239,234	(5)	$3,265,544	—		—
Douglas A. Kessler	15,612	(6)	$213,104
				68,598	(7)	$936,363
				54,768	(8)	$747,583
David A. Brooks	14,052	(6)	$191,810
				48,683	(7)	$664,523
				55,361	(8)	$755,678

(1)
Market value of unvested time-based and performance-based awards is based on the closing share price of our common stock on December 30, 2016 of $13.65.

(2)
These LTIPs were granted on April 7, 2014, with an initial vesting term of three years. One-third of the awards initially granted vested on April 7, 2015; one-third vested on April 7, 2016; and the remaining one-third vested on April 7, 2017.

(3)
These performance LTIP awards were granted on June 8, 2015 and, assuming continued service and achievement of the specified performance-based vesting criteria, will vest on December 31, 2017. Amount reflects the maximum payout level; however the actual number of performance LTIPs that will vest could range from 0% to 100% of the maximum number.

(4)
These performance LTIP awards were granted on October 13, 2016 and, assuming continued service and achievement of the specified performance-based vesting criteria, will vest on December 31, 2018. Amount reflects the maximum payout level; however the actual number of performance LTIPs that will vest could range from 0% to 100% of the maximum number.

(5)
These shares of restricted stock were granted on November 2, 2016, with an initial vesting term of five years. One-fifth of the awards initially granted will vest on November 2, 2017; one-fifth will vest on November 2, 2018; one-fifth will vest on November 2, 2019; one-fifth will vest on November 2, 2020; and the remaining one-fifth will vest on November 2, 2021.

(6)
These shares of restricted stock were granted on April 7, 2014, with an initial vesting term of three years. One-third of the awards initially granted vested on April 7, 2015; one-third vested on April 7, 2016; and the remaining one-third vested on April 7, 2017.

(7)
These PSU awards were granted on June 8, 2015 and, assuming continued service and achievement of the specified performance-based vesting criteria, will vest on December 31, 2017. Amount reflects the maximum payout level; however, the actual number of PSUs that will vest could range from 0% to 100% of the maximum number.

(8)
These PSU awards were granted on October 13, 2016 and, assuming continued service and achievement of the specified performance-based vesting criteria, will vest on December 31, 2018. Amount reflects the maximum payout level; however the actual number of performance LTIPs that will vest could range from 0% to 100% of the maximum number.

        As noted previously, performance shares were first granted in March of 2016. The following table shows the total number of performance shares granted to the named executive officers and other officers in 2016. None of those shares vested in 2016.

# of Awards(1)
Granted	417,933
Vested	0
Forfeited	0
Unvested at December 31, 2016	417,933

(1)
Includes a target number of common stock shares that may be issued pursuant to an award of PSUs or, at the election of the recipient, LTIP units that may be issued pursuant to an award of performance of LTIPs, that in each case will vest on March 31, 2019. The actual number of PSUs or performance LTIPs that may vest can range from 0% to 200% of target based on achievement of a specified absolute or relative TSR, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

        Our 2013 Equity Incentive Plan provides that stock options and restricted stock will vest upon (i) the termination or removal of the named executive officer as an employee, consultant or non-employee director of the company or an affiliate by the company without "cause" (as defined therein) or by the named executive officer for "good reason" (as defined therein), (ii) the termination, removal or resignation of the named executive officer as an employee, consultant or non-employee director for any reason within one year from the effective date of a change in control of the company, or (iii) the death or disability of the named executive officer. The award agreements for the PSUs and performance LTIPs granted to the named executive officers in 2015, as amended, and for the PSUs and performance LTIPs granted to the named executive officers in 2016 provide for accelerated vesting upon (i) the termination or removal of the named executive officer as an officer of the company by the company without cause or by the named executive officer for good reason, (ii) the death or disability of the named executive officer, (iii) a change of control of the company, (iv) a change of control of our advisor, if such change in control results in the vesting of the award under the terms of any employment agreement, the named executive officer has with our advisor, and (v) an involuntary termination of employment or the nonrenewal of the employment agreement to the extent such event causes vesting of the award under the employment agreement. The actual number of PSUs and performance LTIPs that will vest could range from 0% to 200% of the target number of each such award granted. In the event of a change of control of the company or of a change in control of our advisor, the number of PSUs and performance LTIPs that vest will be based on actual company performance for the shortened performance period. In the event of an involuntary termination, death, disability or non-renewal of the employment of named executive officer, outstanding PSU and performance LTIP awards vest based on the greater of actual performance (for the shortened performance period) and target performance.

        "Cause" has, with respect to any named executive officer, the same definition as in any employment agreement that such named executive officer has with the company, Ashford LLC or any of their respective affiliates. If such named executive officer is not a party to such an employment agreement, generally: (i) the willful commission of a crime or act that results in substantial economic damage to, or substantial injury to the business reputation of, the company, Ashford LLC or one of their respective affiliates; (ii) the commission of an act of fraud in the performance of such participant's duties on behalf of the company, Ashford LLC or one of their respective affiliates; or (iii) the continuing willful failure of a participant to perform his or her duties (other than for incapacity due to physical or mental illness) after written notice by the compensation committee and a reasonable opportunity for such participant to be heard and cure such failure.

        A "change of control" of the company is deemed to have occurred when:

            (i)  any person other than (A) Ashford Prime or any of its subsidiaries, (B) any employee benefit plan of the company or any of its subsidiaries, (C) Remington, Ashford LLC or any of their respective affiliates, (D) a company owned, directly or indirectly, by stockholders of Ashford Prime in substantially the same proportions as their ownership of the company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the beneficial owner, directly or indirectly, of securities of the company representing 30% or more of the shares of voting stock of the company then outstanding; provided, however, that an initial public offering of common stock will not constitute a change of control;

           (ii)  the consummation of any merger, organization, business combination or consolidation of the company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the company or the surviving company or the parent of such surviving company;

          (iii)  the consummation of a sale or disposition by the company of all or substantially all of the company's assets, other than a sale or disposition if the holders of the voting securities of the company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the company approve a plan of complete liquidation or dissolution of the company; or

          (iv)  individuals who, as of the effective date of the 2013 Equity Incentive Plan, constituted our board of directors cease for any reason to constitute at least a majority of our board of directors; provided, however, that any individual becoming a director subsequent to the effective date whose election by our board of directors was approved by a vote of at least a majority of the directors then comprising the board is considered as though such individual were a member of the initial board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than our board of directors.

        "Good reason" has, with respect to a named executive officer, the same definition as in any employment agreement that such named executive officer has with the company, Ashford LLC or any of their respective affiliates. If such named executive officer is not a party to such an employment agreement, "good reason" means termination of employment or service under any of the following circumstances, if the company, Ashford LLC or any of their respective affiliates, as applicable, fails to cure such circumstances within 30 days after receipt of written notice from the participant setting forth a description of such good reason:

          (i)    the removal from or failure to re-elect the named executive officer to the office or position in which he or she last served;

          (ii)   any material diminishment, on a cumulative basis, of the named executive officer's overall duties, responsibilities, or status, including the assignment to the named executive officer of any duties, responsibilities, or reporting requirements materially inconsistent with his or her position with the company, Ashford LLC or one of their respective affiliates, as applicable;

          (iii)  a material reduction by the company, Ashford LLC or one of their respective affiliates in the named executive officer's fees, compensation, or benefits that is not part of a reduction affecting all members of the management team; or

          (iv)  the requirement by the company, Ashford LLC or one of their respective affiliates that the principal place of business at which the participant performs his or her duties be changed to a location more than 50 miles from downtown Dallas, Texas.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of April 24, 2017 regarding the ownership of our equity securities by (1) each person known to us who beneficially owns, directly or indirectly, more than five percent of our outstanding shares of voting stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes: (1) all shares the person actually owns beneficially or of record; (2) all shares over which the person has or shares voting or dispositive control (such as in the capacity of a general partner of an investment fund); and (3) all shares the person has the right to acquire within 60 days. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares of our voting stock shown to be beneficially owned by such person or entity. As of April 24, 2017, we had an aggregate of 31,765,912 shares of voting stock outstanding, consisting of 31,765,912 shares of common stock and no shares of Series C Preferred Stock. Except as indicated in the footnotes to the table below, the address of each person listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Monty J. Bennett	1,822,256	(3)	5.5%
Richard J. Stockton	249,234		*
David A. Brooks	481,866		1.5%
Douglas A. Kessler	304,700		1.0%
W. Michael Murphy	28,653		*
Matthew D. Rinaldi	13,600		*
Stefani D. Carter	12,800		*
Curtis B. McWilliams	18,281		*
Andrew L. Strong	12,800		*
Kenneth H. Fearn	3,200		*
Lawrence A. Cunningham	800		*
Daniel B. Silvers	800		*
All directors and executive officers as a group (16 persons)	3,447,620		10.0%

*
Denotes less than 1.0%

(1)
Ownership includes common units of Ashford Prime OP issued in connection with our spin-off from Ashford Trust in November 2013. Beginning one year from the issuance date, such common units issued are redeemable by the holder for cash or, at our option, shares of our common stock on a one-for-one basis. Assumes that all common units of our operating partnership held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable). Ownership does not include (i) PSUs or performance-based LTIP units that have not vested, which do not include a right to acquire our securities within 60 days, or (ii) shares of our Series C Preferred Stock, none of which have been issued. The company has no immediate plans to issue any Series C Preferred Stock.

(2)
In computing the percentage ownership of a person or group, we have assumed that the common units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units held by other persons are redeemed for shares of common stock.

(3)
Includes 246,954 common units held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Bennett. Mr. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such common units.

        In addition to the stockholders listed above, the following stockholders owned more than 5% of our voting stock as of April 24, 2017:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
The Vanguard Group	3,649,728	(2)	11.5%
Forward Management, LLC	3,723,280	(3)	11.7%
Sessa Capital (Master), L.P.	2,210,427	(4)	7.0%
Weiss Multi-Strategy Advisers LLC	1,183,378	(5)	3.7%
BlackRock, Inc.	2,299,744	(6)	7.2%

(1)
Ownership does not include shares of our Series C Preferred Stock, none of which have been issued. The company has no immediate plans to issue any Series C Preferred Stock.

(2)
Based on information provided by The Vanguard Group, Inc. in an amendment to Schedule 13G filed with the SEC on February 9, 2017. Per such Schedule 13G/A, The Vanguard Group, Inc. has sole voting power over 28,637 of such shares and shared voting power over 8,882, sole dispositive power of 3,612,968 of such shares and shared dispositive power of 36,760 of such shares. This also includes Vanguard Specialized Fund-Vanguard REIT Index Fund's ownership over 1,758,945 shares, based on information provided by Vanguard Specialized Fund-Vanguard REIT Index Fund in an amendment to Schedule 13G filed with the SEC on February 13, 2016. Per such amendment to Schedule 13G, Vanguard Specialized Fund-Vanguard REIT Index Fund has sole voting power over all of such shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based on information provided by Forward Management, LLC in an amendment to Schedule 13G filed with the SEC on January 25, 2017. Per such Schedule 13G, Forward Management, LLC has sole voting power and sole dispositive power over all shares. Includes ownership by the Salient Select Income Fund over 3,386,368 shares. Salient Select Income Fund has sole voting power and sole dispositive power over all 3,386,368 shares. The principal business address of Forward Management, LLC is 101 California Street, 16th Floor, San Francisco, CA 94111.

(4)
Based on information provided by Sessa Capital (Master), L.P. in an amendment to Schedule 13D filed with the SEC on February 17, 2017. Per such Schedule 13D/A, Sessa Capital (Master), L.P. has sole voting power over all of such shares and sole dispositive power of all of such shares. The principal business address of Sessa Capital (Master), L.P. is 1350 Avenue of the Americas, New York, New York 10019.

(5)
Based on information provided by Weiss Multi-Strategy Advisers LLC in an amendment to Schedule 13G filed with the SEC on February 14, 2017. Per such amendment to Schedule 13G, Weiss Multi-Strategy Advisers LLC has shared voting power and shared dispositive power over all of such shares. The principal business address of Weiss Multi-Strategy Advisers LLC is One State Street, 20th Floor, Hartford, Connecticut 06103.

(6)
Based on information provided by Blackrock, Inc. in an amendment to Schedule 13 filed with the SEC on January 19, 2017. Per such Schedule 13G/A, Blackrock, Inc. has sole voting power over 2,204,742 of such shares and sole dispositive power over all such shares. The principal business address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

Section 16(a) Beneficial Ownership Reporting Compliance

        To our knowledge, based solely on review of the copies of Forms 3, 4 and 5 furnished to us and the written representations of our directors and executive officers, for the year ended December 31, 2016, other than as disclosed herein, all of our directors, executive officers and beneficial owners of more than ten percent of our common stock were in compliance with the Section 16(a) filing requirements. Mr. Kessler may be deemed to have failed to timely file a required Form 4 inasmuch as a certain Form 4 that was originally filed on his behalf incorrectly reported the number of PSUs that were awarded.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        This section of the proxy statement describes certain relationships and related party transactions we have that could give rise to conflicts of interest. A "related transaction" is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, since the beginning of our last fiscal year or currently proposed, in which: (a) the registrant was or is to be a participant, (b) the amount involved exceeds $120,000, and (c) any related person had or will have a direct or indirect material interest.

        A "related person" means: (a) any director, director nominee or executive officer of the company, (b) any person known to the company to be the beneficial owner of more than 5% of its outstanding voting stock at the time of the transaction, (c) any immediate family member of either of the foregoing or (d) a firm, corporation or other entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has at least a 10% equity interest.

Conflict of Interest Policies

        We take conflicts of interest seriously and aim to ensure that transactions involving conflicts or potential conflicts are thoroughly examined and only approved by independent board members.

        Because we could be subject to various conflicts of interest arising from our relationships with our advisor, Remington, Ashford Trust, AIM and other parties, to mitigate any potential conflicts of interest, we have adopted a number of policies governing conflicts of interest. As described further in "Board of Directors and Committee Membership—Board Leadership Structure" above, our bylaws require that, at all times, a majority of our board of directors be independent directors, and our corporate governance guidelines require that two-thirds of our board of directors be independent directors at all times that we do not have an independent chairman.

        Our corporate governance guidelines provide that all decisions related to our Existing Advisory Agreement, the mutual exclusivity agreement or the master management agreement with Remington and certain agreements with Ashford Trust that we entered into pursuant to the spin-off be approved by a majority of the independent directors, except as specifically provided otherwise in such agreements.

        Our related party/conflicts committee is a committee composed of two independent directors and is tasked with reviewing any transaction with an affiliate, including our advisor or Remington and their respective affiliates, before recommending approval by a majority of our independent directors.

        Finally, our directors also are subject to provisions of Maryland law that address transactions between Maryland corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Maryland law, unless certain safe harbors are met. Our charter contains a requirement, consistent with one such safe harbor, that any transaction or agreement involving us, any of our wholly owned subsidiaries or our operating partnership and a director or officer or an affiliate or associate of any director or officer requires the approval of a majority of disinterested directors.

Our Relationship and Agreements with Ashford Inc.

        We are advised by Ashford LLC, a subsidiary of Ashford Inc. Pursuant to the Existing Advisory Agreement, Ashford LLC serves as our advisor and is responsible for implementing our investment strategies and decisions and managing our day-to-day operations, in each case subject to the supervision and oversight of our board of directors. Ashford LLC may also perform similar services for new or existing platforms created by us, Ashford Inc. or Ashford Trust.

        We currently own approximately 9.7% of the outstanding stock of Ashford Inc. All of our officers are employees of Ashford Inc. and all of our executive officers, except for our chief executive officer, are also executive officers of Ashford Inc., Ashford LLC and Ashford Trust. In addition, so long as Ashford LLC is our advisor, our charter requires us to include two persons designated by Ashford LLC as candidates for election as director at any stockholder meeting at which directors are to be elected. If the size of our board is more than seven directors, then our advisor's right to nominate increases to such number of additional directors as necessary to maintain the ratio of directors nominated by the advisor to the directors otherwise nominated. The executive offices of Ashford LLC are located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254, and the telephone number of Ashford LLC's executive offices is (972) 490-9600.

        The Existing Advisory Agreement has an initial ten-year term and is automatically renewed for successive five-year terms after its expiration unless terminated either by us or Ashford Inc. Ashford Inc. is entitled to receive from us an annual base fee, calculated as 0.70% or less of our total market capitalization, subject to a minimum quarterly fee. Ashford Inc. may also be entitled to receive an incentive fee from us based on our out-performance, as measured by our total annual stockholder return compared to our peers. For the year ended December 31, 2016, we paid a total advisory fee of approximately $15.0 million to Ashford Inc., comprised of a base fee of approximately $8.3 million and an incentive fee of $3.8 million.

        In addition, Ashford Inc. is entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by Ashford Inc. or its affiliates on our behalf or in connection with the services provided by Ashford Inc. pursuant to the Existing Advisory Agreement, which includes our pro rata share of Ashford Inc.'s office overhead and administrative expenses incurred in providing its duties under the Existing Advisory Agreement. For the year ended December 31, 2016, we reimbursed Ashford Inc. for expenses paid or incurred on our behalf totaling approximately $2.8 million.

        Our board of directors has the authority to make annual equity awards to Ashford Inc. or directly to its employees, officers, consultants and non-employee directors, based on our achievement of certain financial and other hurdles established by our board of directors. For the year ended December 31, 2016, we incurred equity-based compensation of $3.8 million associated with equity grants of our common stock and LTIP units awarded to the officers and employees of Ashford Inc.

        If Ashford Inc. is requested to perform services outside the scope of the Existing Advisory Agreement, we are obligated to separately pay for such additional services. No such fees for additional services were paid in 2016. Ashford Inc. is also entitled to receive a termination fee from us under certain circumstances upon the termination of the Existing Advisory Agreement.

        On June 10, 2015 the company amended the Existing Advisory Agreement to, among other things, clarify that for purposes of determining the termination fee under the Existing Advisory Agreement, Ashford LLC's earnings shall exclude earnings arising under the master management agreement under which Remington Lodging may manage any of our hotels if Ashford Inc. and Remington consummate a proposed business transaction. In addition, the June 2015 amendments modified the definition of "Company Change of Control" (as defined in the Existing Advisory Agreement) to include a change in the composition of the majority of the directors of the company's board if the newly elected directors were not first approved by the current board. Importantly, this modification provides the incumbent board members with the discretion to evaluate and approve properly vetted and qualified director nominees as "continuing directors." If such a determination is made, a change in the composition of the board does not constitute a Company Change of Control and does not trigger the termination fee. If triggered, we estimate the amount of the termination fee payable to Ashford Inc. to be hundreds of millions of dollars.

        On January 24, 2017, we entered into an amended advisory agreement, which agreement will not become effective unless and until it is approved by our stockholders at the annual meeting (the "Amended Advisory Agreement"). The terms of the Amended Advisory Agreement are described in the section of this proxy statement titled "Proposal Number Four—Approval of the Amended Advisory Agreement."

        The table below sets forth the entities in which our advisor has an interest with which we or our hotels contracted for products and services, the fees paid by us for those services, our advisor's interests in such entities, the distributions our advisor received from such entities, and the number of board seats our advisor has on such companies' boards/such board seats being filled by directors or officers of us and/or our advisor.

Company Name	Product or Service	Fees Paid by Us for Product or Service in 2016	Advisor Interest	Distributions from Company to Advisor	Advisor Board Seats/Board Seats Available

OpenKey, Inc.(1)	Mobile Key App	$0	40.06%	$0	1/2

PRE Opco, LLC(2)	"Allergy Friendly" Premium Rooms	$0	70%	$0	2/3

(1)
On November 17, 2015, OpenKey, Inc. ("OpenKey") issued a $3,000,000 convertible promissory note (the "OpenKey Note"), amending and restating a promissory note originally issued on July 9, 2014, to Ashford Lending Corporation ("Ashford Lending"), a subsidiary of Ashford Inc. On March 8, 2016, Ashford Lending and Ashford Hospitality Limited Partnership ("AHLP"), a subsidiary of the Ashford Trust, entered into a Series A Preferred Stock Purchase Agreement with OpenKey (the "OpenKey Purchase Agreement"), pursuant to which Ashford Lending agreed to convert the OpenKey Note into 3,905,120 shares of OpenKey's Voting Series A-1 Preferred Stock (the "A-1 Preferred") (a price of approximately $0.81 per share of A-1 Preferred, including accrued interest), and AHLP subscribed for 1,240,540 shares of OpenKey's Voting Series A Preferred Stock (the "A Preferred") in exchange for approximately $2,000,000 (a price of approximately $1.61 per share of A Preferred). On March 2, 2017, AHLP purchased 602,575 additional A Preferred, and Ashford Lending purchased 1,226,602 A Preferred, at a purchase price of $1.61 per share. In addition, Mr. Welter, our Executive Vice President, Asset Management, has been issued 75,000 options outstanding pursuant to OpenKey's 2015 stock plan, equating to an approximate 0.57% ownership in OpenKey. Pursuant to the Voting Agreement, dated as of March 8, 2016, Ashford Lending or its affiliates may designate one member of the Board of Directors of OpenKey, and the holders of a majority of the A Preferred not held by any affiliate of Ashford Inc. may appoint an additional director.

(2)
On April 6, 2017, our advisor acquired substantially all of the assets and certain liabilities of PAFR, LLC, a New York limited liability company that provides "pure allergy friendly room" services to hotels and other venues. PRE Opco, LLC provides "pure allergy friendly rooms" to hotels owned by us or our affiliates.

Our Relationship with AIM

        On June 1, 2015, AHP SMA, LP, our wholly owned subsidiary ("AHP SMA"), invested all of its assets in Ashford Quantitative Alternatives (U.S.) LP (formerly, AIM Real Estate Hedged Equity (U.S.) Fund, LP) (the "Onshore Fund"), an investment fund managed by Ashford Investment Management ("AIM"), an indirect subsidiary of Ashford Inc. AIM serves as the investment manager of the Onshore Fund and is responsible for the investment and reinvestment of its assets in accordance with certain investment guidelines set forth in the governing documents of the Onshore Fund. In 2016, we redeemed 100% of our interest in the fund, valued at approximately $48.4 million at the time of redemption.

        AIM was not compensated for its services pursuant to the investment management agreement with respect to any assets invested by AHP SMA; however, the Onshore Fund reimbursed AIM for certain expenses related to the investment management services provided by AIM to the Onshore Fund and those expenses are indirectly borne by AHP SMA.

        Mr. Monty J. Bennett, Chairman of our board, owns 25% of AIM Performance Holdco, L.P. ("AIM Performance Holdco"), a Delaware limited partnership that owns a 99.99% limited partnership interest in the general partner of the private investment funds managed by AIM. Mr. J. Robison Hays, III, our Chief Strategy Officer, owns 15% of AIM Performance Holdco. Ashford LLC directly and indirectly holds the remaining equity interests in AIM Performance Holdco. The collective 40% equity interest held by Messrs. Bennett and Hays in AIM Performance Holdco results in an indirect ownership of a 40% equity interest in the general partner of the private investment funds managed by A IM, or any affiliates that are created by Ashford LLC to serve as the general partner of such private investment funds.

Our Relationship and Agreements with Remington

        Upon the completion of the spin-off, we entered into a master management agreement and a mutual exclusivity agreement with Remington. Remington manages our Pier House Resort and the Bardessono Hotel & Spa. Because Mr. Monty J. Bennett, the Chairman of our board of directors, is also the Chief Executive Officer of Remington and, together with his father Mr. Archie Bennett, Jr., beneficially owns 100% of Remington, they will benefit from the fees paid to Remington under the master management agreement.

        Pursuant to these agreements, we have agreed to engage Remington for the property management, project management, development and certain other work for all hotels we acquire, unless our independent directors either (i) unanimously vote not to engage Remington, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because, in their reasonable business judgment, they have determined that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better.

        On September 17, 2015, Remington and Ashford Inc. entered into an agreement pursuant to which Ashford Inc. will acquire all of the general partner interest and eighty percent of the limited partner interests in Remington. On March 24, 2017, Ashford Inc. and Remington mutually agreed to terminate the acquisition agreement.

        Remington receives a base management fee, and if the hotels meet and exceed certain thresholds, an additional incentive fee (up to 1% of gross revenues attributable to each such hotel) for the services it performs under the master management agreement. In 2016, we paid approximately $4.09 million in fees related to the master management agreement.

        Pursuant to the mutual exclusivity agreement with Remington, we have a first right of refusal to purchase any lodging-related investments identified by Remington and any of its affiliates that meet the company's initial investment criteria. Ashford Trust has a similar mutual exclusivity agreement with Remington but has subordinated its right with respect to any properties that satisfy the company's initial investment guidelines. Any new investment opportunities identified by Remington that satisfy our initial investment guidelines are presented to the board, which has up to 10 business days to accept any such opportunity prior to it being made available to Ashford Trust. The mutual exclusivity agreement also provides that Remington will provide property management, project management and development services for all properties that we acquire to the extent that we have the right or control the right to direct such matters, unless our independent directors either (i) unanimously vote not to hire Remington or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would not be in the company's best interest to engage Remington or that another manager or developer could perform the duties materially better.

Our Relationship and Agreements with Ashford Trust

        We spun off from Ashford Trust in November 2013 and, until July 2015, Ashford Trust's operating subsidiary owned approximately 15% of the outstanding common units of our operating partnership,

which were redeemable for shares of our common stock on a 1-for-1 basis. In July 2015, Ashford Trust's operating subsidiary completed a distribution of these common units to its limited partners, including Ashford Trust. Ashford Trust sought redemption of the common units to shares of our common stock, and completed a pro rata, taxable dividend of our common stock to its shareholders. Following this transaction, Ashford Trust no longer owns any of our securities.

        We share all of the same executive officers, with the exception of our chief executive officer, and significant employees as Ashford Trust, and we have one common director, Mr. Monty Bennett, Chairman of our board. Presently, Mr. Douglas A. Kessler serves on our board of directors. However, on February 20, 2017, Mr. Kessler informed our board that he will not stand for re-election to the board at our 2017 annual meeting. Mr. Kessler's decision was made in connection with his appointment as the chief executive officer of Ashford Trust. Ashford Trust's other officers own units of our operating partnership, or common stock in us equal to approximately 3.8% of our common stock outstanding (if all such units were reduced for common stock).

        Additionally, pursuant to the terms of the Existing Advisory Agreement, we are obligated to indemnify and hold Ashford Trust harmless to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any of its acts or omissions (including ordinary negligence) in its capacity as our advisor for the period prior to the Ashford Inc. spin-off, except with respect to losses, claims, damages or liabilities with respect to or arising out of our gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under the Existing Advisory Agreement (for which Ashford Trust is obligated to indemnify us).

        Pursuant to the terms of the separation and distribution agreement governing our separation from Ashford Trust, we are obligated to indemnify Ashford Trust against losses arising from:

  •
  any of our liabilities, including the failure by us or our subsidiaries to pay, perform or otherwise promptly discharge any of their liabilities in accordance with their respective terms;

  •
  any breach by us or our subsidiaries of any provision of the separation and distribution agreement or any ancillary agreement, subject to certain limitations; and

  •
  Ashford Trust's continuing guaranty of (i) any debt secured by any of the initial hotel properties conveyed to us in connection with the separation and distribution or (ii) any management agreement or franchise matters related to any of such initial hotel properties.

        Ashford Trust has agreed to indemnify us and our subsidiaries against losses arising from:

  •
  any of its liabilities, including the failure by Ashford Trust or its subsidiaries to pay, perform or otherwise promptly discharge any of their liabilities in accordance with their respective terms;

  •
  any breach by Ashford Trust or its subsidiaries of any provision of the separation and distribution agreement or any ancillary agreement, subject to certain limitations; and

  •
  certain taxes of the entities that directly or indirectly, wholly or jointly, owned our initial hotel properties and the related taxable REIT subsidiaries for tax periods prior to the effective date of the separation and distribution.

        Finally, pursuant to a right of first offer agreement, we have a first right to acquire certain subject hotels, to the extent the board of directors of Ashford Trust determines to market and sell the hotel, subject to any prior rights of the managers of the hotel or other third parties and limitations associated with certain of Ashford Trust's hotels held in a joint venture. Likewise, we have agreed to give Ashford Trust a right of first offer with respect to any properties that we acquire in a portfolio transaction, to the extent our board of directors determines it is appropriate to market and sell such assets and we control the disposition, provided such assets satisfy Ashford Trust's investment guidelines. Any such right of first offer granted to Ashford Trust will be subject to certain prior rights, if any, granted to the managers of the related properties or other third parties.

AUDIT COMMITTEE REPORT

        The audit committee represents and assists the board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The audit committee manages our relationship with its independent registered public accounting firm (which reports directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receives appropriate funding, as determined by the audit committee, from Ashford Prime for such advice and assistance.

        Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles. The audit committee monitors Ashford Prime's financial reporting process and reports to the board on its findings.

        In this context, the audit committee hereby reports as follows:

  1.
  The audit committee has reviewed and discussed the audited financial statements with Ashford Prime's management.

  2.
  The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board (the "PCAOB").

  3.
  The audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

  4.
  Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in Ashford Prime's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

        The undersigned members of the audit committee have submitted this Report to the board of directors.

AUDIT COMMITTEE
W. Michael Murphy, Chairman Stefani D. Carter Curtis B. McWilliams Kenneth H. Fearn

 PROPOSAL NUMBER TWO—APPROVAL OF A MAJORITY VOTE REQUIREMENT FOR UNCONTESTED DIRECTOR ELECTIONS

        Historically, directors of the company have been elected by the affirmative vote of a plurality of the votes cast at any meeting of stockholders held for the purpose of electing directors. On August 3, 2016, the board of directors determined that it was advisable and in the best interests of the company and its stockholders to adopt a majority of votes cast voting standard for director elections with an exception providing for a plurality of votes cast voting standard in contested elections, and the board of directors recommended that the company's stockholders approve and adopt an amendment to the company's charter to provide for such a voting standard (the "Charter Amendment") and directed that such Charter Amendment be submitted for stockholder approval at the company's next meeting of stockholders.

        Taking this proposal into consideration, effective August 3, 2016, the board of directors adopted and approved the Second Amended and Restated Bylaws of the company to adopt a majority of votes cast voting standard for director elections with an exception providing for a plurality of votes cast voting standard in contested elections, subject to the stockholders' approval of the Charter Amendment and the filing and acceptance for record of such Charter Amendment with the Maryland State Department of Assessments and Taxation. The provisions of the Second Amended and Restated Bylaws relating to voting only currently affect the common stock of the company because the common stock is the only issued and outstanding equity security of the company that currently has voting rights. However, Article VII, Section 2 of our charter provides that directors shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected and at which a quorum is present.

        This Proposal Number Two is being presented to the stockholders to amend the charter to allow for a majority voting standard in director elections, consistent with the Second Amended and Restated Bylaws. If approved by the stockholders, the proposed charter amendment will give full effect to the majority voting requirement, and directors of the company will be elected by the affirmative vote of a majority of the votes cast at any annual or special meeting of stockholders held for the purpose of electing directors, except in the case of a contested election which will require the vote of a plurality of the votes cast.

        The Charter Amendment would amend Article VII, Section 2 to require a majority voting standard for a director in an uncontested election, meaning that such a director nominee must receive a "for" vote from a majority of the shares present and voting at a stockholder meeting to be elected to our board of directors. In the event of a contested election, a plurality voting standard will continue to apply, to guard against a failed election contest in which no candidate receives a majority of the "for" votes.

        The proposed charter amendment is attached as Exhibit A to this proxy statement. If approved, the proposed charter amendment will become effective upon its filing with the Maryland State Department of Assessment and Taxation. The company would make such a filing promptly after the annual meeting to which the proxy statement relates, and the new voting standard will take effect immediately following such filing.

        The board of directors recommends a vote FOR approval of Proposal Number Two, amending our charter to require a majority vote in uncontested director elections.

PROPOSAL NUMBER THREE—APPROVAL OF THE AMENDMENT OF THE 2013 EQUITY INCENTIVE PLAN

General

        Our board of directors proposes and recommends that stockholders approve an amendment to the 2013 Equity Incentive Plan, as amended, increasing the number of shares of common stock that may be issued under the plan by 1,200,000 shares. The affirmative vote of a majority of the holders of shares of our common stock cast on the proposal will be required for approval.

Description of the Amendment to the 2013 Equity Incentive Plan

        Under the 2013 Equity Incentive Plan, as adopted by stockholders in 2013, 850,000 shares of outstanding common stock were originally reserved for issuance under the plan. At the annual meeting of stockholders held May 12, 2015, the stockholders approved an amendment to the plan authorizing an increase in the number of shares of common stock that may be issued under the plan by 1,200,000. As of the date of this proxy statement, 161,459 shares of common stock are reserved for issuance under the plan. As of December 31, 2016, 158,658 shares remained available for issuance under the plan. We also have 1,600,000 shares reserved and available under the Advisor Equity Incentive Plan. These shares are available for issuance to pay the advisory fee to our advisor. They are not available to pay equity compensation to our directors, officers and employees of our advisor.

        Our board of directors believes that the proposed increase of 1,200,000 shares available for issuance under the plan is important to our continued success in attracting, motivating and retaining qualified directors, officers and employees with appropriate experience and ability, and to increase the grantee's alignment of interest with stockholders.

Eligibility

        Under our 2013 Equity Incentive Plan, we may grant awards to the employees, consultants and non-employee directors of our company, our advisor or each of their respective affiliates. While we may grant incentive stock options only to employees of the company or certain of its affiliates, we may grant nonqualified stock options, bonus stock, stock appreciation rights, stock awards and performance awards to any eligible participant. As of March 31, 2017, we had six non-employee directors and our affiliates had a total of approximately 101 employees, all of whom are eligible to participate in the 2013 Equity Incentive Plan.

Material Terms of the 2013 Equity Incentive Plan

        The 2013 Equity Incentive Plan was established to promote the interests of the company and its stockholders by encouraging employees, consultants and non-employee directors of the company, our advisor and each of their respective affiliates to acquire or increase their equity interests in the company, thereby giving them an added incentive to work toward the continued growth and success of the company. The plan authorizes (i) the purchase of common stock for cash at a purchase price to be decided by the compensation committee, but not more than the fair market value per share of such common stock purchased on the date of such purchase, and (ii) the grant of:

  •
  nonqualified stock options to purchase common stock;

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  incentive options to purchase common stock;

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  unrestricted stock;

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  restricted stock;

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  phantom stock;

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  stock appreciation rights; and

  •
  other stock or performance-based award, including long-term incentive partnership units in our operating partnership.

        Shares Subject to the Plan.    Only 161,459 shares remain available for issuance under the plan as of the date of this proxy statement. Our board of directors has proposed an amendment to the plan to increase the shares available for issuance under the plan by 1,200,000 shares.

        In the event the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the plan, the share limits set forth above, the number, amount and type of common stock subject to awards under the plan, and the grant, purchase or exercise price of outstanding awards will be ratably adjusted. In the event the number of shares to be delivered upon the exercise or payment of any award granted under the plan is reduced or in the event any award granted the plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such award will be released from such award and be available under the plan for the grant of additional awards.

        Administration.    The plan will be administered by the compensation committee of our board of directors. With respect to any grant or award to any individual covered by Section 162(m) of the Code which is intended to be performance-based compensation, the compensation committee will consist solely of two or more members of our board of directors, each of whom qualifies as an "outside director" as described in such Section 162(m) of the Code and a "non-employee director" within the meaning of Section 16b-3 under the Exchange Act. Subject to the provisions of the plan, the compensation committee will interpret the plan and all awards under the plan, will make such rules as it deems necessary for the proper administration of the plan, will make all other determinations necessary or advisable for the administration of the plan and will correct any defect or supply any omission or reconcile any inconsistency in the plan or in any award under the plan in the manner and to the extent that the compensation committee deems desirable to effectuate the pan. Any action taken or determination made by the compensation committee pursuant to the plan will be final, binding and conclusive on all parties..

        The compensation committee will select the participants who are granted any award, and employees, non-employee directors and other persons who provide advisory or consulting services to us are eligible, except that only employees of the company and certain of its affiliates are eligible to receive an award of an incentive stock option.

        The compensation committee may condition any award upon the achievement of any one or more performance goals established solely on the basis of one or more of the following business criteria:

  •
  operating income;

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  return on net assets;

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  return on assets;

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  return on investment;

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  return on equity;

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  return on capital;

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  pretax earnings;

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  pretax earnings before interest, depreciation, and amortization;

  •
  pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items;

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  total stockholder return;

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  earnings per share;

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  increase in revenues;

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  increase in cash flow;

  •
  increase in cash flow return;

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  economic value added;

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  gross margin;

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  net income;

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  debt reduction; or

  •
  any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index.

        The plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option, which income may be treated as long-term capital gain if applicable holding period requirements have been satisfied. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares' fair market value on the date of exercise and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant. Options may be exercised in accordance with requirements set by the compensation committee, provided that each option shall have a vesting period of at least 12 months. The maximum period in which an option may be exercised will be fixed by the compensation committee but cannot exceed 10 years. Options generally will be nontransferable except in the event of the participant's death, but the compensation committee may allow the transfer of options to members of the participant's immediate family, a family trust or a family partnership.

        Consistent with the terms of the plan, the compensation committee will prescribe the terms of each award of any incentive stock option. No participant may be granted incentive stock options that are first exercisable in a calendar year for shares of common stock having a total fair market value (determined as of the option grant), exceeding $100,000, with any shares of common stock in excess of such $100,000 limitation treated as subject to an option that is not an incentive stock option. The per share exercise price for each incentive stock option cannot be less than each such option share's fair market value on the date the incentive stock option is granted; provided that a grant of an incentive stock option to any employee who is a ten percent (10%) stockholder will have an exercise price of not less than 110% of such incentive stock option share's fair market value on the date the incentive stock option is granted. No reload stock option (the right to receive a new option to purchase a share upon the exercise and payment of the exercise price for the original option) may be granted with respect to any incentive stock option. Incentive options must be exercised within three months after the recipient ceases to be an employee for any reason other than death or disability and within one year in the event of death or disability.

        Consistent with the terms of the plan, the compensation committee will prescribe the terms of each award of a nonqualified option. The option price for each nonqualified option cannot be less than each such option share's fair market value on the date the nonqualified option is granted. The option price may be paid in cash, by surrendering common stock or through a cashless brokerage exercise.

        Unless the compensation committee provides otherwise, all grants of restricted stock will be subject to vesting, meaning that we will have the right to repurchase or recover the stock for the amount paid, if any, by the participant if vesting conditions are not satisfied. Unless the compensation committee provides otherwise, this repurchase right will lapse (i.e., the shares will vest) with respect to one-third of the restricted stock on the first anniversary of the date of grant and on each of the following two anniversaries of the date of grant, provided the participant remains in our service as an employee, director or consultant. Our compensation committee has the authority to provide for a vesting period different from the typical three-year vesting period. Any unvested shares will vest if we terminate the participant's service without cause, or the participant terminates his or her service with us for good reason. In addition, any unvested shares will vest if the participant's service is terminated for any reason within one year of a change in control or due to death or disability of the participant.

        A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the compensation committee. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock. The initial or base value of a stock appreciation right cannot be less than the fair market value of the stock appreciation right on the grant date.

        Phantom stock is a right, subject to satisfaction of terms and conditions as imposed by the compensation committee, to receive, upon vesting, cash equal to the value of a stated number of shares of common stock. The right to receive payment of an award of phantom stock may be conditioned upon continued employment or achievement of performance goals.

        Consistent with the terms of the plan, the compensation committee will establish the terms of awards of bonus stock, phantom stock, options, stock appreciation rights and other stock or performance-based awards, including long-term incentive partnership units of our operating partnership. These awards may also be subject to vesting requirements as determined by the compensation committee, which may include completion of a period of service or attainment of performance objectives. Awards may also vest upon termination without cause or by the participant with good reason, termination in connection with a change in control, death, disability or such other events as the compensation committee shall determine.

        Prohibition on Repricing.    The committee does not have the right to reprice, replace, regrant through a cancellation or otherwise modify or make a cash payment with respect to any outstanding share option or share appreciation right without first obtaining stockholder approval.

        Amendment; Duration, Termination.    Our board of directors may amend, suspend or terminate the plan; provided, however, no amendment, suspension or termination of the plan may, without the consent of the holder of an award, terminate such award or adversely affect such holder's rights with respect to such award in any material respect; provided further, however, that any amendment which would constitute a "material revision" of the plan (as that term is used in the rules of the NYSE) will be subject to stockholder approval. If not sooner terminated as described above, the plan will terminate on May 12, 2025, and no new awards may be granted after the termination date. Awards made before the termination of the plan will continue in accordance with their terms.

Recent Amendments to Immaterial Terms of the Plan

        Effective August 3, 2016, the board adopted Amendment No. 2 to the 2013 Equity Incentive Plan to amend the plan to (1) specify that the following shares of common stock of the company do not qualify for recycling into the plan: (A) shares tendered to or withheld by the company in the payment of the purchase price of any option, (B) shares netted to the company for federal income tax purposes, (C) shares repurchased by the company with proceeds received from the exercise of an option and (D) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of such right upon its exercise; and (2) require officers and directors to hold 50% of any award granted under the plan until such time that he or she has met the stock ownership guidelines set forth in the company's corporate governance guidelines.

Reasons Supporting Amendment of the 2013 Equity Incentive Plan

        Following the recent equity compensation grants made to our employees in March 2017, only 161,459 shares remain available for issuance under the existing plan as of the date of this proxy statement. Our board of directors believes that the amendment to the plan being proposed is important to our continued success in attracting, motivating and retaining qualified directors, officers and employees with appropriate experience and ability, and to increase the grantee's alignment of interest with stockholders.

        Since 2015, 100% of the awards granted to our executive officers under the 2013 Equity Incentive Plan have been performance-based. For officers electing to receive performance-based LTIP units, awards are granted at the maximum potential vesting level (200% of target) as required under current tax laws. This increases the rate at which shares reserved under the plan are granted. However, the shares only vest based on our actual TSR over a three-year period compared to a select group of peer companies. Based on our TSR performance to date, none of the shares granted in the past are currently above the threshold performance target.

        If the amendment to the plan is not approved, future equity awards will be limited by the number of shares currently available under the plan; however, the board may deem it appropriate to reward the officers and employees in some other fashion. The board believes that equity grants, when made, acknowledge the significant efforts and achievements of, and reward, the executive officers and other employees as well as further align the interests of our executive officers and employees with those of our stockholders.

        The board of directors recommends a vote FOR approval of Proposal Number Three, approval of amendment to 2013 Equity Incentive Plan.

PROPOSAL NUMBER FOUR—APPROVAL OF THE AMENDED ADVISORY AGREEMENT

        On January 24, 2017, the Company entered into the Amended Advisory Agreement. The Amended Advisory Agreement amends and restates the Existing Advisory Agreement and, if approved by our stockholders, will replace the Existing Advisory Agreement in its entirety. The Amended Advisory Agreement will not become effective unless and until it is approved by the Company's stockholders.

        A special committee comprised solely of independent directors of our board (the "Company Special Committee") led the negotiations of the Amended Advisory Agreement with a special committee of the advisor (the "Advisor Special Committee"). The Company Special Committee retained separate independent legal and financial advisors to assist the committee in its negotiations and evaluation of the Amended Advisory Agreement. The Company Special Committee recommended that the board, acting solely by the vote of its independent directors, declare the Amended Advisory Agreement to be advisable and to recommend that the Company's stockholders approve the Amended Advisory Agreement.

        Material terms of the Amended Advisory Agreement that we believe are important to our stockholders include the following (capitalized terms used in this section, but not otherwise defined, have the meanings assigned to them in the Amended Advisory Agreement, a copy of which is attached to this proxy statement as Exhibit B):

  •
  the Company will make a cash payment to the advisor of $5.0 million at the time the Amended Advisory Agreement becomes effective;

  •
  the base management fee payable to the advisor will be fixed at 70 basis points, and the fee will be payable on a monthly basis;

  •
  the initial term of the Amended Advisory Agreement ends on the 10th anniversary of its effective date, subject to renewal by the advisor for up to seven additional successive 10-year terms;

  •
  changes to the termination provisions and the termination fee are as follows:

  •
  the termination fee payable to the advisor under the Existing Advisory Agreement has been amended by eliminating the 1.1x multiplier and tax gross up components of the fee;

  •
  the definition of "Net Earnings," which forms the basis of the calculation of the termination fee, has been simplified and the Company and the advisor will disclose publicly the revenues and expenses used to calculate Net Earnings on a quarterly basis;

  •
  the elimination of the incumbent board turnover trigger for a change of control;

  •
  the rights of the Company to terminate the Existing Advisory Agreement at the end of each term upon payment of the termination fee based on the parties being unable to agree on new market-based fees or advisor's performance have been eliminated; however, the Amended Advisory Agreement provides a mechanism for the parties to renegotiate the fees payable to the advisor at the end of each term based on then prevailing market conditions, subject to floors and caps on the changes;

  •
  the advisor will disclose in its periodic reports that it files under the Exchange Act, the total incremental expenses incurred by the advisor (including all reimbursable expenses) as reasonably determined by the advisor for the period covered by the report in connection with providing services to the Company under this Amended Advisory Agreement, which determination shall be conclusive and binding on the advisor and the Company;

  •
  the right of the advisor under the Existing Advisory Agreement to appoint a Designated Chief Executive Officer has been eliminated (under the Existing Advisory Agreement, the advisor was permitted to appoint a Designated Chief Executive Officer upon the occurrence of certain events);

  •
  addition of a "growth covenant" in the Amended Advisory Agreement under which the Company will receive a deemed credit against a base amount of $45.0 million for: 3.75% of the total purchase price of each hotel acquired that was recommended by the advisor, netted against 3.75% of the total sale price of each hotel sold in each case after the date of the Amended Advisory Agreement. The difference between $45.0 million and such net credit, if any, is referred to as the Uninvested Amount. If the Amended Advisory Agreement is terminated, other than due to certain acts by the advisor, the Company must pay the advisor the Uninvested Amount, in addition to any termination fee payable under the Amended Advisory Agreement;

  •
  the Amended Advisory Agreement requires the Company to maintain a net worth of not less than $390.0 million plus 75% of the equity proceeds from the sale of securities by the Company after December 31, 2016 and a covenant prohibiting the Company from paying dividends except as required to maintain its REIT status if paying the dividend would reduce the Company's net worth below the required minimum net worth;

  •
  reimbursements of expenses to the advisor will be made monthly in advance, based on an annual expense budget, with a quarterly true-up for actual expenses;

  •
  the right of the Company to terminate the Existing Advisory Agreement due to a change of control of the advisor has been eliminated;

  •
  the rights of the Company to terminate the Existing Advisory Agreement at the end of each term upon payment of the termination fee based on the parties being unable to agree on new market-based fees or advisor's performance have been eliminated; however, the Amended Advisory Agreement provides a mechanism for the parties to renegotiate the fees payable to the advisor at the end of each term based on then prevailing market conditions, subject to floors and caps on the changes;

  •
  if a change of control is pending, the Company has agreed to deposit cash not less than 50%, and in certain cases 100%, of the applicable termination fee in escrow, with the payment of any remaining amounts owed to the advisor secured by a letter of credit or, to the extent the letter of credit is not sufficient, first priority lien on certain assets and

  •
  if the Company repudiates the Amended Advisory Agreement, the Company will be liable to the advisor for a liquidated damages amount.

        The foregoing is intended only as a summary of certain material terms of the Amended Advisory Agreement. It is not a complete description of the Amended Advisory Agreement. It is subject to and qualified in its entirety by reference to the Amended Advisory Agreement, a copy of which is attached to this proxy statement as Exhibit B.

        The board of directors recommends a vote FOR approval of Proposal Number Four, approval of the Amended Advisory Agreement.

The Background of the Amended Advisory Agreement

        Below is a summary regarding the background of the Existing Advisory Agreement from when it was first entered into through the recent changes approved by the board and is the subject of the stockholder vote being sought in this proxy statement. Capitalized terms used throughout and not otherwise defined shall have the meaning set forth in the Amended Advisory Agreement.

        In late 2013, the Company entered into a Separation and Distribution Agreement, by and among Ashford Trust, Ashford Hospitality Limited Partnership, Ashford TRS Corporation, the Company, Ashford Hospitality Prime Limited Partnership and Ashford Prime TRS Corporation, to effect the separation and distribution of the Company from Ashford Trust and provide a framework for the Company's relationships with Ashford Trust after the separation.

        At the end of 2013, the Company began trading as an independent public company on the New York Stock Exchange under the ticker symbol "AHP". The Company became an independent publicly-traded REIT focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets. At the time of separation, the Company entered into an initial advisory agreement with Ashford LLC, a subsidiary of Ashford Trust. The agreement provided for an initial five-year term, and provided that Ashford LLC would be responsible for implementing the Company's investment strategies and decisions and the management of our day-to-day operations, subject to the supervision and oversight of the board.

        In May 2014, the independent directors of the Company approved an amended and restated advisory agreement with Ashford LLC. The amendment provided for, among other things, an extended term, a revised incentive fee calculation, and allows Ashford LLC to advise other REITs with substantially similar investments as the Company.

        In November 2014, in connection with the separation of Ashford Inc. and Ashford LLC from Ashford Trust, the Company amended the advisory agreement with its advisor. This amendment provided, among other things, that the covenant restricting the Company from soliciting or hiring employees of the advisor after the advisory agreement terminates does not apply if the agreement terminates due to an Advisor Change of Control.

        In June 2015, the Company entered into the Third Amended and Restated Advisory Agreement (defined as the "Existing Advisory Agreement" in other sections throughout this proxy statement) with the advisor. This amendment, among other things, reduced the advisory term to 10 years, adjusted the base fee, and allowed the advisor to terminate the Existing Advisory Agreement and trigger a termination fee upon a change of control.

        In May and June of 2016, the Company's independent directors (the "Company Independent Directors") undertook a stockholder engagement program during which several of the Company Independent Directors met with approximately 17 stockholders who owned, in the aggregate, approximately 63% of the Company's outstanding common stock at that time. Stockholders expressed several key themes during these meetings, including that: (1) the termination fee payable under the Existing Advisory Agreement is high and may be inhibiting the Company's growth prospects and ability to execute potential strategic transactions; (2) the amount of the termination fee should be more readily determinable from publicly available information; (3) certain provisions in the Existing Advisory Agreement, such as the incumbent director change of control trigger event and the right of the advisor to appoint a Designated Chief Executive Officer, were perceived to increase the potential for conflicts of interest between the advisor and the Company's stockholders; and (4) the Company's corporate governance profile could be enhanced by adding new independent directors and adopting measures, such as proxy access, that are emerging as best practices.

        On June 1, 2016, Curtis B. McWilliams, the Company's lead independent director, initiated a meeting with Brian Wheeler, the advisor's lead independent director. Mr. McWilliams advised

Mr. Wheeler that the Company Independent Directors wished to begin negotiations with the advisor's independent directors to amend certain provisions of the Existing Advisory Agreement. Mr. McWilliams explained the Company Independent Directors' perspective that amending the Existing Advisory Agreement would be beneficial for both the Company and the advisor because it could facilitate the Company's growth, which could be reflected in an improved Company stock price. An improved Company stock price would directly benefit the Company's stockholders, and should also benefit the advisor and its stockholders through higher base and incentive management fees, which are based on the Company's market capitalization. During this meeting and a subsequent telephone call, Mr. McWilliams identified key areas that the Company Independent Directors preliminarily identified for amendment: a reduced termination fee, elimination of the incumbent board turnover trigger for a change of control, elimination of the Designated Chief Executive Officer provision and greater ongoing public disclosure of the material inputs needed to calculate the termination fee. Mr. Wheeler noted that the advisor would likely seek consideration from the Company in exchange for amending the agreement, which the parties agreed to discuss further. Mr. McWilliams also informed Mr. Wheeler that it was the intent of the Company Independent Directors to seek stockholder approval of any amendment to the Existing Advisory Agreement.

        Mr. Wheeler advised Mr. McWilliams that he would report a summary of their discussions to the advisor independent directors (the "Advisor Independent Directors"). Later that month, Mr. Wheeler contacted Mr. McWilliams to advise him that the Advisor Independent Directors were willing to discuss potentially amending the Existing Advisory Agreement. They preliminarily discussed a process whereby the Company Independent Directors and the Advisor Independent Directors would each form special committees, comprised solely of independent directors, to lead the discussions and negotiations. Mr. Wheeler also asked that Mr. McWilliams provide the Advisor Independent Directors with a list of the terms of the Existing Advisory Agreement that the Company Independent Directors proposed to change.

        On July 2, 2016, the Company Independent Directors met by teleconference. Mr. McWilliams reported on his discussions with Mr. Wheeler. The directors discussed establishing a special committee and retaining Clifford Chance US LLP ("Clifford Chance") as independent legal advisor to work with the special committee. A representative of Clifford Chance was invited to join the meeting. Clifford Chance had previously advised the Company Independent Directors on certain matters. The Clifford Chance representative was asked to present her initial thoughts on potential changes to the Existing Advisory Agreement. She was also asked to confirm her firm's independence of the Company's management and the advisor, which she confirmed. After discussion, the Company Independent Directors asked the Clifford Chance representative to prepare a written summary of potential changes to the Existing Advisory Agreement for review by the Company Independent Directors.

        Over the next few days the Company Independent Directors and Clifford Chance developed a preliminary issues list which the Company Independent Directors authorized Mr. McWilliams to present to Mr. Wheeler. Mr. McWilliams sent the preliminary issues list to Mr. Wheeler in early July 2016. The preliminary issues list included the following items: eliminate the Designated Chief Executive Officer provision; eliminate the incumbent board turnover change of control trigger event; provide greater flexibility under the asset sale change of control trigger event; generally conform the parties' rights to cure defaults; reduce the termination fee by eliminating the tax gross up, the 10% charge and the 12x multiple as a floor; improve the terms relating to key money; and certain other items. In addition, the Company Special Committee was formed to lead the discussions and negotiations with the advisor, comprised of Mr. McWilliams (chair), M. Michael Murphy and Andrew L. Strong.

        In mid-July 2016, Mr. Wheeler reported to Mr. McWilliams that the Advisor Independent Directors were in the process of forming the Advisor Special Committee and retaining independent counsel. Messrs. McWilliams and Wheeler discussed arranging an initial meeting between members of the Company and the Advisor Special Committees and their respective counsel to discuss the preliminary issues list developed by the Company Independent Directors. A meeting was subsequently scheduled later in July 2016.

        In July 2016, representatives of each Special Committee and their legal advisors met to discuss the issues raised by the Company Special Committee. One of the material topics discussed was the amount of the termination fee. The Company Special Committee was of the view that the fee should be significantly reduced but recognized that the advisor was likely to require some compensation in consideration for significantly reducing the fee. The parties discussed possible ideas, such as increasing the base management fee payable to the advisor if the Company did not meet specified asset growth targets in the coming years, or making an upfront cash payment to the advisor. No definitive agreements were reached at the meeting. The Advisor Special Committee advised that they would review the agreement with their counsel, Proskauer Rose LLP ("Proskauer") who had recently been retained, and consider the points raised by the Company Special Committee. Subsequent to the meeting, Mr. Wheeler advised Mr. McWilliams that having discussed the matter further, the Advisor Special Committee was fairly firm in its view that, in order to make significant concessions on the termination fee, the Company should make a material upfront cash payment to the advisor.

        Messrs. McWilliams and Wheeler kept in contact over the next several weeks. Mr. Wheeler advised Mr. McWilliams that the Advisor Special Committee and Proskauer were reviewing the Existing Advisory Agreement and were preparing a draft of an amended and restated agreement that they would present to the Company Special Committee. Mr. Wheeler further advised that the Advisor Special Committee was taking a fresh look at the Existing Advisory Agreement in its entirety.

        At the same time that the Company Independent Directors were seeking to amend the Existing Advisory Agreement, the Company's Nominating and Corporate Governance Committee was considering ways to enhance the Company's corporate governance profile. At a meeting of the Company Independent Directors in late July 2016, Stefani D. Carter, the chair of the nominating and corporate governance committee, reported on various measures being considered and on the status of the committee's review of potential independent director candidates. Ms. Carter undertook to keep the Company Independent Directors apprised of the nominating and corporate governance committee's progress on these matters. No formal decisions on corporate governance matters were taken at the meeting.

        At a regularly scheduled board meeting in August 2016, our board approved the appointment of Mr. Fearn as a new independent director. Mr. Fearn also joined the Company Special Committee. The Board also considered and approved the adoption of certain corporate governance enhancements.

        On August 9, 2016, the Company announced that Mr. Fearn had joined the board as an independent director. In addition, the Company announced the adoption of the following corporate governance enhancements:

  •
  adoption of a majority voting standard for uncontested director elections and a plurality standard in contested director elections;

  •
  separation of the roles of chairman and chief executive officer;

  •
  prohibition on share recycling under the Company's equity incentive plan with respect to awards held by directors and executive officers; and

  •
  implementation of a mandatory equity award retention period for executives and directors.

        In late September 2016, Mr. Wheeler sent Mr. McWilliams a draft of the Amended Advisory Agreement, which was a substantial revision of the Existing Advisory Agreement. The Company Special Committee and Clifford Chance reviewed the draft Amended Advisory Agreement and developed a list of material issues which they provided to Mr. Wheeler.

        Messrs. McWilliams and Wheeler and representatives of Clifford Chance and Proskauer met in early October to discuss the draft Amended Advisory Agreement and the issues identified by the Company Special Committee. The parties met over two days and discussed a number of issues, with particular focus on the termination fee; the advisor's initial request for an up-front payment by the Company of $75.0 million in cash; changes in the base management fee; changes to the events that would trigger a termination of the Amended Advisory Agreement; the Advisor's request for an escrow and lien on the Company's assets as credit support for payment of the termination fee; a liquidated damages provision; expense reimbursements; indemnification matters; the advisor's request that the Company grant it a proxy on voting the advisor's common stock held by the Company; and other matters.

        In general, the Company Special Committee sought to improve the terms of the Existing Advisory Agreement in response to certain concerns identified by its stockholders, as discussed above. The Advisor Special Committee was willing to consider reducing the termination fee, but were not willing to reduce it to levels sought by the Company Special Committee. The parties found common ground on a number of issues, but reached no definitive agreement. They undertook to get back in contact in the near term after speaking with their respective Special Committees. The parties and their counsel held numerous discussions after their initial October meeting, trying to narrow their differences.

        In November 2016, Mr. Wheeler proposed an alternative construct for the termination fee that would involve a lower up-front cash payment by the Company combined with an inducement for the Company to increase its asset base. After discussion and negotiation, the parties preliminarily agreed on an approach whereby the Company would make a smaller upfront cash payment to the advisor at the effective date of the agreement, and would commit to invest a larger amount as equity capital in incremental asset growth. The Company Special Committee continued to seek to reduce the termination fee by eliminating or reducing the multiple that sets a floor for the termination fee in the Existing Advisory Agreement. The Advisor Special Committee continued to reject this request. The parties agreed to consider further the alternative formulation proposed by Mr. Wheeler and flesh out the detail of it in the near term, in addition to continuing to negotiate other open issues.

        On November 2, 2016, the Company announced that the board had appointed Richard J. Stockton as Chief Executive Officer of the Company, in fulfillment of the Company's commitment to separate the roles of chairman and chief executive officer.

        Also in November 2016, the Company Special Committee resolved to retain an outside financial advisor to assist the Company Special Committee in evaluating the potential financial impact of the Amended Advisory Agreement on the Company. The Company Special Committee authorized Mr. McWilliams to obtain proposals from potential financial advisors. During the course of several meetings in November, the Company Special Committee reviewed proposals from financial advisors and discussed their expertise, backgrounds, resources, independence and fee proposals. After discussion and review, the Company Special Committee retained SunTrust Robinson Humphrey, Inc. ("STRH") as its financial advisor in connection with the proposed Amended Advisory Agreement and requested that STRH, in its capacity as financial advisor to the Company Special Committee, provide assistance and advice to the Company Special Committee in its negotiation of the Amended Advisory Agreement and analysis of the financial terms of the Amended Advisory Agreement.

        The parties, with the assistance of their legal and financial advisors, held in-person negotiating sessions at the end of November and the beginning of December 2016. The parties had reduced the number of open issues by this time, but material issues were not yet resolved. At the meetings, the parties' discussions focused on: the amount of the termination fee; disclosure of the material components of the termination fee; the caps and floors that would apply to a periodic reset of the base and incentive fees at the end of each term of the agreement; the extent and form of credit support the Company would provide for payment of the termination fee; a liquidated damages provision; the scope of the indemnification provisions; the termination events; certain expense reimbursements requested by the advisor; and the Company's willingness to agree to certain financial covenants. At the conclusion of the meetings, the parties confirmed that they were making progress in narrowing their differences and agreed to continue negotiations after getting feedback from their respective special committees.

        The parties and their respective counsel continued to negotiate the terms of the Amended Advisory Agreement through the remainder of December 2016 and into January 2017. They also exchanged revised versions of the Amended Advisory Agreement. In addition to the negotiating sessions described above, the Company Special Committee met four times in December and four times in early January, including two meetings with the other Company Independent Directors. By this time, the Company Special Committee generally agreed that most of the material issues between the parties had been resolved.

        On January 4, 2017 the Company Independent Directors, with representatives of STRH and Clifford Chance in attendance, met in person and by teleconference. At the request of the Company Special Committee, representatives of STRH reviewed its preliminary analyses of certain of the financial terms of the proposed Amended Advisory Agreement.

        The Company Special Committee met on January 11, 2017, with representatives of STRH and Clifford Chance in attendance, to discuss the most recent draft of the Amended Advisory Agreement. Representatives of Clifford Chance summarized the material terms of the most recent draft of the Amended Advisory Agreement.

        The Company Special Committee members concurred that the Amended Advisory Agreement was in substantially final form. Thereafter, at the request of the Company Special Committee, representatives of STRH discussed with the Company Special Committee STRH's updated preliminary analysis of certain of the financial terms of the draft Amended Advisory Agreement and findings with respect to certain of the financial terms of the proposed Amended Advisory Agreement as compared to certain of the financial terms of the Existing Advisory Agreement. See the section of this proxy statement titled "Summary of Financial Analysis Performed" below. Following further discussions among the members of the Company Special Committee, the Company Special Committee approved the Amended Advisory Agreement and resolved to recommend that the board, acting exclusively by the Company Independent Directors, approve the Amended Advisory Agreement and declare it advisable to the Company's stockholders.

        At the request of the Company Special Committee, on January 18, 2017, STRH provided an updated version of STRH's written materials regarding certain of the financial terms of the Amended Advisory Agreement to the Company Special Committee. Based upon and subject to the assumptions, qualifications, limitations and other matters considered by STRH in connection with the preparation of its financial analyses, STRH's analyses of certain of the amended financial terms indicated a positive financial impact to the Company, as compared to the Existing Advisory Agreement, of between $34.0 million and $136.0 million if the Amended Advisory Agreement were terminated on or before December 31, 2022, and a negative financial impact of approximately $5.0 million if the Amended Advisory Agreement were never terminated.

        On January 19, 2017, at a regularly scheduled meeting of the board, the Company Special Committee recommended that the board, acting exclusively by the Company Independent Directors, approve the Amended Advisory Agreement. Following discussion, the Company Independent Directors approved the Amended Advisory Agreement, subject to completing the final documentation of the Amended Advisory Agreement and the preparation of filings with the SEC to report entering into the Amended Advisory Agreement. The final version of the Amended Advisory Agreement was subsequently approved by the Company Independent Directors on January 24, 2017.

The Company's Reasons for Entering into the Amended Advisory Agreement

        In approving the Amended Advisory Agreement, the Company Independent Directors considered the following positive factors:

  •
  the Amended Advisory Agreement addresses a number of the concerns expressed by the Company's stockholders, by:

  •
  reducing the size of the termination fee;

  •
  removing the Designated Chief Executive Officer provision;

  •
  making the termination fee more readily determinable from publicly filed information;

  •
  eliminating the incumbent director change of control trigger event;

  •
  through negotiation, the Company was able to structure cash compensation to the advisor in a manner that is consistent with the Company's plans to grow by keeping the initial payment relatively modest at $5.0 million, and providing that the subsequent balance of $45.0 million will reduce ratably over time based on incremental net asset growth;

  •
  the potential to improve the Company's growth prospects and stock price performance through a combination of the Amended Advisory Agreement, enhanced corporate governance, retaining a new chief executive officer and adding up to two additional independent directors;

  •
  the opportunity for the Company's stockholders to benefit from increases in the Company's stock price if the Company is able to meet its growth objectives;

  •
  the opportunity for the Company's stockholders to benefit from a strategic transaction, which may be more likely to occur due to the reduction in the termination fee that would be payable in a strategic transaction; and

  •
  the recommendation of the Company Special Committee and the fact that the Company Special Committee was advised by independent legal and financial advisors.

        The Company Independent Directors also considered potentially negative factors:

  •
  the termination fee still uses a 12x multiple of net earnings as a floor;

  •
  the Company must make an initial cash payment of $5.0 million and potentially a further cash payment of $45.0 million to the advisor;

  •
  the Company's stock price may not improve and it may not enter into a strategic transaction, in which case the Company's stockholders will not receive anticipated benefits;

  •
  the Company's rights to terminate the Amended Advisory Agreement have been lessened as compared to the Existing Advisory Agreement;

  •
  the Company has agreed to deposit funds in escrow in respect of the termination fee upon the occurrence of certain events that may lead to a change of control and to give the advisor a first priority lien and/or a letter of credit to secure any remaining balance that may be owed;

  •
  if the Amended Advisory Agreement is never terminated, the aggregate management fees payable by the Company under the Amended Advisory Agreement would be higher than those payable under as compared to the Existing Advisory Agreement; and

  •
  the Company will be subject to ongoing financial covenants that may limit its ability to pay distributions to its stockholders.

        The board, upon recommendation from the Company Special Committee, concluded that the risks and countervailing factors relevant to the Amended Advisory Agreement were outweighed by the potential benefits that it believes stockholders will achieve as a result of entering into the Amended Advisory Agreement.

        The foregoing discussion of the information and factors considered by the board is not exhaustive. In view of the wide variety of factors, both positive and negative, considered by our board, the board generally did not consider it practical to, nor did it attempt to, quantify, rank or otherwise seek to assign relative weights to the specific factors that it considered in reaching its determination that the proposed transaction is advisable and in the best interests of the Company's stockholders. Rather, our board viewed its determination as being based upon the judgment of its members, in light of the totality of the information presented and considered. However, individual members of our board may have given different weights to different factors and may have applied different analyses to each of the material factors considered by the board collectively.

Summary of Financial Analysis Performed

        STRH provided financial analysis of the terms to the Amended Advisory Agreement. STRH was engaged by the Company to assist the Company Special Committee in its negotiation and review of the proposed Amended Advisory Agreement. As part of its engagement, STRH, at the request of the Company Special Committee, on January 18, 2017 provided to the Company Special Committee materials regarding STRH's analyses of certain financial terms of the Amended Advisory Agreement as compared to the Existing Advisory Agreement. STRH's materials were provided for the information of the Company Special Committee in connection with its review of the Amended Advisory Agreement and were not to be used for any other purpose. STRH's materials did not address the underlying business decision of the Company Special Committee, the board or the Company to enter into the Amended Advisory Agreement, or the relative merits of the entry into the Amended Advisory Agreement as compared to any alternative transaction or strategy that may have been available to the Company. The materials were not intended to provide the sole basis for the Company Special Committee's evaluation of the Amended Advisory Agreement, did not purport to contain all information that may have been required by, or of interest to, the Company Special Committee in connection with such evaluation, and did not constitute an opinion or recommendation to the Company Special Committee, the board, any security holder of the Company or any other person or entity as to how to vote or act with respect to any matter relating to the Amended Advisory Agreement. STRH's materials did not constitute an opinion as to the fairness of the financial terms, or any other aspect of, the Amended Advisory Agreement.

        As part of its analyses, among other things, STRH:

  •
  reviewed the Existing Advisory Agreement and a draft, provided to STRH on January 13, 2017, of the Amended Advisory Agreement;

  •
  had discussions with the Company Special Committee, the advisor, management of the Company, counsel to the Company and counsel to the Company Special Committee concerning the business operations, assets, liabilities, present condition and future prospects of the Company and the proposed Amended Advisory Agreement;

  •
  assisted the Company Special Committee in its negotiation of the financial terms of the Amended Advisory Agreement;

  •
  reviewed estimates with respect to the future financial performance of the Company's existing portfolio prepared by the advisor (the "Advisor Projections for the Company");

  •
  reviewed estimates with respect to four alternative future acquisition scenarios prepared by Company management (the "Acquisition Scenarios") as set forth below:

  •
  no future acquisitions;

    •
    $175.0 million of acquisitions in 2017, increasing by $50.0 million annually through 2022;

    •
    $200.0 million of acquisitions in 2017, increasing by $50.0 million annually through 2022; and

    •
    $225.0 million of acquisitions in 2017, increasing by $50.0 million annually through 2022.

  •
  reviewed, based on discussions with the Company Special Committee, the following contemplated terms of the Amended Advisory Agreement (the "Selected Financial Terms"):

  •
  the removal of the tax gross-up provision and the 1.1x multiplier from the calculation of the termination fee;

  •
  the payment by the Company to the advisor of $5.0 million upon the effective date of the Amended Advisory Agreement;

  •
  the obligation of the Company to pay to the advisor a fee of up to $45.0 million upon termination of the Amended Advisory Agreement, subject to reduction based on the Company's portfolio achieving certain incremental growth;

  •
  the change in quarterly base management fee payment terms; and

  •
  the change in expense reimbursement payment terms.

  •
  reviewed the following potential alternative termination scenarios for the Existing Advisory Agreement and the Amended Advisory Agreement, as reviewed and discussed with the Company's management (the "Agreement Termination Scenarios"):

  •
  termination of the Existing Advisory Agreement and the Amended Advisory Agreement on January 1, 2017;

  •
  termination of the Existing Advisory Agreement and the Amended Advisory Agreement on December 31 of each year from 2017 through 2022; and

  •
  the Existing Advisory Agreement and the Amended Advisory Agreement as of December 31, 2022, absent a termination.

        With the consent of the Company Special Committee, STRH assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information furnished by or discussed with the Company Special Committee, the Company, the advisor and their respective representatives or otherwise available from public sources. STRH's role in reviewing such information was limited solely to performing such review as STRH deemed necessary and appropriate to support its analyses, and such review was not conducted on behalf of the Company Special Committee, the Company or any other person. With respect to the Advisor Projections for the Company, STRH was advised and assumed that they were reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the advisor as to the future financial performance of the Company. With respect to the Acquisition Scenarios and the Agreement Termination Scenarios, STRH was advised and assumed that they represented, respectively, reasonable alternative scenarios with respect to future potential acquisitions by the Company and reasonable alternative scenarios with respect to future potential termination dates of the Amended Advisory Agreement and the Existing Advisory Agreement. STRH expressed no view or opinion with respect to the Advisor Projections for the Company, the Acquisition Scenarios or the Agreement Termination Scenarios or, in each case, the assumptions or circumstances on which they were based. At the direction of the Company Special Committee, STRH assumed that the Advisor Projections for the Company, the Acquisition Scenarios and the Agreement Termination Scenarios provided a reasonable basis upon which to evaluate the Selected Financial Terms and, at the Company Special Committee's direction, STRH relied upon the Advisor Projections for the Company, the Acquisition Scenarios and the Agreement Termination Scenarios for purposes of its analyses.

        STRH further relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it, and that there was no information or any facts that would make any of the information discussed with or reviewed by STRH incomplete or misleading. STRH also assumed that (a) the representations and warranties of all parties to the Amended Advisory Agreement were true and correct, (b) each party to the Amended Advisory Agreement would fully and timely perform all of the covenants and agreements required to be performed by such party under the Amended Advisory Agreement without waiver, modification or amendment of any term, condition or agreement thereof, and (c) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with entry into the Amended Advisory Agreement, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the expected benefits of the Amended Advisory Agreement. In addition, STRH assumed that the Amended Advisory Agreement, when executed by the parties thereto, would, in all respects material to its analyses, conform to the draft provided to STRH by the Company Special Committee on January 13, 2017.

        In connection with its analyses, STRH did not conduct a physical inspection of the properties, assets or facilities of the Company and was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of the Company, nor was STRH furnished with any such evaluations or appraisals. STRH's materials did not constitute a valuation opinion or credit rating, and STRH had no obligation to evaluate the solvency of the Company or any other person or entity under any law. STRH's analyses addressed only the financial implications of the Selected Financial Terms and did not address any other term or aspect of the Amended Advisory Agreement, including any term that was not susceptible to financial analysis.

        STRH is not an expert on, and did not provide an opinion, counsel, advice or interpretation as to, legal, accounting, regulatory, insurance or tax matters. STRH relied, with the Company Special Committee's consent, on the assessments of the Company Special Committee, the Company and their respective advisors as to all legal, accounting, regulatory, insurance and tax matters with respect to the Company and the Amended Advisory Agreement. STRH's materials were necessarily based on conditions as in effect on, and the information made available to STRH as of, the date of the materials. None of the Company Special Committee, the board, the Company nor STRH has undertaken any obligation to update, revise or reaffirm the materials.

        The analyses summarized below should be considered as a whole. Selecting portions of the analyses, without considering all analyses, could create an incomplete view. The implied values and financial impacts indicated by STRH's analyses were illustrative and not necessarily indicative of actual values or financial impacts or predictive of future results or impacts, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities did not purport to be appraisals or to reflect the prices at which businesses or securities actually may have been sold, which could have depended on a variety of factors, many of which were beyond the control of STRH. Much of the information used in, and accordingly the results of, STRH's analyses, are inherently subject to substantial uncertainty.

        STRH's analyses were among many factors considered by the Company Special Committee in evaluating the proposed Amended Advisory Agreement. STRH's analyses were not determinative of the terms of the Amended Advisory Agreement or of the views of the Company Special Committee with respect to the Amended Advisory Agreement. STRH acted as an independent contractor to the Company in connection with the Amended Advisory Agreement and did not act as an agent or fiduciary of the Company Special Committee, the board, the Company, the security holders or creditors of the Company or any other person or entity.

        The following is a summary of the material financial analyses included in STRH's materials provided to the Company Special Committee on January 18, 2017. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of STRH's analyses.

        STRH computed the present value of the implied financial impact of the Selected Financial Terms. STRH's analysis was based on the following methodologies.

  •
  STRH computed the undiscounted implied financial impact of each Selected Financial Term by separately computing an implied reference value for each such term under each of the Existing Advisory Agreement and the Amended Advisory Agreement. For each Selected Financial Term, the "Undiscounted Implied Financial Impact" represented the difference between the implied reference value for such term under the Existing Advisory Agreement and the implied reference value for such term under the Amended Advisory Agreement.

  •
  STRH computed the Undiscounted Financial Impact of each Selected Financial Term across each of the Acquisition Scenarios and Agreement Termination Scenarios provided by the Company.

  •
  STRH computed the implied present value of the Undiscounted Financial Impact of each Selected Financial Term across each Acquisition Scenario and Agreement Termination Scenario by applying an 8.4% discount rate, which was based on an analysis of the Company's weighted average cost of capital.

        The tables below set forth the implied present values for each of the Selected Financial Terms for each of the Agreement Termination Scenarios and for the Acquisition Scenarios providing for no acquisitions and providing for $225.0 million in acquisitions in 2017, increasing by $50.0 million annually through 2022. Among the four Acquisition Scenarios described above, these two Acquisition Scenarios represented the lowest and highest implied present values of the financial impact of the Selected Financial Terms.

Implied Present Value of Financial Impact—No Acquisitions(1)

		December 31
	January 1 2017(2)							No Termination(3)
($ in thousands) Selected Financial Term		2017	2018	2019	2020	2021	2022
Termination Fee	$115,053	$88,494	$77,674	$78,817	$80,379	$80,968	$81,263	—
Upfront Payment	(5,000)	(4,968)	(4,938)	(4,910)	(4,885)	(4,862)	(4,840)	(4,840)
Growth Capital Covenant	(45,000)	(41,522)	(38,305)	(35,336)	(32,591)	(30,065)	(27,736)	—
Base Management Fee	—	(54)	(107)	(160)	(211)	(262)	(311)	(311)
Expense Reimbursement	—	(10)	(20)	(30)	(40)	(49)	(58)	(58)

Total	$65,053	$41,940	$34,304	$38,380	$42,653	$45,731	$48,319	$(5,209)

(1)
Acquisition Scenario where there are no acquisitions.

(2)
For a January 1, 2017 termination, no acquisition would have occurred under any Acquisition Scenario. As such, data shown is applicable to all Acquisition Scenarios.

(3)
No Agreement Termination Scenario assumes no financial impact attributable to the Termination Fee or Growth Capital Covenant Selected Financial Terms and assumes the financial impact of all other Selected Financial Terms equals those of the December 31, 2022 Agreement Termination Scenario.

Implied Present Value of Financial Impact—High Acquisitions(1)

		December 31
	January 1 2017(2)							No Termination(3)
($ in thousands) Selected Financial Term		2017	2018	2019	2020	2021	2022
Termination Fee	$115,053	$87,810	$78,214	$88,645	$105,568	$123,252	$141,511	—
Upfront Payment	(5,000)	(4,968)	(4,938)	(4,910)	(4,885)	(4,862)	(4,840)	(4,840)
Growth Capital Covenant	(45,000)	(33,737)	(22,344)	(11,043)	—	—	—	—
Base Management Fee	—	(54)	(110)	(173)	(245)	(324)	(413)	(413)
Expense Reimbursement	—	(10)	(20)	(30)	(40)	(49)	(58)	(58)

Total	$65,053	$49,041	$50,801	$72,488	$100,399	$118,018	$136,200	$(5,311)

(1)
Acquisition Scenario where there is the highest dollar amount of acquisitions.

(2)
For a January 1, 2017 termination, no acquisition would have occurred under any Acquisition Scenario. As such, data shown is applicable to all Acquisition Scenarios.

(3)
No Agreement Termination Scenario assumes no financial impact attributable to the Termination Fee or Growth Capital Covenant Selected Financial Terms and assumes the financial impact of all other Selected Financial Terms equals those of the December 31, 2022 Agreement Termination Scenario.

        As shown in the tables above, STRH's analysis of the Selected Financial Terms indicated a positive present value financial impact to the Company of between $34.0 million and $136.0 million if the Amended Advisory Agreement is terminated on or before December 31, 2022, and a negative present value financial impact of approximately ($5.0 million) if the Amended Advisory Agreement is never terminated.

  Other Matters

        STRH and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. STRH and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for the accounts of STRH and its affiliates and their employees and customers. As compensation for its services to the Company Special Committee, STRH is entitled to a monthly retainer fee of $50,000, subject to a minimum of $250,000, and has become entitled to receive an additional a fee of $500,000 upon the delivery of its materials to the Company Special Committee. In addition, the Company has agreed to reimburse certain expenses incurred by STRH in connection with its engagement and to indemnify STRH and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Termination Payment Calculation

        The below calculations provide a comparison of the liability of the Company to the advisor upon a termination of the Existing Advisory Agreement compared to the Amended Advisory Agreement, assuming termination of the agreement on December 31, 2016 and based on the closing price of the Company's common stock on such date, the price of which would not have resulted in an incentive fee earned by the advisor. If an incentive fee had been earned, the entire incentive fee would have been due and payable and would have been included as a part of advisor's net earnings for purposes of determining the termination fee.

        As of December 31, 2016, the total payable termination payment and liability under the Existing Advisory Agreement would have been approximately $215.0 million, and the total payable termination payment and liability under the Amended Advisory Agreement would have been approximately $162.0 million, of which $45.0 million constitutes a payment of the Uninvested Amount and includes the elimination of the "tax gross-up" and the 1.1x multiplier.

($ in millions) Net Earnings for LTM (FY 2016)	Amended Advisory Agreement	Existing Advisory Agreement
Total Revenues	17.8	17.8
Total Incremental Expenses(1)	(8.2)	(8.2)

Net Earnings	9.7	9.7
Multiple	12.0x	12.0x
	116.3	116.3
10% Premium	—	11.6
Tax Gross-Up	—	85.3

Termination Fee	116.3	213.2
Uninvested Amount(2)	45.0	—
Key Money Clawback(3)	1.5	1.5
Total	162.8	214.7

(1)
The advisor will disclose in its periodic reports that it files under the Exchange Act, the total incremental expenses incurred by the advisor (including all reimbursable expenses) as reasonably determined by the advisor for the period covered by the report in connection with providing services to the Company under the Amended Advisory Agreement, which determination shall be conclusive and binding on the advisor and the Company.

(2)
The $45.0 million Uninvested Amount is expected to reduce over time based on incremental net asset growth.

(3)
The Key Money Clawback Amount, if any, shall be due and payable on the same date the Company disposes of the property, whether by sale or otherwise, or upon the occurrence of a Company Change of Control (as defined in the Advisory Agreement Amendment) or any termination of the Amended Advisory Agreement, whichever is applicable.

The Amended Advisory Agreement

        The following is a summary of the material provisions of the Amended Advisory Agreement and is qualified in its entirety by reference to the Amended Advisory Agreement, a copy of which is attached to this proxy statement as Exhibit B and incorporated by reference into this document. The description of the Amended Advisory Agreement in this proxy statement has been included to provide you with information regarding its terms, and we recommend that you read carefully the Amended Advisory Agreement in its entirety. This summary may not contain all of the information about the Amended Advisory Agreement that is important to you. Capitalized terms used throughout and not otherwise defined shall have the meaning set forth in the Amended Advisory Agreement.

        The advisor acts as our sole and exclusive advisor, responsible for implementing our investment strategies and decisions and the management of our day-to-day operations, subject to the supervision and oversight of the board. We rely on the advisor to provide, or obtain on our behalf, the personnel and services necessary for us to conduct our business, and we have no employees of our own. All of our officers are also employees of the advisor.

        The Amended Advisory Agreement provides that the advisor shall make available personnel necessary to perform the services and functions the advisor is responsible for performing under the Amended Advisory Agreement, including persons to serve as our officers. The advisor and its affiliates are not obligated to dedicate any of their respective employees exclusively to us, nor are the advisor, its affiliates or any of their employees obligated to dedicate any specific portion of its or their time to our business except as necessary to perform the service required of them in their capacity as our advisor. The advisor is at all times subject to the supervision and oversight of the board. The Amended Advisory Agreement and our governing documents require us to nominate persons designated by the advisor as candidates for election as directors at any stockholders meeting at which directors are to be elected such that the advisor designees constitute as nearly as possible 29% of the board, in all cases rounding to the next larger whole number, for so long as the Amended Advisory Agreement is in effect. Such nominees may be executive officers of the advisor. The Amended Advisory Agreement requires the advisor to manage our business affairs in conformity with the policies and the guidelines that are approved and monitored by the board. Additionally, except for actions taken in good faith or at the direction of the board the advisor must refrain from taking any action that would (a) adversely affect our status as a REIT, (b) subject us to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"), (c) knowingly and intentionally violate any law, rule or regulation of any governmental body or agency having jurisdiction over us, (d) violate any of the rules or regulations of any exchange on which our securities are listed, the result of which is likely to cause us to be delisted or (e) violate our charter, bylaws or resolutions of the board, all as in effect from time to time.

        Duties of the Advisor.    Subject to the supervision of the board, the advisor is solely responsible for our day-to-day operations, including all of our subsidiaries and joint ventures, and shall perform (or cause to be performed) all services necessary to operate our business as outlined in the Amended Advisory Agreement. Those services include sourcing and evaluating hotel acquisition and disposition opportunities, asset managing the hotels in our portfolio and overseeing the property managers, handling all of our accounting, treasury and financial reporting requirements, and negotiating terms of loan documents for our debt financings, as well as other duties and services outlined in the Amended Advisory Agreement.

        Any increase in the scope of duties or services to be provided by the advisor must be jointly approved by us and the advisor and will be subject to additional compensation as outlined in the Amended Advisory Agreement.

        The advisor is our sole and exclusive asset manager with authority to source, evaluate and monitor the Company's investment opportunities consistent with the Company's investment guidelines, and to direct the operation and policies of the Company, such as managing the Company's assets and monitoring the operating performance of the Company's hotel real estate investments and other assets, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and providing periodic reports with respect to the Company's hotel real estate investments and other assets to the board, including comparative information with respect to such operating performance and budgeted or projected operating results.

        The advisor also has the power to delegate all or any part of its rights and powers to manage and control our business and affairs to such officers, employees, affiliates, agents and representatives of the advisor or our Company as it may deem appropriate. Any authority delegated by the advisor to any other person is subject to the limitations on the rights and powers of the advisor specifically set forth in the Amended Advisory Agreement or our charter.

        The advisor also acknowledges that the Company maintains codes and policies intended to help maintain compliance with applicable laws and regulations and agrees to require its employees who provide services to the Company to comply with all applicable codes and policies.

        Growth Covenant.    In order to further the Company's growth, the Company undertakes to grow its assets under a "growth covenant," under which the Company will receive a deemed credit against a base amount of $45.0 million for: 3.75% of the total purchase price of each hotel acquired after the date of the Amended Advisory Agreement that was recommended by the advisor, netted against 3.75% of the total sale price of each hotel sold after the date of the Amended Advisory Agreement. The difference between $45.0 million and such net credit, if any, is referred to as the "Uninvested Amount." If the Amended Advisory Agreement is terminated, other than due to certain acts by the Advisor as set forth in the Amended Advisory Agreement, the Company must pay the Advisor the Uninvested Amount, in addition to any termination fee payable under the Amended Advisory Agreement.

        Financial Covenants.    The Amended Advisory Agreement requires the Company to maintain a tangible net worth of not less than $390.0 million plus 75% of the equity proceeds from the sale of securities by the Company after December 31, 2016. The Amended Advisory Agreement also prohibits the Company from paying dividends (in cash, securities or property) and making any payment (in cash, securities or property) in connection with purchasing, redeeming, retiring, acquiring, cancelling or terminating any capital stock or other equity interest except as required to maintain its REIT status if paying the dividend would reduce the Company's net worth below the required minimum net worth.

        Term and Termination.    The term of the Amended Advisory Agreement is 10 years from the effective date of the Amended Advisory Agreement, with up to seven automatic 10-year renewal terms unless previously terminated as described below. If the advisor has given us notice of its intent to extend the term of the agreement, either party may give written notice to the other party at least 180 days prior to the expiration of the then-current term to renegotiate the amount of the base fee or the incentive fee. In no event shall the base fee multiplier be reduced below 0.65% or increased above 0.75% during the term of the Amended Advisory Agreement, including all extensions. Further, in no event shall the incentive fee multiplier be reduced below 0.04 or increased above 0.06 during the term of the Amended Advisory Agreement.

        If we or the advisor terminate the Amended Advisory Agreement upon a Change in Control of the Company, we would be required to pay a termination fee equal to the greater of either:

  •
  12 multiplied by the sum of (i) Net Earnings of the advisor for the 12-month period (ending on the last day of the fiscal quarter) preceding the termination date of the Amended Advisory Agreement, plus (ii) to the extent not included in Net Earnings, any incentive fees that have accrued or are accelerated but have not yet been paid at the time,

  •
  (i) the quotient of (A) the Total Market Capitalization (as defined below in the section of this proxy statement titled "—Amended Advisory Agreement—Fees and Expenses—Base Fee") of the advisor on the trading day immediately preceding the date on which any amounts become due and payable upon termination of the Amended Advisory Agreement, divided by (B) the Ashford Inc. Adjusted EBITDA for the 12-month period (ending on the last day of the fiscal quarter) preceding the termination of the Amended Advisory Agreement, multiplied by (ii) Net Earnings for the 12-month period (ending on the last day of the fiscal quarter) preceding the termination of the Amended Advisory Agreement plus, to the extent not included in Net

    Earnings, any incentive fees that have accrued or are accelerated but have not yet been paid at the termination of the Amended Advisory Agreement; and

  •
  the simple average, for the three fiscal years preceding the fiscal year in which any amounts became due and payable upon termination of the Amended Advisory Agreement, of (i) the quotient of (A) the Total Market Capitalization of the advisor on the last trading day of such fiscal year, divided by (B) the Ashford Inc. Adjusted EBITDA for such fiscal year, multiplied by (ii) Net Earnings for the 12-month period preceding the termination of the Amended Advisory Agreement plus, to the extent not included in Net Earnings, any incentive fees that have accrued or are accelerated but have not yet been paid at the Termination Payment Time.

        For purposes of the above calculation, "Net Earnings" is defined as (A) the total base fees and incentive fees, plus any other revenues reported on the advisor's income statement as pertaining to the Amended Advisory Agreement, in each case, in accordance with GAAP, including all EBITDA of the advisor and any of its affiliates and majority or minority subsidiaries from providing any Additional Services to the Company, our operating partnership or any of their affiliates or subsidiaries, less (B) the total incremental expenses, in each case for the 12-month period (ending on the last day of the fiscal quarter) preceding the termination of the Amended Advisory Agreement.

        Any termination fee calculated in accordance with the above will be payable on or before the termination date of the Amended Advisory Agreement. Further, during the pendency of any transaction that would result in a change of control of the Company, the advisor may transfer cash of the Company maintained in bank, brokerage or similar accounts established by the advisor for the Company into an escrow account in the amount of the termination fee plus any "Uninvested Amounts"; provided, however, that if the transfer described in the preceding clause would cause the Company's remaining cash and cash equivalents to be equal to the lesser of 2% of the value of the Company's gross assets or 10% of the termination fee (but in no case less than $10.0 million), referred to as the "Working Capital Reserve", then the Company may reduce the amount subject to such transfer by an amount of cash equal to the difference between the Working Capital Reserve and the cash and cash equivalents that would be remaining on the Company's balance sheet prepared in accordance with GAAP outside of the escrow account. In certain circumstances, the Company is permitted to reduce the cash portion of the deposit to 50% of the total amount required to be deposited into the escrow account if the remainder is secured by a letter of credit and, to the extent the letter of credit is not sufficient, a first priority lien on certain of the Company's assets for the remaining amount so long as the assets have a value of not less than 120% of the required amount.

        We have agreed with the advisor that fees and expenses payable or reimbursable by the Company to Remington and its subsidiaries under the Ashford Prime Hotel Master Management Agreement dated as of November 19, 2013, by and between Ashford Prime TRS Corporation and Remington Lodging & Hospitality, LLC and any successor or related hotel management agreement with Remington and its subsidiaries along with any associated expenses of Remington relating to the Ashford Prime Hotel Master Management Agreement shall not be included in Net Earnings or otherwise in the calculation of the termination fee, adjusted termination fee (an amount equal to the sum of 20% of the applicable termination fee) or liquidated damages amount (as described below).

        We may also terminate the Amended Advisory Agreement at any time, including during the 10-year initial term, without the payment of a termination fee under the following circumstances:

  •
  upon the advisor's conviction (including a plea or nolo contendere) by a court of competent jurisdiction of a felony;

  •
  if the advisor commits an act of fraud against the Company, converts the funds of the Company or acts in a manner constituting gross negligence in the performance of the advisor's material duties under the Amended Advisory Agreement (including a failure to act); provided, however, that the Company will not have the right to terminate the Amended Advisory Agreement if any fraud, conversion or actions or omissions are caused by an employee or an officer of the advisor or an Affiliate of the advisor and the advisor takes all reasonable necessary and appropriate action against that person and cures the damage incurred by the Company within 45 days of the advisor's actual knowledge of the commission or omission;

  •
  a Bankruptcy Event occurs with respect to the advisor; or

  •
  upon the entry by a court of competent jurisdiction of a final non-appealable order awarding monetary damages to the Company based on a finding that the advisor committed a material breach or default of a material term, condition, obligation or covenant of the Amended Advisory Agreement, which breach or default had a material adverse effect, but only where the advisor fails to pay the monetary damages in full within sixty (60) days of the date when the monetary judgment becomes final and non-appealable. For the avoidance of doubt, if the advisor pays the monetary judgment in full within sixty (60) days of the judgment becoming final and non-appealable, the Company shall not have the right to terminate the Amended Advisory Agreement. Notwithstanding the above, if the advisor notifies the Company that the advisor is unable to pay any judgment for monetary damages in full within 60 days of when the judgment becomes final and non-appealable, the Company may not terminate the Amended Advisory Agreement if, within the 60-day period, the advisor delivers a promissory note to the Company having a principal amount equal to the unpaid balance of the judgment and bearing interest at 8.00% per annum, which note shall mature on the 12 month anniversary of the date that the court's judgment becomes final and non-appealable. The Company may terminate the Amended Advisory Agreement if the advisor fails to pay all principal and interest due under the note by the maturity date of the note. Prior to initiating any proceeding claiming a material breach or default by the advisor, the Company shall give written notice of the default or breach to the advisor specifying the nature of the default or breach and providing the advisor with an opportunity to cure the default or breach within no less than sixty (60) days of notice, or if the default or breach is not reasonably susceptible to cure within sixty (60) days, an additional cure period as is reasonably necessary to cure the default or breach so long as the advisor is diligently and in good faith pursuing the cure.

        Upon any termination of the Amended Advisory Agreement, the advisor is expected to cooperate with and assist us, in executing an orderly transition of the management of our assets to a new advisor, including by (i) paying over all money collected and held for the account of the Company, provided that the advisor shall be permitted to deduct any amount required to pay the termination fee and other amounts owed to the advisor; (ii) deliver a full accounting of all accounts held by the advisor in the name of or on behalf of the Company; and (iii) deliver all documents, files, contracts and assets of the Company in the possession of the advisor to the Company subject to the rights of the advisor to retain copies under certain circumstances. We are responsible for paying all accrued fees and expenses. For two years after any termination of the Amended Advisory Agreement, we will be subject to certain non-solicitation obligations with respect to the advisor's employees, other than certain hotel-level employees, and non-interference obligations with respect to tenants, customers, and business partners of the advisor.

        Liquidated Damages Event.    Upon the entry of a final non-appealable order from a court of competent jurisdiction that an action or omission by the Company, individually or when considered with other actions or omissions previously taken or omitted by the Company, constitutes a repudiation by the Company of the Amended Advisory Agreement depriving the advisor of the benefit that the advisor could reasonably anticipate from full performance by the Company of its obligations under the Amended Advisory Agreement, the Company must pay the advisor an amount equal to the Uninvested Amount plus an amount in cash equal to the Liquidated Damages Amount. The "Liquidated Damages Amount" is an amount in cash calculated in accordance with the Amended Advisory Agreement. Upon payment by the Company of the (i) Liquidated Damages Amount less any Outstanding Judgment and, to the extent not otherwise included in the Liquidated Damages Amount, (ii) (A) the Uninvested Amount; plus (B) all costs and expenses reimbursable to the Advisor through termination due to the Liquidated Damages Event; plus (C) the key money clawback amount; plus (D) any other amounts then due and payable, the parties shall have no further obligations under the Amended Advisory Agreement and the Amended Advisory Agreement shall be terminated.

Fees, Expenses and Other Payments.

        Up-Front Payment.    In connection with the execution of the Amended Advisory Agreement, the Company will pay the advisor a one-time payment of five million dollars ($5.0 million).

        Base Fee.    The Company shall, on a monthly basis, pay a base fee in an amount equal to 1/12th of 0.70% of the sum of (i) the Total Market Capitalization for the prior month, and (ii) the Key Money Gross Asset Value, if any, on the last day of the prior month during which the Amended Advisory Agreement was in effect; provided, however in no event shall the base fee for any month be less than the Minimum Base Fee. The "Total Market Capitalization" is calculated during any period as (i) the average of the volume-weighted average price per share of our common stock for each trading day of the applicable period multiplied by the average number of shares of our common stock outstanding during such quarter, on a fully-diluted basis (assuming all common units and long term incentive partnership units in the operating partnership which have achieved economic parity with common units in the operating partnership have been redeemed for our common stock and including any shares of our common stock issuable upon conversion of any convertible preferred stock of the Company where the conversion price is less than the average of the volume-weighted average price per share of our common stock), plus (ii) the average for the applicable period of the aggregate principal amount of our consolidated indebtedness (including our proportionate share of debt of any entity that is not consolidated but excluding our joint venture partners' proportionate share of consolidated debt), plus (iii) the average for the applicable period of the liquidation value of our outstanding preferred equity (excluding any convertible preferred stock of the Company where the conversion price is less than the average of the volume-weighted average price per share of our common stock) and (iv) multiplying the sum of (i), (ii), and (iii) above by the Key Money Asset Factor as 100% minus the quotient resulting from dividing the aggregate gross book value of all key money assets by the aggregate gross book value of all our assets (including key money assets).

        The "Minimum Base Fee" each quarter is equal to the greater of (i) 90% of the base fee paid for the same month in the prior fiscal year and (ii) 1/12th of the G&A Ratio for the most recently completed fiscal quarter multiplied by the total market capitalization on the last balance sheet date included in the most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by the Company with the SEC. The "G&A Ratio" is calculated as the simple average of the ratios of total general and administrative expenses, less any non-cash expenses but including any dead deal costs, paid in the applicable fiscal quarter by each member of a select peer group, divided by the total market capitalization of such peer group member. Our peer group for purposes of our advisory fees includes: Chesapeake Lodging Trust, DiamondRock Hospitality Co., Lasalle Hotel Properties, Pebblebrook Hotel Trust and Sunstone Hotel Investors, Inc. This peer group may be adjusted from time-to-time by the advisor if it reasonably believes an addition or deletion is appropriate given the competitive environment in the Company's industry at such time, which addition or deletion shall become effective upon the twentieth (20th) day after delivery of such addition or deletion to the independent directors of the Company, unless a majority of such independent directors object, in writing, to such addition or deletion. The base fee is payable on the fifth business day of each month.

        Incentive Fee.    In each year that (i) our common stock is listed for trading on a national securities exchange for each day of the applicable year; and (ii) our total stockholder return ("TSR") exceeds the simple average TSR of our peer group we have agreed to pay an incentive fee. For purposes of this calculation, our TSR means the sum, expressed as a percentage, of (A) the change in the common stock price during the applicable period, plus (B) the dividend yield paid during the applicable period (determined by dividing dividends paid during the applicable period by the applicable company's common stock price at the beginning of the applicable period and including the value of any dividends or distributions with respect to common stock not paid in cash valued in the reasonable discretion of the advisor). If our TSR exceeds the simple average TSR for our peer group, the advisor will be paid an incentive fee.

        The annual incentive fee is calculated as (i) the amount by which the Company's annual TSR exceeds the simple average TSR for our peer group expressed as a percentage but capped at 25%, multiplied by (ii) 0.05, multiplied by (iii) the product of (A) the number of shares of our common stock on a fully-diluted basis (assuming all common units and long term incentive partnership units in the operating partnership which have achieved economic parity with common units in the operating partnership have been redeemed for our common stock) multiplied by (B) the market price of our common stock at December 31 of the applicable calendar year (or last day of the stub period, if applicable).

        The incentive fee, if any, subject to the FCCR Condition (defined below), is due and payable in three (3) equal annual installments with the first installment payable on January 15 following the applicable year for which the incentive fee is earned and on January 15 of the next two successive years. Notwithstanding the foregoing, upon any termination of the Amended Advisory Agreement for any reason, any unpaid incentive fee (including any incentive fee installment for the stub period ending on the termination date) will become fully earned and immediately due and payable without regard to the FCCR Condition defined below, and shall be included in Net Earnings for purposes of determining any Termination Fee, if applicable, relating to such termination. Except in the case when the incentive fee is payable on the date of termination of the Amended Advisory Agreement, up to 50% of the incentive fee may be paid, at our option, in our common stock, with the balance payable in cash unless (i) at the time for payment of the incentive fee, the advisor owns common stock or common units in an amount greater than or equal to three times the base fee for the preceding four quarters, (ii) payment in such securities would cause, based upon advice from counsel to the advisor, the advisor to be subject to the provision of the Investment Company Act of 1940, (iii) our common stock is not listed on a national securities exchange (or it is reasonably foreseeable that our common stock will cease to be a listed on a national securities exchange during the next 12 months), (iv) payment in shares of our common stock could have or cause, based upon advice from counsel to the advisor, an adverse effect on our ability to maintain our status as a REIT or Remington's ability to maintain its status as an "eligible independent contractor" as defined in Section 856(d)(9) of the Code, (v) or payment in such securities would not be legally permissible for any reason, in which case the entire incentive fee will be payable in cash.

        Upon the determination of the incentive fee, except in the case of any termination of the Amended Advisory Agreement in which case the incentive fee for the stub period and all unpaid installments of an incentive fee shall be deemed earned and fully due and payable, each one-third installment of the incentive fee shall not be deemed earned by the advisor or otherwise payable by us unless we, as of the December 31 immediately preceding the due date for the payment of the incentive fee installment, have a FCCR of 0.20x or greater (the "FCCR Condition"). For purposes of this calculation, "FCCR" means our fixed charge coverage ratio, which is the ratio of adjusted EBITDA for the previous four consecutive fiscal quarters to fixed charges, which includes all (i) our and our subsidiaries' interest expense, (ii) our and our subsidiaries' regularly scheduled principal payments, other than balloon or similar principal payments which repay indebtedness in full and payments under cash flow mortgages applied to principal, and (iii) preferred dividends paid by us.

        Equity Compensation.    To incentivize employees, officers, consultants, non-employee directors, affiliates and representatives of the advisor to achieve our goals and business objectives, as established by the board, in addition to the base fee and the incentive fee described above, the board has the authority to make annual equity awards to the advisor or directly to employees, officers, consultants and non-employee directors of the advisor, based on our achievement of certain financial and other hurdles established by the board. These annual equity awards are intended to provide an incentive to the advisor and its employees to promote the success of our business. The compensation committee of the board has full discretion regarding the grant of any annual equity awards to be provided to the advisor and its employees, and other than the overall limitation on the total number of shares that are authorized to be granted under the 2013 Equity Incentive Plan and the Advisor Equity Incentive Plan, there are no limitations on the amount of these annual equity awards.

        If mutually agreed between us and the advisor, the advisor will make "key money investments" in our Company, our subsidiaries or affiliates to facilitate our acquisition of one or more properties, if our independent directors and the independent directors of Ashford Inc. determine that without such an investment, the acquisition of such property would be uneconomic to us. Any such assets are referred to as "key money assets." Any key money investment will be in the form of, but not limited to, cash, notes, equity of Ashford Inc., the acquisition of furniture, fixture and equipment for use at the subject hotel, or as agreed at the time a key money investment is made. Upon any such key money investment, we will engage the advisor as the asset manager for the related key money asset and will pay the key money asset management fees which are included in the base fees. We may also agree to additional incentive fees based on the performance of any key money asset. We will be obligated to pay the advisor the "key money clawback amount," which is equal to the difference between a per annum return of 5% on a key money asset and the amount actually received by the advisor (through key money asset management fees and key money incentive fees, if applicable) related to such key money asset, if the Advisory Agreement (or the applicable asset management agreement) is terminated by us for any reason or we dispose of such key money asset (calculated on an investment by investment basis).

        Expense Reimbursement.    The Company shall pay directly or reimburse the advisor, on the terms provided herein, all of the expenses paid or incurred by the advisor or its affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to the Amended Advisory Agreement, including, but not limited to: (i) tax, legal, accounting, advisory, investment banking and other third party professional fees; board of directors' fees, retainers and expense reimbursements, taxes and assessments on income or property and taxes as an expense of doing business; (ii) any deposits or retainers required by a third party prior to providing services required by the Company or the advisor; (iii) underwriting and brokerage fees and charges; (iv) costs associated with insurance (including errors and omissions insurance purchased by the advisor); (v) interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with establishing and maintaining any of the Company's credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company's securities offerings; (vi) expenses connected with communications to holders of the Company's securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing or trading of the Company's securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company's annual report to the Company's stockholders and proxy materials with respect to any meeting of the Company's stockholders and any other reports or related statements; (vii) travel and entertainment expenses; (viii) conference sponsorships and other costs and expenses related to conferences; (ix) transaction diligence and closing costs; (x) dead deal costs or distributions paid by the Company; (xi) costs and expenses associated with administering all equity awards or compensation plans established by the

Company, including the value of awards made by the Company to the employees, officers, affiliates and representatives of the advisor; (xii) expenses (including the Company's pro rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office and overhead expenses) relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the advisor or their Affiliates required for the operation of the Company; (xiii) any costs and expenses incurred by the advisor to enforce its rights under the provisions of the Amended Advisory Agreement related to the termination fee, the Key Money Investment Payment or the liquidated damages payment, but only to the extent that the advisor is the prevailing party in the applicable proceeding; and (xiv) any other costs incurred or paid by the advisor that the advisor believes, in its sole discretion, are reasonably necessary for the performance by the advisor of its duties and functions under the Amended Advisory Agreement and including any expenses incurred by advisor to comply with applicable laws or governmental rules or regulations that impose duties on the Company or the advisor in its capacity as advisor to the Company.

        The advisor is responsible for all wages, salaries, cash bonus payments and benefits related to its employees providing services to us (including any of our officers who are also officers of the advisor), with the exception of any equity compensation that may be awarded by us to the employees of the advisor who provide services to us, the provision of certain internal audit services and the international office expenses described below. There is no specific limitation on the amount of such reimbursements.

        In addition to the expenses described above, we are required to reimburse the advisor monthly for our pro rata share (as reasonably agreed to between the advisor and a majority of our independent directors or our audit committee, chairman of our audit committee or lead director) of (i) employment expenses of the advisor's internal audit managers, insurance advisory and other employees of the advisor who are actively engaged in providing internal audit services to us, (ii) the reasonable travel and other out-of-pocket expenses of the advisor relating to the activities of its internal audit employees and the reasonable third-party expenses which the advisor incurs in connection with its provision of internal audit services to us and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to the advisor's non-executive personnel who are located internationally or that oversee the operations of international assets or related to the advisor's personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally. Such expenses shall include but are not limited to, salary, wage payroll taxes and the cost of employee benefit plans.

        The Company also shall pay or reimburse the advisor for any and all expenses incurred by the advisor, its board of directors or any committee thereof related to: (i) the preparation, negotiation and execution of any further amendment of the Amended Advisory Agreement initiated or contemplated by the Company or any other third party including with respect to a potential transaction that could result in a change of control of the Company, for any reason, including but not limited to any third party's interest in proposing, pursuing, evaluating, negotiating or completing a potential transaction that could result in a change of control of the Company, whether or not any amendment to the Amended Advisory Agreement is ultimately completed or abandoned and without regard to the status of the preparation and negotiation of any amendment and including but not limited to any discussion and analysis of the terms and provisions of the Amended Advisory Agreement or the process whereby services are performed thereunder that occurs in connection with the foregoing; and (ii) the costs and expenses related to discussion and analysis of, responding to or defending against any proceeding related to the Amended Advisory Agreement or any amendment thereto, including actual or contemplated proceedings brought by or against third parties by the advisor, the Company but excluding any proceeding brought by a stockholder of the advisor against the advisor.

        The Company shall pay the costs and expenses that are reimbursable to the advisor on a monthly basis in advance on the first business day of each month in an amount equal to the amount estimated to be payable on account of the costs and expenses that are reimbursable to the advisor for each month included in each annual expense budget prepared by the advisor and approved by the board. No later than forty-five (45) days following the end of each fiscal quarter during the term of the Amended Advisory Agreement, the advisor shall calculate the costs and expenses that were actually reimbursable to the advisor for each month in the fiscal quarter just ended. If the actual aggregate reimbursable costs and expenses exceed the budgeted amount actually paid by the Company to the advisor in a given fiscal quarter, then the Company shall pay the advisor the full amount of such difference no later than 55 days following the end of the applicable fiscal quarter. If the actual aggregate reimbursable cost paid by the Company is greater than the budgeted amount actually paid by the Company to the advisor in a given fiscal quarter, then the advisor shall repay the difference to the Company no later than 55 days following the end of the applicable fiscal quarter.

        Allowances and Rebates.    The Company acknowledges that the advisor (and its affiliates) may receive allowances, rebates or other payments in exchange for the purchase or lease of goods, services, systems or programs involving any services or products provided or sold to the Company, its affiliates and any hotels owned by the Company. In each case, the advisor shall provide the Company's independent directors with information regarding the nature and amount of the allowance, rebate or other payment and the advisor shall be permitted to receive the allowance, rebate or other payment subject to the approval of the Company's independent directors, which approval shall not be unreasonably withheld.

        Limitations on Liability and Indemnification.    The Amended Advisory Agreement provides that the advisor has no responsibility other than to render the services and take the actions described in the Amended Advisory Agreement in good faith and with the exercise of due care and will not be responsible for any action the board takes in following or declining to follow any of the advisor's advice or recommendations. The Amended Advisory Agreement provides that the advisor (including its officers, directors, managers, employees and members) will not be liable for any act or omission by it (or them) performed in accordance with and pursuant to the Amended Advisory Agreement, except by reason of acts constituting gross negligence, bad faith, willful misconduct or reckless disregard of duties under the Amended Advisory Agreement.

        We have agreed to indemnify and hold harmless the advisor (including its partners, directors, officers, stockholders, managers, members, agents, employees and each other person or entity, if any, controlling the advisor) to the fullest and broadest extent permitted under the Company's charter and bylaws and the corporate law of the jurisdiction in which the Company is incorporated including all mandatory provisions that may not be waived from and against any and all losses, claims, damages, liabilities, costs and expenses of any nature whatsoever including, without limitation, attorney's fees, court costs, and similar fees and expenses with respect to or arising out of the Amended Advisory Agreement or the performance by the advisor of its responsibilities and obligations (including any pending or threatened litigation except for any proceeding filed by a stockholder of the advisor against the advisor), from any acts or omission of the advisor (including ordinary negligence and any action taken by the advisor following a directive by the board in its capacity as such and expenses incurred by the advisor which are reimbursable by the Company), except with respect to expenses with respect to or arising out of the advisor's gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under the Amended Advisory Agreement.

        We have also agreed to indemnify the advisor (including its partners, directors, officers, stockholders, managers, members, agents, employees and each other person or entity, if any, controlling the advisor) from and against any and all losses, claims, damages, liabilities, costs and expenses of any nature whatsoever including, without limitation, attorney's fees, court costs, and similar fees and expenses to which any of them may become subject under Federal securities laws or otherwise, arising out of or based upon misstatements and omissions in connection with our SEC filings and offerings of securities.

        Disclosure Obligations.    The Amended Advisory Agreement provides that the advisor will disclose publicly the incremental expenses used to calculate "Net Earnings" on a quarterly basis which is used to calculate the termination fee. The advisor will retain an accounting firm to provide a quarterly report to the Company's audit committee on the reasonableness of the advisor's determination of incremental expenses, which will be binding on the parties.

        Control over Bank Accounts.    The advisor have the exclusive right and authority to establish and maintain, subject to any applicable conditions or limitations of loan documents applicable to the Company, one or more bank, brokerage or similar accounts in the advisor's own name for the account of the Company or in the name of the Company and collect and deposit into any account or accounts, and disburse from any such account or accounts, any and all money, securities and other cash equivalents on behalf of the Company, provided that no funds shall be comingled with the funds of the advisor. The advisor shall from time to time render appropriate accountings of such collections and payments to the board and the independent auditors of the Company.

        In addition to any rights and remedies provided to the advisor by the Amended Advisory Agreement or under applicable law, the advisor shall have the right in its sole discretion, without prior notice to the Company, to set off, take and apply any monies of the Company on deposit in any bank, brokerage or similar account established and maintained for the Company by the advisor or any money on deposit in any escrow account funded with a termination fee to the payment of all amounts becoming due and payable by the Company; provided, that exercise of any set-off right shall not impact the Company's obligation to pay any obligations that remain due and payable following set-off by the advisor.

        Contractual Relationship.    The relationship between the Company and the advisor under the Amended Advisory Agreement is contractual in nature. The Company and the advisor are not partners or joint venturers with each other, and nothing in the Amended Advisory Agreement shall be construed to make the Company and the advisor partners or joint venturers. Nothing prevents the advisor from engaging in other activities, including, without limitation, the rendering of advice to other REITs and to the management of Ashford Trust or other programs advised, sponsored or organized by the advisor, Ashford Trust or their respective affiliates.

        Investment Guidelines.    The Company is not permitted to revise its Investment Guidelines to be directly competitive with all or any portion of Ashford Trust's Investment Guidelines in effect as of November 19, 2013 or with all or any portion of the initial Investment Guidelines of any spun-off company. The Company acknowledges that any subsequent change to Ashford Trust's Investment Guidelines, including in connection with any future spin-off, carve-out, split-off or other consummation of a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly-traded company will not have any impact on or change Ashford Trust's Investment Guidelines as of November 19, 2013 and as of the date of the Amended Advisory Agreement for purposes of enforcing its rights under the Amended Advisory Agreement.

        Additional Services.    If, and to the extent that, we request the advisor to render services on our behalf other than those required to be rendered by it under the Amended Advisory Agreement, such additional services shall be compensated separately at market rates, as defined in the Amended Advisory Agreement. The advisor will have the exclusive right to provide additional services at market rate.

        Assignment.    The advisor may assign its rights under the Amended Advisory Agreement without our approval to any affiliate under the control of Ashford Inc. We are not permitted to assign the Amended Advisory Agreement except in the case of assignment by the Company to another REIT or other organization that is a successor, by merger, consolidation, purchase of assets, or other similar transaction, to the Company; provided, that, any such consent of the advisor shall not impact the

Company's obligation to pay the termination fee and any other amounts that become due and payable to the advisor under the Amended Advisory Agreement.

        The Ashford Trademark.    The advisor and its affiliates have a proprietary interest in the "Ashford" trademark, and the advisor agreed to license its use to us. If at any time we cease to retain the advisor or one of its affiliates to perform advisory services for us, within 60 days following receipt of written request from the advisor, we must cease to conduct business under or use the "Ashford" name or logo, as well as change our name and the names of any of our subsidiaries to a name that does not contain the name "Ashford."

        The foregoing is intended only as a summary of certain terms of the Amended Advisory Agreement. It is not a complete description of the Amended Advisory Agreement. It is subject to and qualified in its entirety by reference to the Amended Advisory Agreement, a copy of which is attached to this proxy statement as Exhibit B.

PROPOSAL NUMBER FIVE—RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT AUDITORS

        We are asking out stockholders to ratify our audit committee's appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. BDO USA, LLP has audited our financial statements as of and for the years ended December 31, 2015 and 2016. Ernst & Young LLP served as our independent registered public accounting firm during 2015 until their resignation effective upon the filing of our third quarter Form 10-Q. Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of BDO USA, LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        The reports of Ernst & Young LLP on our financial statements as of and for the fiscal year ended December 31, 2014 and the subsequent interim period through September 25, 2015, the date on which Ernst & Young LLP notified our audit committee of their resignation as our independent auditor, did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty or audit scope. During our fiscal years ended December 31, 2014 and the subsequent interim period through September 25, 2015, there were (i) no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP would have caused it to make reference to the subject matter of the disagreements in connection with its report, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Ernst & Young LLP furnished us with a letter to addressed to the SEC stating its agreement with the above statements.

        During the fiscal years ended December 31, 2014 and the subsequent interim period through September 29, 2015, the date on which the company appointed BDO USA, LLP, neither the company nor anyone acting on its behalf consulted with BDO USA, LLP regarding either (1) the application of accounting principles to any specific completed or proposed transaction, or the type of audit opinion that might be rendered on our financial statements, nor did BDO USA, LLP provide written or oral advice to us that it concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

        Our audit committee is responsible for appointing, setting compensation of, retaining and overseeing the work of our independent registered public accounting firm. Our audit committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The audit committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee approved all fees paid to BDO USA, LLP since their appointment with no reliance placed on the de minimis exception established by the SEC for approving such services.

        Services provided by Ernst & Young LLP during 2014 and 2015 until their resignation and by BDO USA, LLP since their appointment included the audits of our annual financial statements and the financial statements of our subsidiaries. Services also included the review of unaudited quarterly financial information in accordance with PCAOB standards; review and consultation regarding filings with the SEC and the Internal Revenue Service; and consultation on financial and tax accounting and reporting matters. During the years ended December 31, 2016 and 2015, aggregate fees incurred related to our principal accountants, BDO USA, LLP and Ernst & Young LLP, as applicable, consisted of the following:

	BDO USA, LLP	Ernst & Young LLP	BDO USA, LLP	TOTAL
	Year Ended December 31, 2016	January 1 - September 29, 2015	September 29 - December 31, 2015	Year Ended December 31, 2015
Audit Fees	$607,800	$458,955	$337,100	$796,055
Audit-Related Fees	—	—	72,600	72,600
Tax Fees	16,099	104,822	11,000	115,822
All Other Fees	—	—	76,257	76,257

Total	$623,899	$563,777	$496,957	$1,060,734

        "Audit Fees" include fees and related expenses for professional services rendered in connection with audits of our annual financial statements and the financial statements of certain of our subsidiaries, reviews of our unaudited quarterly financial information and reviews and consultation regarding financial accounting and reporting matters and our filings with the SEC.

        "Audit-Related Fees" include fees and related expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not Audit Fees.

        "Tax Fees" include fees and related expenses billed for tax compliance services and federal and state tax advice and planning.

        "All Other Fees" include fees and related expenses for products and services that are not Audit Fees, Audit-Related Fees or Tax Fees.

        Representatives of BDO USA, LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Representatives of Ernst & Young LLP will not be present at the annual meeting of stockholders.

        The board of directors recommends a vote FOR approval of Proposal Number Five, the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2017.

STOCKHOLDER PROPOSALS AND OTHER INFORMATION FOR 2017 ANNUAL MEETING

        Stockholder proposals intended to be presented at our 2018 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by us no later than                    , 2017. Such proposals also must comply with SEC regulations Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

        Any proposal that a stockholder intends to present at the 2018 annual meeting of stockholders other than by inclusion in our proxy statement pursuant to Rule 14a-8 must be received by us no earlier than                    , 2017 and no later than                    , 2018. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

 ANNUAL REPORT

        Stockholders may request a free copy of our 2016 Annual Report, which includes our 2016 Form 10-K, by writing to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Alternatively, stockholders may access our 2016 Annual Report on our website at www.ahpreit.com. We will also furnish any exhibit to our 2016 Form 10-K if specifically requested.

OTHER MATTERS

        We know of no other matters to be submitted to the stockholders at the annual meeting of stockholders. If any other matters properly come before the stockholders at the annual meeting of stockholders, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

 ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street N.E., Washington, DC 20549-1090. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.ahpreit.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our board of directors, our Board of Directors Guidelines, our Code of Business Conduct and Ethics, our Financial Officer Code of Conduct and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Ashford Hospitality Prime, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

        The SEC allows us to "incorporate by reference" information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

        This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2016. We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this proxy statement and prior to the annual meeting of stockholders. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

        Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

        You should rely only on the information contained in (or incorporated by reference into) this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated                    , 2017. You should not assume that the information contained in this proxy statement is accurate as of any later date.

By order of the board of directors,
/s/ David A. Brooks Secretary

                    , 2017

EXHIBIT A

PROPOSED CHARTER AMENDMENT

AMENDMENT NUMBER ONE

TO

ARTICLES OF AMENDMENT AND RESTATEMENT

        ASHFORD HOSPITALITY PRIME, INC. (the Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Article VII, Section 2 of the Articles of Amendment and Restatement of the Corporation is amended to read in its entirety as follows (the Amendment):

          Section 2.    ELECTION OF DIRECTORS.    A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with abstentions and broker nonvotes not counted as a vote cast either for or against that director's election); provided however, that in the case of a contested election, directors shall be elected by a plurality of the votes cast (in which case stockholders shall not be permitted to cast votes against the election of directors). In the election of directors, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting is not permitted. For purposes of this Article VII, a contested election shall mean any election of directors with respect to which (i) the Corporation receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements set forth in the Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the date the Corporation first mails its notice of meeting for such meeting to the stockholders, and, as a result of which, there are more nominees than directorships.

        SECOND: The foregoing Amendment has been advised by the Board of Directors and approved by the stockholders of the Corporation.

[Remainder of Page Intentionally Left Blank]

A-1

        IN WITNESS WHEREOF, on this    day of                  , 2017, the Corporation has caused this Amendment to the Articles of Amendment and Restatement of the Corporation to be executed and acknowledged in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary; and the Chief Financial Officer acknowledges that these Articles of Amendment of Articles of Incorporation are the act of the Corporation, and the Chief Financial Officer further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ASHFORD HOSPITALITY PRIME, INC.
		By:	Deric S. Eubanks, Chief Financial Officer
ATTEST:
By:	David A. Brooks, Secretary

A-2

EXHIBIT B

FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT
ASHFORD HOSPITALITY PRIME, INC.

        THIS FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT (this "Amended Agreement"), is dated as of January 24, 2017, by and between ASHFORD HOSPITALITY PRIME, INC., a Maryland corporation (the "Company"), ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, a Delaware limited partnership (the "Operating Partnership"), ASHFORD PRIME TRS CORPORATION, a Delaware corporation, ASHFORD INC., a Maryland corporation ("Ashford Inc."), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company which is the operating company of Ashford Inc. ("Advisors LLC" and, together with Ashford Inc., the "Advisor").The parties to this Amended Agreement are sometimes referred to herein individually as a "Party" or collectively as the "Parties." Unless the context otherwise requires, the term "Company" and the term "Advisor" shall collectively include such Party and its respective Subsidiaries (including, with respect to the Company, the Operating Partnership and in the case of the Advisor, all Majority or Minority Subsidiaries). All capitalized terms used in this Amended Agreement shall have the meaning ascribed to those terms in Section 24 or as otherwise defined elsewhere in this Amended Agreement unless the context clearly provides otherwise.

        WHEREAS, the Company invests primarily in high revenue per available room luxury hotels;

        WHEREAS, the Parties entered into an Advisory Agreement dated and effective on November 19, 2013, which was amended and restated on May 13, 2014, again amended and restated on November 3, 2014 and again amended and restated on June 10, 2015 (the "Existing Advisory Agreement"), pursuant to which the Advisor agreed to perform certain advisory services identified in the Existing Advisory Agreement, on behalf of, and subject to the supervision of, the Board of Directors;

        WHEREAS, the Company and the Advisor have discussed the desirability of certain amendments to the Existing Advisory Agreement, and, in doing so, subject to the Company Stockholder Approval, to amend and restate the Existing Advisory Agreement to include these amendments;

        WHEREAS, the Company desires to continue to avail itself of the experience, brand relationships, lender and capital provider sources and relationships, service provider and vendor relationships, asset management expertise, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor continue to provide the services hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors, all as provided herein; and

        WHEREAS, the Advisor is willing to continue to provide such services to the Company on the terms set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amended Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

        1.    APPOINTMENT OF ADVISOR.

          (a)   The Company appoints the Advisor as the Company's exclusive advisor of the Company pursuant to the terms of this Amended Agreement and acknowledges the continued role of the Advisor as the exclusive advisor of the Company, to provide the management and real estate services specified herein on the terms and conditions set forth in this Amended Agreement and the Advisor hereby acknowledges and accepts such appointment.

          (b)   Concurrently with, and as a condition to, the effectiveness of this Amended Agreement:

              (i)  the Escrow Agreement establishing the Termination Fee Escrow Account shall have been executed and delivered by the parties thereto in a form satisfactory to the Advisor;

             (ii)  the Company shall have paid by wire transfer of same day funds to the account or accounts designated by the Advisor an amount in cash equal to five million dollars ($5.0 million); and

            (iii)  the Company Stockholder Approval shall have been obtained.

        2.    DUTIES OF ADVISOR.

          2.1    Specific Duties.    Subject to the supervision of the Board of Directors and the Company complying with its obligations hereunder, the Advisor shall be solely responsible for the day-to-day operations of the Company including all of its Subsidiaries and joint ventures, and shall perform (or cause to be performed through one or more of its Affiliates or third parties) all services relating to the acquisition and disposition of hotels, asset management and financing and operations of the Company, all as may be reasonably required, which shall include the following:

            (a)   source, investigate and evaluate hotel acquisitions and dispositions consistent with the Company's Investment Guidelines (as defined in Section 9.3(a) below) and make recommendations to the Board of Directors;

            (b)   engage and supervise, at the Company's expense, third parties to provide services such as development management, property management, project management, design and construction services, investment banking services, financial services, property disposition brokerage services, independent accounting and auditing services and tax reviews and advice, transfer agent and registrar services, feasibility studies, appraisals, engineering studies, environmental property inspections and due diligence services, underwriting review services, consulting services, and other services, deemed by the Advisor to be reasonably necessary for Advisor to perform its duties hereunder;

            (c)   negotiate the material terms and conditions as well as definitive documentation of any acquisitions, dispositions, financings, restructurings or other transactions with sellers, purchasers, lenders, brokers, agents and other applicable counterparties and representatives;

            (d)   coordinate and manage any joint ventures to which the Company is a party (including joint ventures with parties that are Affiliates of the Advisor or the Company), including monitoring and enforcing compliance with applicable joint venture or partnership governing documents;

            (e)   negotiate the terms of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof including, without limitation, the negotiation and approval of annual operating and capital budgets thereunder;

            (f)    enforce, monitor and manage compliance of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof;

            (g)   negotiate terms of loan documents ("Loan Documents") for the Company's financings;

            (h)   enforce, monitor and manage compliance with Loan Documents to which the Company is a party or is otherwise applicable to the Company;

            (i)    administer the Company's bookkeeping and accounting functions as are required for the management and operation of the Company, and, subject to the prior authorization of the audit committee of the Board of Directors (the "Audit Committee"), cause the Company to contract with independent public registered accountants and prepare or cause to be prepared such periodic reports and filings as may be required by any governmental authority, including but not limited to the Securities and Exchange Commission (the "SEC"), in connection with the ordinary conduct of the Company's business, and otherwise assist the Company with its compliance with applicable legal and regulatory requirements, including without limitation, proxy statements, annual, quarterly and other periodic reports and other filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), returns and filings under the Internal Revenue Code of 1986, as amended (the "Code") and any regulations or rulings thereunder, the securities and tax statutes of any state or other jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

            (j)    assist in preparing and filing any offering documents, registration statements and prospectuses included therein, and other forms or documents filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or any state securities regulations; provided, however, the Company shall be responsible for the content of any and all of its offering documents, SEC filings or state regulatory filings, including, without limitation, those filings referred to in Section 2.1(i), and the Advisor shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company's offering documents, SEC filings, state regulatory filings or other filings referred to in Section 2.1(i) and this Section 2.1 (j), whether or not material, and the Company shall promptly indemnify Advisor for such costs and liabilities;

            (k)   investigate, evaluate, negotiate and otherwise manage and take actions it deems necessary to resolve all Proceedings to which the Company may be a party or otherwise involved or to which the Company may be subject other than any Proceedings to which the Advisor or any of its Affiliates are adverse to the Company, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors, and cause the Company to retain such legal counsel, consultants and other third parties on behalf of the Company, as the Advisor deems necessary in connection with the foregoing, and coordinate, supervise and manage all such legal counsel, consultants and other third parties;

            (l)    provide, or cause a third party to provide, the Company with personnel to perform the Company's risk management and oversight function;

            (m)  provide office space, office equipment and personnel necessary for the performance by the Advisor of the services contemplated by this Amended Agreement;

            (n)   cause the payments required to fulfill all of the Company obligations to be made, including without limitation payments of interest and principal on indebtedness of the Company and dividends or distributions to stockholders to the extent declared by the Board of Directors;

            (o)   communicate with the Company's investors and analysts as required to satisfy reporting or other requirements of any governing body or exchange on which the Company's securities are traded and to maintain effective relations with such investors and assist the Company with public relations, marketing materials, website and investor relation services;

            (p)   so long as the Board of Directors deems necessary, assist the Company in maintaining its status as a real estate investment trust for U.S. Federal income tax purposes ("REIT") and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

            (q)   provide direction and guidance to the Board of Directors in connection with policy decisions considered by the Board of Directors;

            (r)   furnish reports and statistical and economic research to the Board of Directors regarding the Company's activities, investments, financing and capital market activities and services performed for the Company by the Advisor;

            (s)   asset manage and monitor the operating performance of the Company's real estate investments, including monitoring the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and provide periodic reports with respect to the Company's investments to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

            (t)    establish, maintain and oversee the Company's bank accounts (provided that the Advisor shall not be required to provide or assist in proactive investment management strategies or invest excess cash in securities other than U.S. Treasuries);

            (u)   consult with the Board of Directors regarding the Company's capital structure and capital raising;

            (v)   take all actions reasonably necessary to enable the Company to comply with and abide by all applicable laws and regulations in all material respects subject to the Company providing appropriate, necessary and timely funding of capital;

            (w)  provide the Company with an internal audit staff with the ability to satisfy any applicable regulatory requirements, including requirements of the New York Stock Exchange and the SEC, and any additional duties that are determined reasonably necessary or appropriate by the Audit Committee ("Internal Audit Services"); and

            (x)   take such other actions and render such other services as may reasonably be requested by the Company consistent with the purpose of this Amended Agreement and the aforementioned services; provided, that any increase in the scope of duties or services to be provided by the Advisor (i) must be jointly approved by the Company and the Advisor according to Section 9.4 and (ii) will be subject to additional compensation determined in accordance with Section 9.4.

          2.2    Officers and Other Personnel.    The Advisor shall make available personnel necessary to perform the services and functions the Advisor is responsible for performing under this Amended Agreement, including persons to serve as officers of the Company. The Parties agree that persons that are directors, managers, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parent of an Affiliate, may serve as a director or officer of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a director or officer of the Company shall receive any compensation from the Company for serving as a director or officer other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board; or (b) as otherwise approved by the Board, including a majority of the Independent Directors, and no such director shall be deemed an Independent Director. The Advisor or its Affiliates shall neither be obligated to dedicate any of their officers or other personnel exclusively to the Company nor is the Advisor, its Affiliates or any of its officers or other employees obligated to dedicate any specific portion of its or their time to the Company or its business, except as necessary to perform the services provided for in this Amended Agreement provided further that if the Advisor terminates the employment of Richard Stockton without the Company's consent, and the termination creates any cost or other liability to the Company in regards to unvested options or stock granted by the Company to Mr. Stockton, then the Advisor will be responsible for, and reimburse the Company for, the cost or other liability.

          2.3    Professional Services.

            (a)   The Advisor shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company's sole cost and expense. The Advisor may retain, for and on behalf, and at the sole cost and expense of the Company, such services of any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each a "Person") as the Advisor deems necessary or advisable in connection with the management and operations of the Company.

            (b)   The Parties agree and acknowledge that, to the extent applicable in connection with the application or qualification for any and all licensing exemptions and other exemptions contained in any professional regulatory laws, the Advisor and the Advisor's personnel are equivalent to "internal personnel" of the Company or shall be otherwise considered to meet applicable standards, and the Company shall not assert that they are not "internal personnel" under such circumstances. Notwithstanding anything to the contrary contained herein, neither the Advisor nor any of its personnel are performing nor shall be required to perform services hereunder that would require the Advisor or any of its personnel to be licensed as a real estate broker in any state or other jurisdiction.

            (c)   Notwithstanding the fact that certain officers and other personnel employed by the Advisor may be both licensed attorneys (each licensed attorney, an "Advisor Attorney") and officers, managers, partners or employees of the Company, whenever an Advisor Attorney provides legal advice and services in his or her capacity as a manager, partner, officer or employee of the Company, then the Advisor Attorney shall be deemed to be acting in that capacity solely for the Company, and not as a manager, partner, officer or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor. No Advisor Attorney shall be required to provide legal advice to the Company in any situation in which the Company and the Advisor are adverse.

          2.4    Board of Directors Matters.

            (a)   In accordance with Article VII, Section 4 of the charter of the Company, the Company shall nominate persons designated by the Advisor as candidates for election as directors at any stockholders meeting at which directors are to be elected such that the Advisor designees constitute as nearly as possible 29% of the Board of Directors, in all cases rounding to the next larger whole number, for so long as this Amended Agreement is in effect.

            (b)   The Company shall not amend Article VII, Section 4 of the charter of the Company as in effect as of the date of this Amended Agreement or make any other amendments to the charter or bylaws of the Company that would in any way impair the ability of the Company to comply in full with its obligations under this Amended Agreement.

            (c)   The Parties stipulate that a breach of this Section 2.4 would cause irreparable harm and that the obligations of the Company under this Section 2.4 shall, in addition to any other remedies available at applicable law, be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

          2.5    Certain Related Party Matters.    Any waiver, consent, approval, modification, enforcement matter or election required to be made by the Company under the Mutual Exclusivity Agreement between the Company, Remington Lodging and Hospitality, LLC ("Remington") and Monty J. Bennett, dated as of November 19, 2013, as the same may be amended from time to time, or the Master Management Agreement between the Company and Remington, dated as of November 19,

  2013, as the same may be amended or supplemented from time to time, shall be within the exclusive discretion and control of a majority of the Independent Directors (or higher vote thresholds specifically set forth in such agreements) unless specifically delegated to the Advisor by a majority of the Independent Directors.

          2.6    Increase in Scope of Duties.    Any increase in the scope of duties or services to be provided by the Advisor must be jointly approved by the Company and the Advisor pursuant to Section 9.4 and will be subject to additional compensation in accordance with Section 9.4.

          2.7    Asset Management.    The Advisor shall be the Company's sole and exclusive asset manager with authority to source, evaluate and monitor the Company's investment opportunities consistent with the Company's Investment Guidelines, and to direct the operation and policies of the Company, such as managing the Company's assets and monitoring the operating performance of the Company's hotel real estate investments and other assets, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and providing periodic reports with respect to the Company's hotel real estate investments and other assets to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results.

        3.    AUTHORITY OF ADVISOR.

          (a)   Subject only to the express limitations set forth in this Amended Agreement and the continuing authority of the Board of Directors over the management of the Company, the power to direct the management, operation and policies of the Company shall be vested solely and exclusively in the Advisor, including, without limitation, the authority to (i) locate, analyze and select investment opportunities; (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company; (iii) arrange for financing or refinancing of the Company's assets; (iv) enter into hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof including, without limitation, the negotiation and approval of annual operating and capital budgets thereunder; (v) oversee duly qualified and licensed property managers and other Persons who perform services for the Company; (vi) arrange for, or provide, accounting and other record-keeping functions; (vii) administer distributions and dividends; and (viii) administer the sale, conveyance, contribution or transfer of assets and related closings thereof. Notwithstanding the foregoing, all material decisions with respect to annual capital plans, brand conversions, the commencement or settlement of litigation matters, investment decisions, capital market transactions, annual budgets and management and franchise options recommended by the Advisor, including the acquisition, sale, financing and refinancing of assets, shall be subject to the prior authorization of the Board of Directors, except to the extent such authority is expressly delegated by the Board of Directors to the Advisor. Additionally, if the charter or Maryland General Corporation Law requires the prior approval of the Board of Directors, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Directors or duly authorized committees thereof. In such cases where prior approval is required, the Advisor will deliver to the Board of Directors such documents and supporting information as may be reasonably requested by the Board of Directors to evaluate a proposed investment (and any related financing) or other matters requiring the Board of Directors' authorization.

          (b)   The Company hereby authorizes the Advisor, and appoints the Advisor as its attorney-in-fact, to, without limitation, execute and file or record, if necessary, any instrument, document, notice or agreement on its behalf pursuant to the authority granted pursuant to Section 3(a) or otherwise granted by the Company to the Advisor under this Amended Agreement. This power, being coupled with an interest, shall be irrevocable until this Amended Agreement is terminated pursuant to Section 12 and all amounts payable pursuant to Section 12 (including without limitation any Termination Fee) have been paid, satisfied and discharged in full.

        4.    BANK ACCOUNTS.

          (a)   The Advisor shall, and hereby is authorized to, and shall have the exclusive right and authority to, establish and maintain subject to any applicable conditions or limitations of loan documents applicable to the Company, one or more bank, brokerage or similar accounts in the Advisor's own name for the account of the Company or in the name of the Company and collect and deposit into any account or accounts, and disburse from any such account or accounts, any and all money, securities and other cash equivalents on behalf of the Company, provided that no funds shall be comingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and the independent auditors of the Company.

          (b)   In addition to any rights and remedies provided to the Advisor by this Amended Agreement or under applicable law, the Advisor shall have the right in its sole discretion, without prior notice to the Company, to set off, take and apply any monies of the Company on deposit in any bank, brokerage or similar account established and maintained for the Company by the Advisor pursuant to this Section 4 or any money on deposit in the Termination Fee Escrow Account to the payment of all amounts becoming due and payable by the Company; provided, that exercise of any set-off right shall not impact the Company's obligation to pay any obligations that remain due and payable following set-off by the Advisor.

        5.    PAYMENT OF EXPENSES.

          5.1    Reimbursable Expenses.

            (a)   Except as provided herein, the Company shall pay directly or reimburse the Advisor, on the terms provided herein, all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Amended Agreement, including, but not limited to:

                (i)  tax, legal, accounting, advisory, investment banking and other third party professional fees; Board of Directors' fees, retainers and expense reimbursements, taxes and assessments on income or property and taxes as an expense of doing business;

               (ii)  any deposits or retainers required by a third party prior to providing services required by the Company or the Advisor;

              (iii)  underwriting and brokerage fees and charges;

              (iv)  costs associated with insurance (including errors and omissions insurance requested by Section 8.2 purchased by the Advisor);

               (v)  interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with establishing and maintaining any of the Company's credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company's securities offerings;

              (vi)  expenses connected with communications to holders of the Company's securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing or trading of the

      Company's securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company's annual report to the Company's stockholders and proxy materials with respect to any meeting of the Company's stockholders and any other reports or related statements;

             (vii)  travel and entertainment expenses;

            (viii)  conference sponsorships and other costs and expenses related to conferences;

              (ix)  transaction diligence and closing costs;

               (x)  dead deal costs or distributions paid by the Company;

              (xi)  costs and expenses associated with administering all equity awards or compensation plans established by the Company, including the value of awards made by the Company to the employees, officers, Affiliates and representatives of the Advisor;

             (xii)  expenses (including the Company's pro rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office and overhead expenses) relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the Advisor or their Affiliates required for the operation of the Company;

            (xiii)  any costs and expenses incurred by the Advisor to enforce its rights under Section 12, Section 16 or Section 19 but only to the extent that the Advisor is the prevailing party in the applicable Proceeding; and

            (xiv)  any other costs incurred or paid by the Advisor that the Advisor believes, in its sole discretion, are reasonably necessary for the performance by the Advisor of its duties and functions under this Amended Agreement and including any expenses incurred by Advisor to comply with applicable laws or governmental rules or regulations that impose duties on the Company or the Advisor in its capacity as advisor to the Company.

            (b)   To the extent that any expenses or costs incurred or paid by the Advisor are also attributable to any other entity advised by the Advisor (including, without limitation, Ashford Trust), the Company shall only be responsible for its allocable share of the office and administrative expenses of the Advisor incurred in providing its duties pursuant to this Amended Agreement allocated as reasonably determined by the Advisor in its discretion pursuant to a methodology reviewed by the Audit Committee on a quarterly basis.

          5.2    Advisory Agreement Matters.

            (a)   Except as provided below, the Advisor shall be responsible for all wages, salaries, cash bonus payments and benefits related to all employees of the Advisor providing services to the Company (including any officers of the Company who are also officers of the Advisor), provided that the Company shall reimburse the Advisor or be directly responsible for: (i) any expenses for wages, salaries, cash bonus payments and benefits paid by the Advisor to employees providing services related to the Internal Audit Services described in the next sentence, (ii) expenses related to the equity compensation awarded by the Company to employees, officers, Affiliates and representatives of the Advisor pursuant to Section 6.3 below, and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to Advisor's non-executive personnel that are located internationally or that oversee the operations of international assets or related to Advisor's personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally ("International Expenses"). The Company shall reimburse the Advisor, on a monthly basis, the Company's pro-rata portion (as reasonably agreed to between the Advisor and a majority of the Company's Independent Directors or the Audit Committee, chairman of the Audit Committee or lead director) of all expenses related to (x) employment of the Advisor's internal audit managers and other employees of the Advisor who are actively engaged in providing Internal Audit Services to the Company, (y) the reasonable travel and other out-of-pocket costs of the Advisor relating to the activities of the Advisor's internal audit employees and the reasonable third party expenses which the Advisor incurs, in each case, in connection with providing Internal Audit Services, and (z) the International Expenses. These expenses contemplated by this Section 5.2(a) shall include, but are not limited to, salary, wages, payroll taxes and the cost of employee benefit plans.

            (b)   The Company also shall pay or reimburse the Advisor for any and all expenses incurred by the Advisor, its board of directors or any committee thereof related to:

                (i)  the preparation, negotiation and execution of any further amendment of this Amended Agreement initiated or contemplated by the Company or any other third party including with respect to a potential transaction that could result in a Company Change of Control, for any reason, including but not limited to any third party's interest in proposing, pursuing, evaluating, negotiating or completing a potential transaction that could result in a Company Change of Control, whether or not any amendment to this Amended Agreement is ultimately completed or abandoned and without regard to the status of the preparation and negotiation of any amendment and including but not limited to any discussion and analysis of the terms and provisions of this Amended Agreement or the process whereby services are performed hereunder that occurs in connection with the foregoing; and

               (ii)  the costs and expenses, including but not limited to indemnification for Expenses pursuant Section 8.3(a), related to discussion and analysis of, responding to or defending against any Proceeding related to this Amended Agreement or any amendment thereto, including actual or contemplated Proceedings brought by or against third parties by the Advisor, the Company or any other Indemnified Party but excluding any Proceeding brought by a stockholder of the Advisor against the Advisor.

            (c)   Expenses and costs reimbursable under this Section 5.2 shall include the fees and disbursements of legal counsel (including counsel to the Advisor's board of directors or any committee thereof) and other consultants, advisors or other professionals retained in connection with the matters described in Section 5.2(a) and any fees and expense reimbursements payable to members of the Advisor's board of directors for service on any committee of thereof established in connection with the matters described in Section 5.2(a) but excluding, for these purposes, any costs incurred by the Advisor, its board of directors or any committee thereof prior to the date of this Amended Agreement to evaluate or negotiate this Amended Agreement.

          5.3    Employee Costs.

            (a)   Except as otherwise set forth herein, or agreed by the Parties, the Company shall have no obligation to reimburse the Advisor for any wages, salaries, payroll taxes, cash bonus payments, employee benefit plan costs and other benefits ("Employee Costs") incurred by the Advisor with respect to employees of the Advisor providing services related to the day-to-day operation of the Company.

          5.4    Reimbursement Procedures.

            (a)   The Company shall pay the costs and expenses that are reimbursable to the Advisor pursuant this Amended Agreement on a monthly basis in advance on the first business day of each month in an amount equal to the "Budgeted Monthly Reimbursements" for the applicable month, subject to reconciliation as provided in Section 5.4(b) hereof if the "Actual Monthly Reimbursements" for the applicable month differ from the Budgeted Monthly Reimbursements. The "Budgeted Monthly Reimbursements" for each month shall be equal to the amount estimated to be payable on account of the costs and expenses that are reimbursable to the Advisor pursuant this Section 5 for each month included in each annual expense budget prepared by the Advisor and approved by the Board of Directors (the "Annual Expense Budget"); provided, that, if the Parties do not agree on an Annual Expense Budget for the applicable fiscal year, the Budgeted Monthly Reimbursements for each month of the existing fiscal year shall be equal to 110% of the Actual Monthly Reimbursements for the same month in the prior fiscal year.

            (b)   No later than forty-five (45) days following the end of the applicable fiscal quarter, the Advisor shall calculate (and provide the Company with a copy of the calculation) the costs and expenses that were actually reimbursable to the Advisor pursuant this Section 5 for each month (each amount, the "Actual Monthly Reimbursements") in the fiscal quarter just ended. The Company shall have ten (10) business days to review and comment upon the calculation provided by the Advisor. If the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter just ended exceeds the aggregate Budgeted Monthly Reimbursements paid by the Company pursuant to Section 5.4(a) for the fiscal quarter (the difference being referred to as a "Reimbursement Underpayment"), then the Company shall pay the Advisor the full amount of the Reimbursement Underpayment no later than 55 days following the end of the applicable fiscal quarter. If the aggregate Budgeted Monthly Reimbursements paid by the Company pursuant to Section 5.4(a) for the fiscal quarter just ended is greater than the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter (the difference being referred to as a "Reimbursement Overpayment"), then the Advisor shall repay the Reimbursement Overpayment to the Company no later than 55 days following the end of the applicable fiscal quarter.

        6.    COMPENSATION.    For services rendered by the Advisor, the Company shall pay the Advisor the compensation set forth in this Section 6.

          6.1    Base Fee.

            (a)   The Company shall, on a monthly basis, pay a fee (the "Base Fee") in an amount equal to 1/12th of 0.70% of the sum of (i) the Total Market Capitalization for the prior month, and (ii) the Key Money Gross Asset Value, if any, on the last day of the prior month during which this Amended Agreement was in effect; provided, however in no event shall the Base Fee for any month be less than the Minimum Base Fee.

            (b)   The Company shall pay the Base Fee or the Minimum Base Fee on the fifth business day of each month based on the calculation in Section 6.1(a) above.

          6.2    Incentive Fee.

            (a)   In each year that: (i) Company Common Stock is listed for trading on a national securities exchange for each day of the applicable year; and (ii) the Company's Total Shareholder Return exceeds the simple average Total Shareholder Return for the Peer Group (the "Incentive Fee Threshold") for the applicable year, the Company shall pay to the Advisor the Incentive Fee.

            (b)   "Incentive Fee" means an amount calculated as:

                (i)  the amount by which the Company's annual Total Shareholder Return exceeds the Incentive Fee Threshold expressed as a percentage but capped at 25% (the "Excess Return"), multiplied by

               (ii)  0.05, multiplied by

              (iii)  the product of (A) the number of shares of Company Common Stock on a fully-diluted basis (assuming, for these purposes, all Common Units and long term incentive partnership units in the Operating Partnership to the extent these units have achieved economic parity with Common Units have been converted into shares of Company Common Stock) multiplied by (B) the Market Price of Company Common Stock at December 31 of the applicable calendar year (or last day of the stub period, if applicable).

            (c)   With respect to any year that the Company Common Stock is not listed for trading on a national securities exchange for each day of the applicable year, by January 31 of the next year, the Company shall pay to the Advisor an amount equal to:

                (i)  the Incentive Factor, multiplied by

               (ii)  the Gross Asset Value of all of the Company's assets on the last day of the year.

            (d)   If this Amended Agreement is terminated on a day other than the last trading day of a calendar year, then the Company's Total Shareholder Return, the Incentive Fee Threshold and the Total Shareholder Return for each Peer Group Member will be calculated using the closing trading price of Company Common Stock and each Peer Group Member's common stock on the last trading day immediately preceding the date of termination of this Amended Agreement, and the Incentive Fee, if any, shall be reduced proportionately based on number of days in which this Amended Agreement is in effect for the applicable calendar year.

            (e)   Except as otherwise provided herein, the Incentive Fee, if any, is not due and payable unless the FCCR Condition set forth in Section 6.2(g) is satisfied. Except as otherwise provided herein, any Incentive Fee that is earned by the Advisor shall be due and payable in three (3) equal annual installments with the first installment payable on January 15 following the applicable year for which the Incentive Fee is earned and on January 15 of the next two successive years. Notwithstanding the foregoing, upon any termination of this Amended Agreement for any reason, any unpaid Incentive Fee (including any Incentive Fee installment for the stub period ending on the termination date) shall become fully earned and immediately due and payable without regard to the FCCR Condition defined below, and shall be included in Net Earnings for purposes of determining any Termination Fee, if applicable, relating to such termination.

            (f)    Except when the Incentive Fee is due on the date of termination of this Amended Agreement, up to 50% of each installment of the Incentive Fee may be paid, at the option of the Company, in shares of Company Common Stock, with the balance payable in cash and the number of shares of Company Common Stock to be issued being equal to the portion of the Incentive Fee being paid in shares of Company Common Stock divided by the Market Price of the Company Common Stock on the last trading day of the prior fiscal year or the stub period prior to the payment of the applicable installment of the Incentive Fee; provided, that the entire Incentive Fee must be paid by the Company entirely in cash if, at the time for payment of the Incentive Fee:

                (i)  the Advisor (or its Affiliates) owns shares of Company Common Stock or Common Units in an amount (determined with reference to the Market Price of the

      Company Common Stock on the last trading day of the year or stub period) greater in value than or equal to three times the Base Fee actually paid for the preceding four quarters;

               (ii)  payment in shares of Company Common Stock would cause, based upon advice from counsel to the Advisor, the Advisor to be subject to the provisions of the Investment Company Act of 1940, as amended ("Investment Company Act");

              (iii)  the Company Common Stock is not listed on a national securities exchange (or it is reasonably foreseeable that the Company Common Stock will cease to be a listed on a national securities exchange during the next twelve (12) months); or

              (iv)  payment in shares of Company Common Stock could have or cause, based upon advice from counsel to the Advisor, an adverse effect on the Company's ability to maintain its status as a REIT or Remington's ability to maintain its status as an "eligible independent contractor" as defined in Section 856(d)(9) of the Code or would otherwise not be legally permissible for any reason.

            (g)   Upon determining the Incentive Fee, except in the case of any termination of this Amended Agreement in which case the Incentive Fee for the stub period and all unpaid installments of an Incentive Fee shall be deemed earned and fully due and payable, each one-third installment of the Incentive Fee shall not be deemed earned by Advisor or otherwise payable by the Company unless the Company, as of December 31 of the year immediately preceding the year of the due date for the payment of the Incentive Fee installment, has a FCCR of 0.20x or greater (the "FCCR Condition"). For purposes hereof, "FCCR" shall mean the average ratio of the Company EBITDA to the Company Fixed Charges for the previous four consecutive fiscal quarters.

          6.3    Equity Compensation.    To incentivize employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor to achieve goals and business objectives of the Company, as established by the Board of Directors, in addition to the Base Fee and the Incentive Fee, the Board of Directors will have the authority to and shall make recommendations of annual equity awards to the Advisor or directly to employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor, based on the achievement by the Company of certain financial or other objectives established by the Board of Directors or otherwise as the Board of Directors sees fit. The Company, at its option, may choose to issue such compensation in the form of equity awards in the Company or the Operating Partnership, unless and to the extent that receipt of such equity awards would adversely affect the Company's status as a REIT in which case, the equity awards shall be limited to equity awards in the Operating Partnership. For a period of one year from the date of issuance, any such equity awards in the Operating Partnership shall not be transferable, except by operation of law, without the written consent of the Company in its capacity as the general partner which consent may be withheld in the sole and absolute discretion of the general partner; provided, however, the Advisor may assign, without the consent of the general partner, such equity awards to employees, officers, consultants, non-employees, directors, Affiliates or representatives of Advisor provided the one-year restriction on transfer shall remain applicable to such assignee. In addition, except as expressly provided above, any transfer of such equity awards at any time must comply with the transfer restrictions of the Operating Partnership's partnership agreement or the Company's charter and bylaws, as applicable.

          6.4    [RESERVED].

          6.5    Fee Waiver.    The Advisor, or its Subsidiaries or Affiliates, may, at its or their option and in its or their sole discretion, choose to waive any fee or reimbursement payable or owing by the

  Company to the Advisor under this Amended Agreement; provided, however that the Advisor shall be able to offset any fees that it has waived against any reimbursement obligation that may at any time be owed by the Advisor or alleged to be owed to the Company. Notwithstanding anything to the contrary herein, any waiver of fees or reimbursements for one period shall have no impact on the calculation of the fees or reimbursements payable in any future period that may be based on the past period during which the waiver occurred.

          6.6    Fee Renegotiation.    If the Advisor has given notice of its election to extend this Amended Agreement in accordance with Section 12.2, either Party may then give written notice to the other Party at least one hundred eighty (180) days prior to the expiration of the then current term to renegotiate the amount of Base Fee or Incentive Fee payable by the Company. Following receipt of a renegotiation notice, each Party shall, for a period of up to sixty (60) days, use its commercially reasonable efforts to negotiate in good faith a revised compensation amount or amounts. If the Parties are unable to agree on a revised Base Fee or Incentive Fee, then the revised compensation amount shall be determined by an "Arbitration Panel" comprised of three members all of whom have sufficient knowledge and experience of external asset management entities, the national hospitality lodging industry generally and industry standards and market trends for similar advisory agreements in the United States. The Advisor shall have the right to select one member of the panel (the "Advisor Panel Member"). The Company shall have the right to select one member of the panel (the "Company Panel Member"). The third member of the panel shall be selected by the mutual agreement of the Company Panel Member and the Advisor Panel Member; provided that in no event may the Arbitration Panel reduce the multiplier for the Base Fee below 0.65% or increase the multiplier for the Base Fee above 0.75% during the term of this Amended Agreement, including all extensions. Further, in no event shall the Arbitration Panel reduce the Incentive Fee multiplier below 0.04 or increase the Incentive Fee multiplier above 0.06 during the term of this Amended Agreement. Each Party shall submit, in writing, a statement summarizing its fee proposal and the underlying rationale therefor with ten (10) business days after selection of the Arbitration Panel is complete. If the Arbitration Panel requests an in person meeting or teleconference in addition to written statements, the Parties shall use commercially reasonable efforts to attend, and the Parties shall promptly comply with all other reasonable requests by the Arbitrator, including requests for information, books, records and similar items. The Arbitration Panel shall make a final determination, and notify the parties in writing as soon as practicable but in no event later than thirty (30) days after the panel's decision no later than thirty (30) days after the Arbitration Panel is selected. The decision of the Arbitration Panel shall be final, binding and non-appealable on the Parties thereto.

          6.7    Expense Reporting.    The Advisor shall disclose, in each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K that it files under the Exchange Act, the total incremental expenses incurred by the Advisor (including all reimbursable expenses) as reasonably determined by the Advisor for the period covered by the report in connection with providing services to the Company under this Amended Agreement, which determination shall be conclusive and binding on the Parties. No later than 30 days after the end of each fiscal quarter or 45 days in the case of the fourth quarter, the Advisor shall provide the Audit Committee with a report, substantially in the form agreed upon by the Parties in connection with this Amended Agreement, of an Accounting Firm that the Advisor's determination of the total incremental expenses for the applicable period is reasonable. So long as the Accounting Firm's report is delivered to the Audit Committee in accordance with the form agreed upon by the Parties, the total incremental expenses determined by the Advisor for the applicable period covered by the Accounting Firm's report shall be binding on both Parties and not subject to revision or challenge. The Advisor acknowledges and agrees that, to the extent it is no longer required to file reports under the Exchange Act, the Advisor will separately report the amount of total incremental expenses as reasonably determined by the Advisor for the applicable period to the Audit Committee.

        7.    LIMITATION ON ACTIVITIES.    Except for actions taken at the direction of the Board or in good faith, subject to the Company complying with Section 9.1(c) and notwithstanding anything in this Amended Agreement to the contrary, the Advisor shall not take any action which would (a) adversely affect the then effective tax status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act, (c) knowingly and intentionally cause the Company to violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company, (d) cause the Company to violate any of the rules or regulations of any exchange on which the Company's securities are listed, the result of which is likely to cause the Company to be delisted or (e) cause the Company to violate the Company's charter, the Company's bylaws or any resolutions of the Board of Directors, all as in effect from time to time. The Advisor acknowledges that the Company maintains codes and policies intended to help maintain compliance with applicable laws and regulations and agrees to require its employees who provide services to the Company to comply with all applicable codes and policies.

        8.    LIMITATION OF LIABILITY AND INDEMNIFICATION.

          8.1    Limitation on Liability.    The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation of the Advisor. The Advisor (including its officers, directors, managers, employees and members) will not be liable for any act or omission by the Advisor (or its officers, directors, managers, employees and members) performed in accordance with and pursuant to this Amended Agreement, except by reason of acts or omissions constituting gross negligence, bad faith, willful misconduct or reckless disregard of duties under this Amended Agreement.

          8.2    Insurance Coverage of the Advisor.    The Advisor shall maintain errors and omissions insurance coverage and other insurance coverage in amounts which are customarily carried by asset managers performing functions similar to those of the Advisor under this Amended Agreement. No fidelity bond shall be required.

          8.3    Indemnification.

            (a)   The Company shall reimburse, indemnify and hold harmless the Advisor and its Affiliates, and their respective partners, directors, officers, managers, members, agents, employees and each other Person, if any, controlling the Advisor (each, an "Advisor Indemnified Party"), to the fullest and broadest extent permitted under the Company's charter and bylaws and the corporate law of the jurisdiction in which the Company is incorporated including all mandatory provisions that may not be waived from and against any and all losses, claims, damages, liabilities, costs and expenses of any nature whatsoever, including, without limitation, attorney's fees, court costs, and similar fees and expenses ("Expenses") with respect to or arising out of this Amended Agreement or the performance by the Advisor of its responsibilities and obligations hereunder (including any pending or threatened litigation except for any Proceeding filed by a stockholder of the Advisor against the Advisor), from any acts or omission of the Advisor (including ordinary negligence and any action taken by the Advisor following a directive by the Board of Directors in its capacity as such and Expenses incurred by the Advisor under Section 5), except with respect to Expenses with respect to or arising out of the Advisor Indemnified Party's gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under this Amended Agreement.

            (b)   The Advisor shall reimburse, indemnify and hold harmless the Company, and its partners, directors, officers, managers, members, agents, employees and each other Person, if any, controlling the Company (each, a "Company Indemnified Party;" an Advisor Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an

    "Indemnified Party") from and against any and all Expenses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Amended Agreement or (ii) any claims by employees of the Advisor relating to the terms and conditions of their employment by the Advisor.

            (c)   The Company shall reimburse, indemnify and hold each Advisor Indemnified Party harmless from and against any Expenses, joint or several, to which such Advisor Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Expenses (or Proceedings, whether commenced or threatened, in respect thereof) are arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the SEC, any document related to a private offering of securities or any statement of any kind made by the Company and arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a registration statement or prospectus related to an offering of securities registered under the Securities Act, in light of the circumstances under which they were made) not misleading, and will reimburse each such Advisor Indemnified Party for any legal or other expenses reasonably incurred or other Expenses by them in connection with investigating, defending or initiating any such Proceeding. The indemnity hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of any Advisor Indemnified Party or any director, officer or controlling person of any Advisor Indemnified Party, and shall survive the termination of this Amended Agreement pursuant to Section 12. If the indemnification provided for in this Section 8.3(c) is held by a court or government agency of competent jurisdiction to be unavailable to an Indemnified Party or is insufficient to hold the Indemnified Party harmless in respect of any Expenses, then each Indemnified Party shall contribute to the amount paid or payable by the Indemnified Party as between the Advisor, on the one hand, and the Company, on the other hand, in such proportion as is appropriate to reflect the relative fault of Advisor, on the one hand, and of the Company, on the other, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of fraudulent misrepresentation.

            (d)   Promptly after receipt by an Indemnified Party of notice of the commencement (or threat of commencement) of any Proceeding, the Indemnified Party shall, if a claim in respect thereof is to be made pursuant hereto, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any Indemnified Party pursuant to this Section 8.3. In case any such Proceeding shall be brought against an Indemnified Party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the indemnifying party to such Indemnified Party of the indemnifying party's election to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under Section 8.3 hereof, as applicable, for any legal expenses of other counsel retained by the Indemnified Party or any of the expenses related thereto, in each case subsequently incurred by such Indemnified Party, unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the indemnifying party and Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.

    The obligations of the indemnifying party under this Section 8.3 shall be in addition to any liability which the indemnifying party otherwise may have under applicable law or otherwise.

            (e)   The Company shall advance funds to an Advisor Indemnified Party upon request for any expenses and other costs incurred as a result of any pending or threatened Proceeding or the initiation of a Proceeding by any Advisor Indemnified Party if (i) such Proceeding relates to or arises out of, or is alleged to relate to or arise out of or has been caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Advisor Indemnified Party in the performance of its duties or provision of its services hereunder; and (ii) the Advisor Indemnified Party undertakes to repay any funds advanced pursuant to this Section 8.3(e) in cases in which such Advisor Indemnified Party would not be entitled to indemnification under this Section 8.3. If advances are required under this Section 8.3(e), the Advisor Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of the preceding sentence and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Advisor Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Advisor Indemnified Party is entitled to indemnification under Section 8.3, and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Advisor Indemnified Party, such Advisor Indemnified Party will refund such amount within sixty (60) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Advisor Indemnified Party, the Company will pay such amount to such Advisor Indemnified Party within thirty (30) days of such final determination, in either case together with interest at the current prime rate plus 2% from the date paid until repaid or the date it was obligated to be paid until the date actually paid.

        9.    RELATIONSHIP OF ADVISOR AND COMPANY; CAPITALIZATION.

          9.1    Contractual Relationship.

            (a)   The relationship between the Company and the Advisor under this Amended Agreement shall be contractual in nature. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Amended Agreement shall be construed to make the Company and the Advisor partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and to the management of Ashford Hospitality Trust, Inc. ("Ashford Trust"), or other programs advised, sponsored or organized by the Advisor, Ashford Trust or their Affiliates. The Company shall not revise its Investment Guidelines to be directly competitive with all or any portion of Ashford Trust's Investment Guidelines in effect as of November 19, 2013 or with all or any portion of the initial Investment Guidelines of any Spin-Off Company. The Company acknowledges that the Ashford Trust's Investment Guidelines as of November 19, 2013 and as of the date hereof include all segments of the hospitality industry (including, without limitation, direct, joint venture and debt investments in hotels, condo-hotels, time-shares and other hospitality related assets), with revenue per available room ("RevPAR") criteria less than two times the then-current U.S. average RevPAR. The Company further acknowledges that any subsequent change to Ashford Trust's Investment Guidelines, including in connection with any future spin-off, carve-out, split-off or other consummation of a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly-traded company will not have any impact on or change Ashford Trust's Investment

    Guidelines as of November 19, 2013 and as of the date hereof for purposes of enforcing this Section 9. Except as described in this Section 9.1, this Amended Agreement shall not limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment or activity in which the Company or its Affiliates is a participant, also render advice and service to each and every other participant therein associated with such investments or activities.

            (b)   Subject to Section 9.3, to the extent the Advisor deems an investment opportunity suitable for recommendation, the Advisor must present the Company with any investment opportunity that satisfies the Company's Initial Investment Guidelines to the Company. The Board of Directors will then have ten (10) business days to accept such opportunity, and, thereafter, the Advisor may present the opportunity to Ashford Trust or any other Person advised by the Advisor. Except as set forth in the preceding sentence, the Company recognizes that it is not entitled to preferential treatment and is only entitled to equitable treatment in receiving information, recommendations and other services. The Company shall have the benefit of the Advisor's commercially reasonable best efforts and judgment and the Advisor shall not undertake any activities that, in its good faith judgment, will materially and adversely affect the performance of its obligations under this Amended Agreement.

            (c)   The Advisor's obligations hereunder shall, at all times, be subject to the Company funding sufficient working capital, in amounts deemed necessary by the Advisor to operate the Company and oversee its assets on a day-to-day basis and otherwise perform its duties hereunder.

          9.2    Joint Efforts and Mutual Support.    The Company acknowledges that the Advisor advises Ashford Trust and may enter into an advisory relationship with additional entities in the future. The Parties hereto agree and acknowledge that each of the Company, the Advisor and Ashford Trust, as well as other Persons that the Advisor may advise in the future, may benefit from the strategic relationships between such Persons and accordingly intend to cooperate to achieve results, pursue transactions jointly or establish other strategic relationships that are in the best interests of each such entities' respective shareholders. From time to time, as may be determined by the Independent Directors or the Independent Directors of the Advisor, Ashford Trust and any other Persons that the Advisor may advise in the future, each such entity may provide financial accommodations, guaranties, back-stop guaranties, and other forms of financial assistance to the other entities on terms that the Independent Directors of the respect boards of directors determine to be fair and reasonable. Further to the forgoing, as to potential joint efforts and mutual support, the Parties hereto have established a process whereby the Advisor may assist the Company with its asset acquisitions through the provision of Key Money Investments as provided in Section 16. Similarly, the Advisor's growth plans include accessing capital through channels beyond those regularly accessed as of the date hereof, including institutional and other private capital and retail capital (generally through independent commissioned or fee based financial advisory firms). In such regard, the Company shall give due consideration to proposals by the Advisor to co-invest in assets with capital sourced by the Advisor from such channels or to support the creation of platforms that facilitate access to such capital sources.

          9.3    Conflicts of Interest.

            (a)   To minimize conflicts between Ashford Trust and the Company, both of which are advised by the Advisor, Ashford Trust and the Company have identified a principal investment focus and have set parameters for real estate investments, including parameters primarily relating to RevPAR, segments, markets and other factors or financial metrics. The asset type, together with the relevant parameters for investments are referred to as such Person's

    "Investment Guidelines," and the "Initial Investment Guidelines" of the Company are the Investment Guidelines of the Company as set forth below. The Company may modify or supplement, after consultation with Advisor, the Company's Investment Guidelines upon written notice to the Advisor from time to time (subject, however, to the prohibition in Section 9.1(a) restricting the Company from changing the Initial Investment Guidelines to be directly competitive with all or any portion of Ashford Trust's Investment Guidelines as of November 19, 2013 or the initial Investment Guidelines of any Spin-Off Company). The Company's Investment Guidelines as of the date hereof are hotel real estate assets primarily consisting of equity or ownership interests, as well as debt investments when such debt is acquired, or secured with appropriate means, with the intent of obtaining an equity or ownership interest, in:

                (i)  full service and urban select service hotels with trailing 12-month average RevPAR or anticipated 12-month average RevPAR of at least 2.0 times the then-current U.S. national average RevPAR for all hotels as determined with reference to the most current Smith Travel Research reports, generally in the 20 most populous metropolitan statistical areas, as estimated by the United States Census Bureau and delineated by the U.S. Office of Management and Budget;

               (ii)  luxury hotels meeting the RevPAR criteria set forth in clause (i) above and situated in markets that may be generally recognized as resort markets; and

              (iii)  international hospitality assets predominantly focused in areas that are general destinations or in close proximity to major transportation hubs or business centers, such that the area serves as a significant entry or departure point to a foreign country or region of a foreign country for business or leisure travelers and meet, or are projected to meet, the RevPAR criteria set forth in clause (i) for that asset as compared to the average RevPAR for the foreign country in which the asset is located.

        In determining whether an asset satisfies the Company's Investment Guidelines, the Advisor shall make a good faith determination of projected RevPAR, taking into account historical RevPAR as well as such additional considerations as conversions or reposition of assets, capital plans, brand changes and other factors that may reasonably be forecasted to raise RevPAR after stabilization of such initiative.

            (b)   If the Company materially modifies its Initial Investment Guidelines set forth in Section 9.3(a) above without the written consent of the Advisor, the Advisor will not have an obligation to present investment opportunities to the Company as set forth in Section 9.1(b) above at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines. The Advisor shall allocate investment opportunities to Persons (including, without limitation, Ashford Trust, the Company, any Spin-Off Companies or other Persons) which Advisor advises consistent with the terms of this Amended Agreement, taking into account such factors as the Advisor deems relevant, in its discretion, subject to any then existing or future obligations that the Advisor may have to other Persons. The Company acknowledges that if it materially modifies its Initial Investment Guidelines, the Company will be entitled only to the Advisor's reasonable best judgment in allocating investment opportunities but will not be entitled to the rights set forth in Section 9.1(b).

            (c)   If the Advisor sources or otherwise has access to a portfolio of assets comprised of assets that satisfy the Company's Investment Guidelines and Ashford Trust's Investment Guidelines as in effect as of the date hereof or, as applicable, one or more other Persons advised by the Advisor, the Advisor will endeavor in its sole judgment made in good faith to present the opportunity to the Company and, if applicable, such other Person(s) (including Ashford Trust) to the extent the Advisor determines that such portfolio can be reasonably divided by asset type and acquired on the basis of such asset types in satisfaction of each Person's Investment Guidelines. If the Company and, if applicable, such other Person(s) (including Ashford Trust) approve its portion of such acquisition, the Company and, if applicable, such other Person(s) (including Ashford Trust) will cooperate in good faith in completing the acquisition of the portfolio. If the portfolio cannot be reasonably separated by asset type, the Advisor shall allocate portfolio investment opportunities, in its sole and absolute discretion, between the Company and, if applicable, other Persons (including Ashford Trust) advised by the Advisor, in an equitable manner consistent with the Company's Investment Guidelines and, if applicable, Investment Guidelines of other Persons (including Ashford Trust) advised by the Advisor. In making this determination, the Advisor will consider, in its sole discretion, the Investment Guidelines and investment strategy of each entity with respect to the acquisition of properties, portfolio concentrations, tax consequences, regulatory restrictions, liquidity requirements, leverage and other factors deemed relevant by the Advisor. Notwithstanding the foregoing, if the Company materially modifies its Initial Investment Guidelines without the written consent of the Advisor, the Advisor will not have an obligation to present portfolio acquisition opportunities to the Company as set forth in this Section 9.3(c) at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines. Instead, the Advisor shall use its judgment in determining whether to allocate any portion of a portfolio investment to the Company, taking into account such factors as the Advisor deems relevant, in its sole and absolute discretion, subject to any obligations that the Advisor may have to other Persons; provided, that the Advisor will have no obligation to make any such portfolio investment opportunity available to the Company.

          9.4    Exclusive Provider of Products or Services.

            (a)   If at any time the Company desires to engage a third party to perform services or deliver products (other than the services contemplated by this Amended Agreement, these services, the "Additional Services") and provided that the Company has the right to control the decision on the award of the applicable contract, the Advisor directly or through Affiliates including Majority or Minority Subsidiaries, shall have the exclusive right to provide the Additional Services at Market Rates. Any proposal of the Advisor to provide Additional Services must be approved by a vote of a majority of the Independent Directors. The Independent Directors shall vote upon the proposal made by the Advisor within ten (10) business days of receipt from the Advisor. The Advisor shall have no authority or obligation to provide the Additional Services unless and until approved by the requisite vote of the Independent Directors.

            (b)   If a majority of the Independent Directors of the Company affirmatively votes that the proposed pricing of the Advisor is not at a Market Rate, then the Company and the Advisor shall engage a recognized consultant acceptable to each of the Company and the Advisor to determine the Market Rates for the Additional Services; provided, however, if the Company and the Advisor cannot agree on a mutually acceptable consultant, each of the Company and the Advisor shall name a recognized consultant and those two shall select the consultant to be used for the purposes of this Section 9.4. If the consultant's opinion of Market Rates reflects Market Rates lower than the pricing proposed by the Advisor, the Advisor will pay the expenses of the consultant and shall have the option to provide the Additional Services at Market Rates as determined by the consultant. If the consultant determines that the proposed pricing by the Advisor is at or below Market Rates, then the Company shall pay the expenses of the consultant and shall engage Advisor at the Market Rate as determined by the consultant. If the Company rejects Additional Services proposed by the Advisor and later determines to utilize the same Additional Services, the Advisor, directly or through Affiliates including Majority or Minority Subsidiaries, shall have the exclusive right to provide those Additional Services, subject to the process to confirm Market Rates in this Section 9.4(b).

            (c)   The Company acknowledges that the Advisor (and its Affiliates) may receive allowances, rebates or other payments in exchange for the purchase or lease of goods, services, systems or programs involving any services or products provided or sold to the Company, its Affiliates and any hotels owned by the Company. In each case, the Advisor shall provide the Company's Independent Directors with information regarding the nature and amount of the allowance, rebate or other payment and the Advisor shall be permitted to receive the allowance, rebate or other payment subject to the approval of the Company's Independent Directors, which approval shall not be unreasonably withheld.

          9.5    The Ashford Name.    The Advisor and its Affiliates have a proprietary interest in the trademarked "Ashford" name and logo. The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the "Ashford" name and logo during the term of this Amended Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, within sixty (60) days after receipt of written request from the Advisor, cease to conduct business under or use the name "Ashford" or any derivative thereof and the Company shall change its name and the names of any of its Subsidiaries to a name that does not contain the name "Ashford" or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, service marks, logos, or other marks necessary to remove any references to the word "Ashford." Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having "Ashford" as a part of their name and using the "Ashford" logo, all without the need for any consent (and without the right to object thereto) by the Company.

        10.    BOOKS AND RECORDS.    All books and records compiled by the Advisor with respect to the Company's business and assets in the course of discharging its responsibilities under this Amended Agreement shall be the property of the Company and shall be delivered by the Advisor to the Company immediately upon any termination of this Amended Agreement regardless of the grounds for such termination (including, but not limited to, a breach by the Company of this Amended Agreement); provided, however, that the Advisor shall have reasonable access to such books and records to the extent reasonably necessary in connection with the conduct of its services hereunder and may, in any event, retain a copy of the books and records. During the term of this Amended Agreement, the books and records of the Company maintained by the Advisor shall be accessible for inspection by any designated representative of the Company upon reasonable advance notice and during normal business hours.

        11.    CONFIDENTIALITY.

          11.1    Confidential Information; Duty to Keep Confidential.    Each of the Advisor and the Company shall keep confidential any and all non-public information about the other Party ("Confidential Information"), written or oral, obtained by such Party in connection with this Amended Agreement except that such Confidential Information may be shared (a) with Affiliates, officers, directors, employees, agents and other parties who need such Confidential Information for either Party to be able to perform its duties or obligations hereunder, (b) with appraisers, lenders, bankers and other parties as necessary in the ordinary course of either Party's business, (c) in connection with any governmental or regulatory filings of either Party, filings with the New York Stock Exchange or other applicable securities exchanges or markets, or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (d) with governmental officials having jurisdiction over the Company and (e) as required by law, rule or regulation.

          11.2    Permitted Disclosure.    Nothing will prevent either Party from disclosing Confidential Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (c) to the extent reasonably required in connection with the exercise of any right or remedy under this Amended Agreement, or (d) to either Party's legal counsel or independent auditors; provided, however that with respect to (a) and (b), so long as legally permissible, whichever Party discloses any Confidential Information shall give notice to the other Party so that such Party may seek, at its sole expense, an appropriate protective order or waiver.

          11.3    Exclusions.    For purposes of this Amended Agreement, Confidential Information shall not include (a) information that is available to the public from a source other than the applicable Party, (b) information that is released in writing by the applicable Party to the public or to persons who are not under similar obligations of confidentiality to the applicable Party, or (c) information that is obtained by the applicable Party from a third party which, to the best of the applicable Party's knowledge, does not constitute a breach by such third party of an obligation of confidence.

        12.    TERM AND TERMINATION.

          12.1    Term.    This Amended Agreement shall be effective on the date of Company Stockholder Approval. The initial term of this Amended Agreement shall expire on                        , 2027, subject to Section 12.2 hereunder.

          12.2    Term Extension Rights of Advisor.    This Amended Agreement may be extended by the Advisor for up to seven successive additional ten-year terms upon written notice to the Company, given at least two hundred and ten (210) days prior to the expiration of the then current term, of the Advisor's election to extend this Amended Agreement on the same terms and conditions of this Amended Agreement, subject to the rights of the Parties under Section 6.6.

          12.3    Termination by the Company.    This Amended Agreement may be terminated by the Company upon written notice to the Advisor and no Termination Fee shall be due and payable by the Company to the Advisor under the following circumstances:

            (a)   upon the Advisor's conviction (including a plea or nolo contendere) by a court of competent jurisdiction of a felony;

            (b)   if the Advisor commits an act of fraud against the Company, converts the funds of the Company or acts in a manner constituting gross negligence in the performance of the Advisor's material duties under this Amended Agreement (including a failure to act); provided, however, that the Company will not have the right to terminate this Amended Agreement if any fraud, conversion or actions or omissions described in this Section 12.3(b) are caused by an employee or an officer of the Advisor or an Affiliate of the Advisor and the Advisor takes all reasonable necessary and appropriate action against that person and cures the damage incurred by the Company within 45 days of the Advisor's actual knowledge of the commission or omission;

            (c)   a Bankruptcy Event occurs with respect to the Advisor; or

            (d)   (i) upon the entry by a court of competent jurisdiction of a final non-appealable order awarding monetary damages to the Company based on a finding that the Advisor committed a material breach or default of a material term, condition, obligation or covenant of this Amended Agreement, which breach or default had a Material Adverse Effect, but only where the Advisor fails to pay the monetary damages in full within sixty (60) days of the date when the monetary judgment becomes final and non-appealable. For the avoidance of doubt, if the Advisor pays the monetary judgment in full within sixty (60) days of the judgment becoming final and non-appealable, the Company shall not have the right to terminate this Amended Agreement. Notwithstanding the above, if the Advisor notifies the Company that the Advisor is unable to pay any judgment for monetary damages in full within 60 days of when the judgment becomes final and non-appealable, the Company may not terminate this Amended Agreement if, within the 60-day period, the Advisor delivers a promissory note to the Company having a principal amount equal to the unpaid balance of the judgment and bearing interest at 8.00% per annum, which note shall mature on the 12 month anniversary of the date that the court's judgment becomes final and non-appealable. The Company may terminate this Amended Agreement if the Advisor fails to pay all principal and interest due under the note by the maturity date of the note.

            (ii)   Prior to initiating any Proceeding claiming a material breach or default by the Advisor, the Company shall give written notice of the default or breach to the Advisor specifying the nature of the default or breach and providing the Advisor with an opportunity to cure the default or breach within no less than sixty (60) days of notice, or if the default or breach is not reasonably susceptible to cure within sixty (60) days, an additional cure period as is reasonably necessary to cure the default or breach so long as the Advisor is diligently and in good faith pursuing the cure.

          12.4    Company Change of Control.

            (a)   This Amended Agreement may be terminated, subject to the requirements of Section 12.5(a)-(b) below, by either Party effective upon the occurrence of closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event; provided that the Party desiring to terminate shall give written notice of intent to terminate to the other Party on a date (i) no earlier than the date on which: (1) the Company enters into a Change of Control Agreement; (2) the Company's Board of Directors recommends that the Company's stockholders accept the offer made in a Change of Control Tender; or (3) a Voting Control Event occurs; and (ii) no later than two (2) days after closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event. This Amended Agreement shall terminate at the time set forth in Section 12.5 hereof.

            (b)   (i) The Termination Fee shall be due and payable by the Company to the Advisor upon the later of closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event or the notice of termination provided under Section 12.4(a) above; (ii) at the time (A) the Company enters into a Change of Control Agreement; (B) a Change of Control Tender is initiated and the Company's Board of Directors recommends acceptance by the Company's stockholders; or (C) a Voting Control Event occurs; the Advisor may, and hereby is authorized to, in the name of and on behalf of the Company, transfer cash of the Company maintained in bank, brokerage or similar accounts established by the Advisor for the Company pursuant to Section 4 to the Termination Fee Escrow Account in an amount equal to the Termination Fee plus the Uninvested Amount less any outstanding amount owed by the Advisor to the Company as a result of a judgment contemplated by Section 12.3(d), referred to herein as the "Outstanding Judgment," plus any and all other amounts that would be due and payable by the Company to the Advisor pursuant to this Section 12.4(b) or Section 12.5(b)(ii)-(vi) if the Termination Payment Time had occurred concurrently with the events described in (A)-(C) above. The amount required to be deposited into the Termination Fee Escrow Account shall be referred to herein as the "Required Amount." Notwithstanding the above, if the amount to be deposited into the Termination Fee Escrow Account would cause the Company's remaining cash and cash equivalents to be less than the Working Capital Reserve, then the Company may reduce the Required Amount by an amount of cash equal to the difference between the Working Capital Reserve and cash and cash equivalents that would be remaining on the Company's balance sheet prepared in accordance with GAAP outside of the Termination Fee Escrow Account. All amounts so deposited shall be retained in escrow pursuant to the terms of the Termination Fee Escrow Agreement. The Company and the Advisor shall equally share all costs of the Termination Fee Escrow Account including the reasonable fees and expenses of each Escrow Agent.

            (c)   Notwithstanding Section 12.4(b)(ii) above, if, in the case of an event described in Section 12.4(a)(i)(2)-(3), the Company does not deposit cash equal to the Required Amount into the Termination Fee Escrow Account, then the Company shall deliver to the Escrow Agent for the Termination Fee Escrow Account, the Letter of Credit; provided that the Company has deposited an amount of cash equal to at least 50% of the Required Amount. The Advisor shall have the right and power, without any further approval of the Company to cause the Escrow Agent to draw on the Letter of Credit, provided that any draws on the Letter of Credit shall remain in the Termination Fee Escrow Account.

            (d)   If the face amount of the Letter of Credit is not equal to at least the aggregate of the Required Amount less the cash deposited into the Termination Fee Escrow Account, then to secure prompt and complete payment of any deficit, the Company shall pledge and grant to Advisor a continuing first priority security interest in and lien upon the Company's right, title and interest in, to and in real property, personal property and other assets acceptable to the Advisor owned by the Company, and having a book value of no less than 120% of the deficit (collectively, the "Collateral"). In addition, the Company shall execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or reasonably desirable, or that Advisor may reasonably request (including without limitation the filing of any fee and leasehold mortgages), in order to perfect and protect the security interest in the Collateral described above to enable Advisor to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. The Company hereby irrevocably authorizes Advisor to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that provide any information required by part 5 of Article 9 of the Uniform Commercial Code or such other jurisdiction for the sufficiency or filing office acceptance of any, financing statement or amendment relating to the Collateral. The Company agrees to furnish any such information to Advisor promptly upon Advisor's request.

          12.5    Termination Obligations; Termination Fee Escrow Account.

            (a)   Any amounts due and payable in connection with any termination of this Amended Agreement pursuant to this Section 12 shall become due and payable at the time set forth in this Section 12.5(a) (each such time, a "Termination Payment Time"). No termination of this Amended Agreement shall become effective unless and until any and all amounts due and payable in connection with a termination pursuant to this Section 12 have been fully paid. Subject to all amounts being paid, the Termination Payment Time shall occur: (i) with respect to any termination of this Amended Agreement pursuant to Section 12.3, at the effective time of the termination under that section; or (ii) with respect to any termination of this Amended Agreement by the Company or the Advisor pursuant to Section 12.4(a), at the time all amounts due and payable under Section 12.5(b) have been paid.

            (b)   At the Termination Payment Time, the Company shall pay to the Advisor the following amounts which shall become immediately due and payable at the occurrence of closing of a Company Change of Control, giving effect to the transfer of amounts deposited in the Termination Fee Escrow Account: (i) the Termination Fee (and, for the avoidance of doubt, any working capital previously set aside to the extent needed to pay any balance on the Termination Fee) and the Adjusted Termination Fee less any Outstanding Judgment; plus (ii) all Base Fees and Incentive Fees (including any accrued Base Fees and Incentive Fees through the Termination Payment Time); plus (iii) the Uninvested Amount; plus (iv) all costs and expenses reimbursable pursuant to Section 5 through the Termination Payment Time; plus (v) the Key Money Clawback Amount, pursuant to Section 16.3; plus (vi) any other amounts then due and payable hereunder including but not limited to any interest that has accrued but not been paid pursuant to Section 19(b).

            (c)   At the Termination Payment Time, the Advisor shall have the right and authority to notify the Escrow Agent for the Termination Fee Escrow Account that the Termination Payment Time has occurred and to cause the Escrow Agent to disburse to the Advisor, by cashier's check or wire transfer, the cash funds, including any cash generated by drawing on the Letter of Credit either prior to or at the Termination Payment Time, in the Termination Fee Escrow Account at the applicable Termination Payment Time without any action required on the part of the Company. The Advisor shall also have the right and power, without any further approval of the Company to exercise, by foreclosure or otherwise, any rights in the Collateral, pursuant to the security interest granted to the Advisor therein. Any cash in the Termination Fee Escrow Account that exceeds the amounts due and payable under Section 12.5(b) shall be disbursed by the Escrow Agent to the Company, by cashier's check or wire transfer. The Advisor shall retain all rights to pursue collection and payment of any amounts that are not otherwise paid through the exercise of rights under the Termination Fee Escrow, the Letter of Credit and against the Collateral. If the applicable Change of Control Agreement is terminated, the Change of Control Tender is withdrawn or fails to be consummated or the Voting Control Event does not occur, then, upon notice from the Company to the Advisor, the Advisor shall, as soon as reasonably practicable, notify in writing the Escrow Agent for the Termination Fee Escrow Account and the Escrow Agent for the Termination Fee Escrow Account shall disburse to the Company, for deposit into one of the bank, brokerage or similar accounts established by the Advisor for the Company pursuant to Section 4, the cash (net of any applicable fees and expenses associated with the Termination Fee Escrow Account) in the Termination Fee Escrow Account. Further, the Advisor shall release all liens on the Collateral, cause the Letter of Credit to terminate by its terms and the Company's obligations hereunder shall remain in full force and effect.

            (d)   At the Termination Payment Time and subject to the Advisor's rights under Section 4 and the full payment of all other amounts due and payable pursuant to this Section 12.5, the Advisor shall: (i) pay over all money collected and held for the account of the Company, provided that the Advisor shall be permitted to deduct any amount required to pay amounts due and payable pursuant to this Section 12.5; (ii) deliver a full accounting of all accounts held by the Advisor in the name of or on behalf of the Company; and (iii) deliver all documents, files, contracts and assets of the Company in the possession of the Advisor to the Company subject to the rights of the Advisor in Section 10 hereunder to retain a copy; and (iv) cooperate with and assist the Company in executing an orderly transition of the management of the Company's assets to a new advisor.

            (e)   In connection with any termination pursuant to Section 12.4(a), if requested by the Company, the Advisor may agree, in its sole discretion, to provide, transition services agreed to by the parties for a period of up to thirty (30) days in consideration for the payment of Base Fees and Incentive Fees equal to the monthly average Base Fee and Incentive Fee due and payable or paid for the three months prior to the month in which the Termination Payment Time occurs. During any period of continued service pursuant to this Section 12.5(e), the Advisor shall also be entitled to reimbursements of costs and expenses required by Section 5.

          12.6    No Solicitation.    During the term of this Amended Agreement (including any extension term) until two years following the termination of this Amended Agreement other than a termination of the Advisor under Section 12.3 hereunder, the Company shall not, without the Advisor's prior written consent, directly or indirectly, (a) solicit or encourage any Person to leave the employment or other service of the Advisor or any of its Affiliates but excluding for these purposes, persons employed by Remington or its subsidiaries who manage the hotels owned by the Company at the hotel level (the "Hotel Employees"), or (b) hire, on behalf of the Company or any other Person, any Person who has left the employment of the Advisor or any of its Affiliates (except the Hotel Employees) within the two-year period following the termination of that Person's employment with the Advisor or any of its Affiliates. During the term of this Amended Agreement (including any extension term) until two years following the termination of this Amended Agreement other than a termination of the Advisor for cause, the Company will not, whether for its own account or for the account of any other Person, firm, corporation or other business organization, intentionally interfere with the relationship of the Advisor or any of its Affiliates with, any Person who during the term of this Amended Agreement is, or during the preceding two-year period was, a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or any of its Affiliates; provided however, that notwithstanding the foregoing, the establishment or continuation by the Company or a new external advisor to the Company of commercial relationships for the Company with any such other Person, firm, corporation or other business organization after the termination of this Amended Agreement shall not be deemed to constitute intentional interference with the relationships of the Advisor and its Affiliates with such Person, firm, corporation or other business entity.

          12.7    Repurchase of Stock of Advisor.    Immediately upon termination of this Amended Agreement for any reason, the Advisor shall have the right to repurchase any shares of outstanding common stock of the Advisor ("Advisor Common Stock") and any units of the Advisor's operating company ("Advisor Units") held by the Company at a price equal to the Average VWAP of the Advisor Common Stock for the ten (10) consecutive trading days immediately preceding the date such repurchase option is exercised. Such repurchase rights shall terminate on the two-year anniversary of the termination of this Amended Agreement. All shares of Advisor Common Stock or Advisor Units held by the Company upon the termination of this Amended Agreement shall be encumbered with Advisor's repurchase right, even if the Company transfers such Advisor Common Stock or Advisor Units prior to the termination of the Advisor's repurchase right. Notwithstanding anything to the contrary in this Amended Agreement, the Advisor may assign its repurchase rights pursuant to this Section 12.7 to any Person without consent of the Company.

          12.8    Survival of Specific Provisions.    The following Sections, including the rights and obligations contained therein, shall survive the termination of this Amended Agreement: Section 5, Section 6, Section 8, Section 9.5, Section 10, Section 11, Section 12, Section 16.3, Section 17 and Section 21.

        13.    NOTICES.    All notices, consents, approvals, waivers or other communications (each, a "Notice") required or permitted hereunder, except as herein otherwise may be specifically provided, shall be in writing and shall be satisfied when: (a) delivered personally or by commercial messenger;

(b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by facsimile, .pdf or other similar electronic transmission, provided confirmation of receipt is received by sender and the original Notice is sent or delivered contemporaneously by an additional method provided in this Section 13, in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

        If to the Company, to:

    Ashford Hospitality Prime, Inc.
    14185 Dallas Parkway, Suite 1100
    Dallas, TX 75254
    Attention: Chief Executive Officer
    Fax: 972-980-2705
    Email: rstockton@ashfordinc.com

        With a copy to:

    Ashford Hospitality Prime, Inc.
    14185 Dallas Parkway, Suite 1100
    Dallas, TX 75254
    Attention: General Counsel
    Fax: 972-980-2705
    Email: dbrooks@ashfordinc.com

        If to the Advisor, to:

    Ashford Hospitality Advisors LLC
    14185 Dallas Parkway, Suite 1100
    Dallas, TX 75254
    Attention: Chief Executive Officer
    Fax: 972-980-2705
    Email: mbennett@ashfordinc.com

        With a copy to:

    Ashford Hospitality Advisors LLC
    14185 Dallas Parkway, Suite 1100
    Dallas, TX 75254
    Attention: General Counsel
    Fax: 972-980-2705
    Email: dbrooks@ashfordinc.com

        Either Party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 13.

        14.    DELEGATION OF RESPONSIBILITY AND ASSIGNMENT.

          14.1    Delegation and Assignment by Advisor.

            (a)   Notwithstanding anything in this Amended Agreement, the Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Amended Agreement or the charter of the Company.

            (b)   The Advisor may assign this Amended Agreement to any Affiliate that remains under the control of the Advisor without the consent of the Company.

          14.2    Assignment by Company.    The Company may not assign this Amended Agreement without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization that is a successor, by merger, consolidation, purchase of assets, or other similar transaction, to the Company; provided, that, any such consent of the Advisor shall not impact the Company's obligation to pay the Termination Fee and any other amounts that become due and payable to the Advisor under this Amended Agreement.

          14.3    Successors and Permitted Assigns.    This Amended Agreement shall inure to the benefit of and be binding upon the Parties to this Amended Agreement and their respective successors and permitted assigns, and no other Person shall acquire or have any right under, or by virtue of, this Amended Agreement. The Company shall be entitled to assign this Amended Agreement to any successor subject to all of the rights and obligations set forth herein. The Advisor shall have the right to assign this Amended Agreement to any Affiliate except to the extent explicitly set forth in this Amended Agreement.

        15.    FUTURE SPIN-OFF BY THE COMPANY.    If the Company elects to spin-off, carve-out, split-off or otherwise consummate a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly-traded company to hold such division or subset of assets constituting a distinct asset type or Investment Guidelines (collectively, a "Spin-Off Company"), the Company and Advisor agree that such Spin-Off Company shall be externally advised by the Advisor pursuant to an advisory agreement containing substantially the same terms set forth in this Amended Agreement.

        16.    KEY MONEY INVESTMENTS.

          16.1    Key Money Investment.    The Advisor hereby agrees, from time to time, to contribute to the Company or to one or more to-be-specified taxable REIT subsidiaries of the Company or other Affiliates of the Company, a mutually agreed upon investment ("Key Money Investments") to facilitate the acquisition of one or more properties ("Key Money Assets") by the Company if a majority of the independent board members of each of the Company and the Advisor have determined that without such an investment, the acquisition of such property would be uneconomic to the Company. Key Money Investments may be in the form of, but will not be limited to, cash, notes, equity of the Advisor, the acquisition of furniture, fixture and equipment ("FF&E") by Advisor for use by the Company at the acquired property, any other consideration mutually agreed to by the Company and Advisor, or any combination thereof. All terms of any Key Money Investment will be in the form agreed to by the Advisor and the Company at the time the Advisor makes or approves of the investment, and the Company agrees and acknowledges that it will utilize the Advisor as the asset manager with respect to any Key Money Asset acquired with a Key Money Investment and the Company will pay the Advisor the Key Money Asset Management Fee that is included in the definition of Base Fees for such asset management services. The Advisor and the Company may agree to additional incentive fees based on the performance of any Key Money Asset ("Key Money Incentive Fees"). All terms and conditions of any Key Money Investment (including additional incentive fees) will be documented in an addendum to this Amended Agreement or a separate asset management agreement, as determined appropriate by the Parties.

          16.2    Value of Advisor Equity.    If the Key Money Investment is made in the form of equity of the Advisor, the value of such Key Money Investment will be based on the average of the daily Market Price of the Advisor Common Stock for the ten (10) consecutive trading days immediately preceding the date the Key Money Investment is made.

          16.3    Clawback of Key Money Investment.    The Advisor shall receive at least a per annum return of not less than 5% on each Key Money Investment (such per annum return together with the initial Key Money Investment amount, the "Key Money Return"), through the payment of the Key Money Asset Management Fees and Key Money Incentive Fees, if applicable. If the Company either (a) disposes of any Key Money Asset or (b) terminates this Amended Agreement (or the applicable asset management agreement) for any reason, in each case prior to the date the Advisor has received the Key Money Return (calculated on an investment by investment basis), the Company shall pay to the Advisor an amount equal to the difference between the Key Money Return and the amount actually received by the Advisor in Key Money Asset Management Fees and Key Money Incentive Fees related to each Key Money Asset and (the "Key Money Clawback Amount"). The applicable Key Money Clawback Amount, if any, shall be due and payable on the same date the Company disposes of the property, whether by sale or otherwise, or upon the occurrence of a Company Change of Control or any termination of this Amended Agreement, whichever is applicable.

          16.4    Use and Pledge of FF&E.    If the Key Money Investment is made by Advisor purchasing FF&E for a Key Money Asset, the Advisor shall grant the Company the right to use the applicable FF&E pursuant to mutually agreed upon terms including the filing by the Advisor of a precautionary UCC financing statement if deemed applicable in the sole discretion of the Advisor, and, upon request, the Advisor will, if permitted by the terms and conditions of any applicable debt agreement applicable to the Advisor, grant a security interest in such FF&E to any lender who so requests in connection with the financing of such Key Money Asset by the Company. Upon termination of this Amended Agreement, the Company's right to use any applicable FF&E shall terminate, the Company shall cause any lender holding a security interest in the applicable FF&E to release the security interest granted to the lender.

        17.    EQUITY OWNERSHIP.

          17.1    Registration Rights for Equity.

            (a)   The Advisor hereby agrees to promptly, but in no event later than one hundred and twenty (120) days following any issuance under this Amended Agreement of equity securities of the Advisor to the Company pursuant to an exemption from registration under the Securities Act, file a resale registration statement with respect to such equity securities, including without limitation any Advisor Common Stock issuable upon conversion or exchange of such equity securities.

            (b)   The Company hereby agrees to promptly, but in no event later than one hundred and twenty (120) days following any issuance under this Amended Agreement of equity securities of the Company to the Advisor pursuant to an exemption from registration under the Securities Act, file a resale registration statement with respect to such equity securities, including without limitation any Company Common Stock issuable upon conversion or exchange of such equity securities.

          17.2    Registration Procedures.

            (a)   In connection with the filing of any registration statement (a "Registration Statement") required to be filed by either the Advisor or the Company (in such capacity, the "Issuer") pursuant to Section 17.1, the Issuer will: (i) use its reasonable best efforts to have such Registration Statement declared effective; (ii) furnish to whichever of the Company or the Advisor is the holder of the equity securities to be registered (in such capacity, the "Selling Stockholder") such number of copies of prospectuses, and supplements or amendments thereto, and such other documents as such Selling Stockholder reasonably requests; (iii) register or qualify the equity securities to be registered pursuant to a Registration

    Statement (any such equity securities, "Registrable Securities") under the securities or blue sky laws of such jurisdictions within the United States as any holder of Registrable Securities shall reasonably request, and do such other reasonable acts and things as may be required of it to enable such holders to consummate the sale or other disposition in such jurisdictions of the Registrable Securities; provided, however, that the Issuer shall not be required to (A) qualify as a foreign entity or consent to a general or unlimited service or process in any jurisdictions in which it would not otherwise be required to be qualified or so consent or (B) qualify as a dealer in securities; (iv) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC; and (v) supplement or make amendments to any Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by Issuer or by the Securities Act or rules and regulations thereunder for such Registration Statement.

            (b)   In connection with the filing of a Registration Statement, the Selling Stockholder agrees to furnish to the Issuer, upon request, such information with respect to the Selling Stockholder as may be required to complete and file the Registration Statement.

            (c)   In connection with and as a condition to the Issuer's obligations with respect to the filing of a Registration Statement pursuant to this Section 17, the Selling Stockholder agrees with the Issuer that: (i) it will not offer or sell its Registrable Securities until (A) such Registrable Securities have been included in a Registration Statement and (B) it has received copies of a prospectus, and any supplement or amendment thereto, as contemplated by Section 17.2(a) hereof, and receives notice that the Registration Statement covering such Registrable Securities, or any post-effective amendment thereto, has been declared effective by the SEC; (ii) if the Issuer determines in its good faith judgment, after consultation with counsel, that the use of the Registration Statement, including any post-effective amendment thereto, or the use of any prospectus contained in such Registration Statement would require the disclosure of information that the Issuer has a bona fide business purpose for preserving as confidential or the disclosure of which would impede the Issuer's ability to consummate a significant transaction, upon written notice of such determination by the Issuer, the rights of the Selling Stockholder to offer, sell or distribute its Registrable Securities pursuant to such Registration Statement or prospectus or to require the Issuer to take action with respect to the registration or sale of any Registrable Securities pursuant to a Registration Statement (including any action contemplated by this Section 17.2) will be suspended until the date upon which the Issuer notifies such Selling Stockholder in writing (which notice shall be deemed sufficient if given through the issuance of a press release) that suspension of such rights for the grounds set forth in this paragraph is no longer necessary; provided, however, that the Issuer may not suspend such rights for an aggregate period of more than ninety (90) days in any 12-month period; and (iii) in the case of the registration of any underwritten equity offering proposed by the Issuer (other than any registration by the Issuer on Form S-8, or a successor or substantially similar form, of (A) an employee share option, share purchase or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a dividend reinvestment plan), the Selling Stockholder will agree, if requested in writing by the managing underwriter or underwriters administering such offering, not to effect any offer, sale or distribution of any common stock of the Issuer or Registrable Securities (or any option or right to acquire any common stock of the Issuer or Registrable Securities) during the period commencing on the tenth day prior to the expected effective date (which date shall be stated in such notice) of the Registration Statement covering such underwritten primary equity offering or, if such offering shall be a "take-down" from an effective shelf Registration Statement, the tenth day prior to the expected commencement date (which date shall be stated in such notice) of such offering, and ending on the date specified by such managing underwriter in such written request to the Selling Stockholder; provided, however, that the

    Selling Stockholder shall not be required to agree not to effect any offer, sale or distribution of its Registrable Securities for a period of time that is longer than the greater of ninety (90) days or the period of time for which any senior executive of the Issuer is required so to agree in connection with such offering.

          17.3    Resale of Equity.

            (a)   The Company acknowledges and agrees that it will not attempt to sell any equity securities of the Advisor until such time as the applicable Registration Statement has been declared effective by the SEC, and thereafter the Company agrees not to sell, on any given trading day, any Advisor Common Stock in excess of an amount equal to 15% of the trading volume of such Advisor Common Stock on such trading day.

            (b)   The Advisor acknowledges and agrees that it will not attempt to sell any equity securities of the Company until such time as the applicable Registration Statement has been declared effective by the SEC, and thereafter the Advisor agrees not to sell, on any given trading day, any Company Common Stock in excess of an amount equal to 15% of the trading volume of such Company Common Stock on such trading day.

        18.    COMPANY COVENANTS.

          (a)   Without the Advisor's consent, delivered in writing to the Board of Directors, the Company shall not declare or pay any dividend or distribution (whether in cash, securities or other property) with respect to any capital stock of the Company or otherwise, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other equity interest or otherwise, or on account of any return of capital to the Company's stockholders, partners or members (or the equivalent Person thereof), unless after giving effect to the dividend or distribution, the Company shall have a Consolidated Tangible Net Worth of no less than 25% of the Company's Gross Asset Value; provided that nothing herein shall prohibit the Company from declaring or paying any dividend or distribution which, based on the advice of counsel, is necessary for the Company to maintain its REIT status.

          (b)   During the term of this Amended Agreement, the Company shall not permit its Consolidated Tangible Net Worth, as of the end of any fiscal quarter, to be less than the sum of (i) $390 million, and (ii) an amount equal to 75% of the net equity proceeds received by the Consolidated Parties after December 31, 2016 by reason of the issuance and sale of Equity Interests in the Company.

          (c)   In order to further the Company's growth, the Company undertakes to make investments that are consistent with the Company's Investment Guidelines. All investments shall be at purchase prices that are commercially reasonable in light of the quality of the asset, prevailing market conditions and the Company's investment and strategic objectives, in each case, identified and recommended by the Advisor (individually a "Growth Asset" and collectively the "Growth Assets.") In connection with each acquisition by the Company of a Growth Asset, 3.75% of the purchase price of the applicable asset shall constitute a "Qualifying Growth Investment." Each Qualifying Growth Investment shall reduce the Uninvested Amount. Capital investments in any assets owned by the Company as of the date of this Amended Agreement or any other asset not specifically recommended pursuant to this Section 18(c) shall not constitute a Qualifying Growth Investment.

          (d)    Company Stockholder Approval.

              (i)  As promptly as practicable following the date of this Amended Agreement, the Company shall, in accordance with applicable Law, establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval.

             (ii)  The Company shall prepare and cause to be filed with the SEC a Proxy Statement in preliminary and definitive form (the "Proxy Statement") relating to the meeting of the stockholders of the Company at which the Company Stockholder Approval is sought. The Advisor shall furnish all information concerning itself, its Affiliates and its management and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Proxy Statement shall include all information reasonably requested by the Parties to be included therein. The Company shall promptly notify the Advisor upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Advisor with copies of all correspondence between the Company, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise the Advisor of any oral comments with respect to the Proxy Statement received from the SEC. The Company, with the assistance of the Advisor, shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and have such comments cleared by the SEC as promptly as practicable. Notwithstanding the foregoing, prior to filing the Proxy Statement (including with respect to the preliminary Proxy Statement), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall cooperate and provide the Advisor a reasonable opportunity to review and comment on the applicable document or response (including the proposed final version of the applicable document or response) and shall give due consideration to all changes provided by the Advisor. If, at any time prior to the Proxy Statement being cleared by the SEC, any information relating to the Company, the Advisor or any of their respective Affiliates should be discovered by the Company or the Advisor which, in the reasonable judgment of the Company or the Advisor, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and the Advisor shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company.

        19.    LIQUIDATED AND OTHER DAMAGES.

          (a)   Upon the entry of a final non-appealable order from a court of competent jurisdiction that a Liquidated Damages Event has occurred, the Company shall pay to the Advisor the Uninvested Amount plus an amount in cash equal to the Liquidated Damages Amount. The Parties intend that the payment of the Liquidated Damages Amount constitute compensation, and not a penalty. The Parties acknowledge and agree that the occurrence of a Liquidated Damages Event would deprive the Advisor of the benefits that the Advisor could reasonably anticipate from full performance by the Company of its obligations hereunder and that the damages incurred by the Advisor if a Liquidated Damages Event occurs are uncertain and incapable or very difficult to accurately estimate, and that the Liquidated Damages Amount is a reasonable estimate of the anticipated or actual harm caused by a Liquidated Damages Event and not a penalty. The Parties agree and acknowledge that without the agreements embodied by this Section 19, the Parties would not enter into this Amended Agreement. Upon payment by the Company of the (i) Liquidated Damages Amount less any Outstanding Judgment and, to the extent not otherwise included in the

  Liquidated Damages Amount, (ii) (A) the Uninvested Amount; plus (B) all costs and expenses reimbursable pursuant to Section 5 through termination due to the Liquidated Damages Event; plus (C) the Key Money Clawback Amount, pursuant to Section 16.3; plus (D) any other amounts then due and payable hereunder including but not limited to any interest that has accrued but not been paid pursuant to Section 19(b) to the Advisor, the Parties shall have no further obligations hereunder, and this Amended Agreement shall be terminated; provided that during the pendency of any action (including any appeals related thereto) brought by the Advisor claiming that a Liquidated Damages Event has occurred, the Company shall continue to pay or reimburse the Advisor all amounts due or reimbursable hereunder including any obligations imposed on the Company under Section 12 hereof.

          (b)   If the Company fails to timely pay any amount due pursuant to Section 5, Section 6, Section 12 or Section 19(a) hereof, the Company shall pay interest at a rate equal to 8% per annum, increasing 200 basis points at the end of each 90 day period that amounts remain outstanding (or such lesser rate as is the maximum permitted by applicable law) and compounded annually on the amounts due and payable for the period from the date the amount became due and payable through the date the Advisor receives payment for all outstanding amounts including interest thereon.

          (c)   The Party that prevails in any Proceeding to enforce rights and obligations under this Amended Agreement shall be entitled to be reimbursed by the other Party for the reasonable fees and expenses of counsel in connection with the Proceeding.

          (d)   All rights and remedies provided in this Amended Agreement are cumulative and not exclusive, and the exercise by the Advisor or the Company, as applicable, of any right or remedy does not preclude the exercise of any other right or remedy, at law or in equity, that may now or subsequently be available to the Advisor or the Company.

        20.    REPRESENTATIONS AND WARRANTIES.

          20.1    Company Representations.    The Company represents and warrants to the Advisor as follows:

            (a)   The execution, delivery and performance of this Amended Agreement and the Escrow Agreement by the Company has been duly authorized by all necessary corporate or other organizational action, and does not and will not (i) contravene the terms of the Company's charter, the Company's bylaws or any other organizational document of the Company; (ii) conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, or require any payment to be made under any Contract or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Company or its property is subject; or (iii) violate any Law, rule or regulation.

            (b)   This Amended Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          20.2    Advisor Representations.    The Advisor represents and warrants to the Company as follows:

            (a)   The execution, delivery and performance of this Amended Agreement and each Escrow Agreement by the Advisor has been duly authorized by all necessary corporate or other organizational action, and does not and will not (i) contravene the terms of the Advisor's charter, the Advisor's bylaws or any other organizational document of the Advisor; (ii) conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, or require any payment to be made under any Contract or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Advisor or its property is subject; or (iii) violate any Law, rule or regulation.

            (b)   This Amended Agreement and each Escrow Agreement constitutes legal, valid and binding obligations of the Advisor, enforceable against the Advisor in accordance with their terms.

        21.    TREATMENT UNDER TEXAS MARGIN TAX.    For purposes of the Texas margin tax, the Advisor's performance of the services specified in this Amended Agreement will cause the Advisor to conduct part of the active trade or business of the Company, and the compensation specified in this Amended Agreement includes both the payment of management fees and the reimbursement of specified costs incurred in the Advisor's conduct of the active trade or business of the Company. Therefore, the Advisor and the Company intend Advisor to be, and shall treat Advisor as, a "management company" within the meaning of Section 171.0001 (11) of the Texas Tax Code. The Company and the Advisor will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company's reimbursements paid to the Advisor pursuant to this Amended Agreement of specified costs and wages and compensation. The Advisor and the Company further recognize and intend that as a result of Advisor's contractual duties under this Amended Agreement, certain reimbursements under this Amended Agreement are "flow-through funds" mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Amended Agreement shall be interpreted in a manner consistent with the characterization of the Advisor as a "management company" as deemed in Section 171.0001(11), and with the characterization of the reimbursements as "flow-through funds" within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

        22.    INTERPRETATION.    The Parties hereto have participated jointly in the negotiation and drafting of this Amended Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amended Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Amended Agreement.

        23.    GOVERNING LAW.    This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principals thereof.

        24.    CERTAIN DEFINITIONS.

          24.1    For the purposes of this Amended Agreement:

        "Accounting Firm" means one of the member firms or Affiliates of either Deloitte Touche Tohmatsu Limited, KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young Global Limited, BDO USA, LLP, Grant Thornton LLP, BKD, LLP or another independent certified public accounting firm of national reputation mutually agreed to by the Parties.

        "Adjusted Termination Fee" means, at the applicable time, an amount equal to the sum of 20% of the Termination Fee.

        "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question and any officer, director, trustee, key decision-making employee, stockholder or partner of any Person referred to in the preceding clause, except that, for purposes of this Amended Agreement, the Company shall not be considered an Affiliate of the Advisor.

        "Ashford Inc. Adjusted EBITDA" means the GAAP net income of Ashford Inc. as reported in the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K of Ashford Inc. filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable, or if the Company does not make filings with the SEC, as otherwise reasonably determined by the Advisor and reported to the Audit Committee, including all Incentive Fees and all other income and earnings of Advisor and any of its Affiliates and Subsidiaries, plus income taxes, depreciation, amortization and all one-time expenses and other adjustments that are made by the Advisor to adjust for the impact of non-recurring items in calculating "Adjusted EBITDA" as reported in the earnings releases of Ashford Inc. filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable.

        "Average VWAP" means the average of the VWAP of the security in question for each trading day of the applicable period.

        "Bankruptcy Event" means, with respect to any Person, (A) the filing by the Person of a voluntary petition seeking liquidation, reorganization, arrangement, or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or the Person's filing an answer consenting to or acquiescing in any petition, (B) the making by the Person of any assignment for the benefit of its creditors, (C) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United State Code, an application for the appointment of a receiver for a material portion of the assets of the Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the petition shall not have been vacated, set aside or stayed within such 60-eay period, or (D) the entry against the Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

        "Baseline Asset Value" means $1.496 billion.

        "Board of Directors" means the board of directors of the Company including, unless the context requires otherwise and to the extent authorized, any committee thereof.

        "Change of Control Agreement" means a letter of intent or a definitive agreement contemplating transactions which, if consummated, would constitute a Company Change of Control.

        "Change of Control Tender" means a tender offer by any "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) pursuant to which such person or group would, if such tender offer were completed, become the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the shares of voting stock of the Company then outstanding.

        "Company Change of Control" shall mean any of the following events:

          (a)   the occurrence of a (i) Voting Control Event or (ii) Change of Control Tender;

          (b)   the consummation of any merger, reorganization, business combination or consolidation of the Company, or one of its respective Subsidiaries, as applicable, with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company; or

          (c)   the consummation of a sale or other disposition (including distributions to stockholders of the Company) by the Company of more than two (2) hotels and the aggregate Gross Asset Value of all hotels sold or disposed of exceeds 20% of the Gross Asset Value of all of the Company's assets in any rolling 12-month period, or the consummation of a sale or disposition (including distributions to stockholders of the Company) by the Company of more than four (4) hotels and the aggregate Gross Asset Value of all hotels sold or disposed of exceeds 30% of the Gross Asset Value of all of the Company's assets over any rolling 36-month period, exclusive of assets sold or contributed by the Company to a platform or entity advised by the Advisor; provided, however for the purposes of calculating the percentage of any sale or disposition (including distributions to stockholders of the Company) of the Gross Asset Value of all of the Company's assets under this subparagraph (c), the denominator of the calculation shall be the Gross Asset Value of all of the

  Company's assets on the day before the consummation of the first sale or disposition of (including distributions to stockholders of the Company) that is a part of the numerator of the calculation as adjusted for any hotels and related assets acquired by the Company from and after that day through the day before consummation of the last sale or disposition of (including distributions to stockholders of the Company) that is a part of the numerator of the calculation.

        "Company Common Stock" means common stock of the Company, $0.01 par value per share.

        "Company EBITDA" means the Company's "Adjusted EBITDA" as reported in the Company's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable or if the Company does not make filings with the SEC, as otherwise reasonably determined by the Advisor and reported to the Audit Committee.

        "Company Fixed Charges" means, as reported in the Company's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable, all (A) interest expense incurred by the Company and its Subsidiaries, (B) scheduled principal payments of the Company and its Subsidiaries, whether or not paid but excluding any balloon or similar principal payments which repay indebtedness in full and payments under cash flow mortgages applied to principal, and (C) preferred dividends paid by the Company.

        "Company Stockholder Approval" means the affirmative vote of a majority of votes cast by stockholders of the Company, a quorum being present, at a meeting called by the Company for the purpose of seeking approval by the Company's stockholders of this Amended Agreement.

        "Consolidated Parties" means a collective reference to the Company and its consolidated Subsidiaries.

        "Consolidated Tangible Net Worth" means, as of any date of determination, the consolidated shareholders' equity of the Consolidated Parties on that date, as determined in accordance with GAAP, minus the amount of their consolidated intangible assets under GAAP, plus the amount of their consolidated accumulated depreciation; provided, however, that there shall be excluded from the calculation of "Consolidated Tangible Net Worth" any effects resulting from the application of FASB ASC No. 715: Compensation—Retirement Benefits. Consolidated Tangible Net Worth shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to State of Financial Accounting Standards number 141.

        "Contract" means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

        "EBITDA" means, with respect to any entity, earnings before interest, taxes, depreciation and amortization.

        "Encumbrance" means any security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature (other than any restrictions on transfer arising under applicable securities law).

        "Equity Interests" means, with respect to any Person, all of the shares of capital stock (or other ownership or profit interests) in such Person, all of the warrants, options or other rights for the purchase or acquisition from which Person of shares of capital stock (or other ownership or profit interests) in such Person, all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests) in such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

        "Escrow Agent" means the agent under the Termination Fee Escrow Account.

        "Escrow Agreement" means an agreement among the Company, the Advisor and the Escrow Agent with respect to the Termination Fee Escrow Account.

        "G&A Ratio" means an amount calculated as the simple average of the ratios of total general and administrative expenses, less any non-cash expenses but including any dead deal costs, paid in the applicable fiscal quarter by each member of a select peer group set forth in Exhibit A hereto (each, a "Peer Group Member" and collectively, the "Peer Group"), divided by the total market capitalization of such Peer Group Member (calculated in a materially consistent manner with the calculation of the Total Market Capitalization of the Company (assuming the Key Money Asset Factor is one) or the Advisor provided for hereunder). The G&A Ratio for each Peer Group Member will be calculated based on the financial information presented in such Peer Group Member's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the SEC following the end of the applicable fiscal quarter. The Peer Group may be modified from time to time as set forth in Section 27.

        "GAAP" means Generally Accepted Accounting Principles in the United States.

        "Gross Asset Value" means, with respect to the Company's assets as of any date, the undepreciated carrying value of all of the Company's assets including all cash and cash equivalents and capitalized leases and any FF&E leased to the Company pursuant to any Key Money Investment as reflected on the most recent balance sheet and accompanying footnotes of the Company filed with the SEC or prepared by the Advisor in accordance with GAAP consistent with its performance of its duties hereunder without giving effect to any impairments plus the contract purchase price of any assets acquired after the date of the most recent balance sheet and all capital expenditures made (to the extent not already reflected in the carrying value of the asset) with respect to an asset since the date of its acquisition for any improvements or for additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

        "Growth Asset" means an asset acquired by the Company identified and approved by the Advisor pursuant to the provisions of Section 18(c) hereof.

        "Incentive Factor" means the highest Incentive Ratio from among the Incentive Ratios for the last three years in which Company Common Stock was listed for trading on a national securities exchange for each day of the applicable year.

        "Incentive Ratio" means the amount, with respect to any year, expressed as a percentage equal to the quotient of the full Incentive Fee earned with respect to such year (even though paid over three years) divided by the Gross Asset Value of all the Company's assets as of the last day of such year.

        "Independent Director" means any person serving as a director of the Company who satisfies the rules and regulations of the New York Stock Exchange then in effect to be "independent" under those rules and regulations.

        "Key Money Asset Factor" means (A) 100% minus the (B) quotient, expressed as a percentage, resulting from dividing (1) the Gross Asset Value of all Key Money Assets by (2) the Gross Asset Value of all the Company's assets (including all Key Money Assets and all Liquid Assets of the Company) as of the first day of the applicable period.

        "Key Money Asset Management Fee" means, for each month, an amount that is 1/12th of 0.70% of the aggregate Gross Asset Value of all Key Money Assets as of the first day of the applicable month.

        "Key Money Gross Asset Value" means, with respect to the Key Money Assets as of any date, the undepreciated carrying value of the Key Money Assets and capitalized leases and any FF&E leased to the Company pursuant to any Key Money Investment as reflected on the most recent balance sheet of the Company filed with the SEC or prepared by the Advisor consistent with its performance of its duties hereunder without giving effect to any impairments plus the contract purchase price of any Key Money Assets acquired after the date of such most recent balance sheet and all capital expenditures made (to the extent not already reflected in the carrying value of the Key Money Assets) with respect to any Key Money Asset since the date of its acquisition for any improvements or for additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

        "Law" means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, ordinances, codes, orders, judgments, injunctions, decrees or other legally enforceable requirements issued, enacted, promulgated, entered into, agreed or imposed by any governmental authority.

        "Letter of Credit" means an irrevocable standby letter of credit issued by a recognized commercial bank having net assets of not less than $500 million to the Escrow Agent, that the Escrow Agent at the request of the Advisor may draw upon, conditioned only upon the presentation of the original letter of credit and a signed statement that the Advisor is entitled to cause the Escrow Agent to draw, in the maximum aggregate amount equal to the difference between (1) the Required Amount; and (2) the amount of cash deposited into the Termination Fee Escrow Account by the Company.

        "Liquid Assets" shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500.0 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in recognized financial market.

        "Liquidated Damages Amount" means the amount that is the greater of:

          (a)   (i) 12 multiplied by (ii) the sum of (A) Net Earnings for the LTM Period; plus (B) to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the time a Liquidated Damages Event occurs;

          (b)   (i) the quotient of (A) the Total Market Capitalization of the Advisor on the trading day immediately preceding the date on which a Liquidated Damages Event occurs, divided by (B) the Ashford Inc. Adjusted EBITDA for the LTM Period, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the time a Liquidated Damages Event occurs; or

          (c)   the simple average, for the three fiscal years preceding the fiscal year in which the Liquidated Damages Event occurs, of (i) the quotient of (A) the Total Market Capitalization of the Advisor on the last trading day of such fiscal year, divided by (B) the Ashford Inc. Adjusted EBITDA for such fiscal year, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the time a Liquidated Damages Event occurs.

        "Liquidated Damages Event" means any action or omission by the Company that individually or when considered with other actions or omissions previously taken or omitted by the Company constitute a repudiation by the Company of this Amended Agreement depriving the Advisor of the benefit that the Advisor could reasonably anticipate from full performance by the Company of its obligations hereunder.

        "LTM Period" means the 12-month period ending on the last day of the fiscal quarter prior to which, as applicable, the Termination Payment Time or the Liquidated Damages Event occurs.

        "Majority or Minority Subsidiary" means, with respect to a Person, any Subsidiary of the Person or any corporation, partnership, limited liability company or other entity in respect of which less than

100% but more than 1% of the Equity Interests therein are at the time directly or indirectly owned by the Person.

        "Market Price," with respect to securities of a company, means the closing market price, regular way of such securities on any securities exchange on which such securities are listed or admitted to trading, or if no such sales take place on that day, the average of the bid and asked prices on such day.

        "Market Rates" means a rate that is within the range of rates available from third parties not Affiliated with the Advisor who are not otherwise discounting fees or discounting fees giving effect to any rebates or other business for fees being received from the party or another third party and taking into consideration the terms, conditions and the scope of the Additional Services.

        "Material Adverse Effect" means a material adverse effect on the Company's business, results of operations or financial condition.

        "Minimum Base Fee" means an amount equal to the greater of (A) 90% of the Base Fee paid for the same month in the prior fiscal year and (B) 1/12th of the G&A Ratio for the most recently completed fiscal quarter multiplied by the Total Market Capitalization on the last balance sheet date included in the most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by the Company with the SEC.

        "Net Earnings" means (A) the total Base Fees and Incentive Fees, plus any other revenues reported on the Advisor's income statement as pertaining to this Amended Agreement, in each case, in accordance with GAAP, including all EBITDA of the Advisor and any of its Affiliates and Majority or Minority Subsidiaries from providing any Additional Services to the Company, the Operating Partnership or any of their Affiliates or Subsidiaries, less (B) the total incremental expenses determined in accordance with, and subject to, Section 6.7, in each case for the LTM Period (adjusted assuming this Amended Agreement was in place for the full LTM Period if it otherwise was not). For the avoidance of doubt, the Parties agree that fees and expenses payable or reimbursable by the Company to Remington and its subsidiaries under the Ashford Prime Hotel Master Management Agreement dated as of November 19, 2013, by and between Ashford Prime TRS Corporation and Remington Lodging & Hospitality, LLC and any successor or related hotel management agreement with Remington and its subsidiaries along with any associated expenses of Remington relating to the Ashford Prime Hotel Master Management Agreement shall not be included in Net Earnings or otherwise in the calculation of the Termination Fee, Adjusted Termination Fee or Liquidated Damages Amount.

        "Ownership Limit" has the meaning ascribed to such term in the Company's charter in effect as of the date of this Amended Agreement.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

        "Proceedings" means all disputes or controversies of any kind including without limitation all charges, complaints, grievances, actions, causes of action, suits, rights, demands, claims, lawsuits, other legal actions or litigation, arbitration, investigations (internal or external), inquiries or other proceedings.

        "Qualifying Growth Investment" means 3.75% of the purchase price paid by the Company for each Growth Asset; provided, that no acquisition may constitute a Qualifying Growth Investment if, when the Growth Asset was acquired, the Company's Gross Asset Value was less than the Baseline Asset Value.

        "Remington Acquisition" means the closing of the transaction pursuant to the agreement between Ashford Inc. and the owners of Remington entered into on September 17, 2015 and amended on May 24, 2016, as the same may be further amended.

        "Subsidiary" means, with respect to a Person, a corporation, partnership, limited liability company or other entity in respect of which 100% of the Equity Interests therein are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person.

        "Termination Fee" means the amount that is the greater of:

          (a)   (i) twelve (12) multiplied by (ii) the sum of (A) Net Earnings for the LTM Period; plus (B) to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the Termination Payment Time;

          (b)   (i) the quotient of (A) the Total Market Capitalization of the Advisor on the trading day immediately preceding the date on which the Termination Payment Time occurs, divided by (B) the Ashford Inc. Adjusted EBITDA for the LTM Period, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the Termination Payment Time; and

          (c)   the simple average, for the three fiscal years preceding the fiscal year in which the Termination Payment Time occurs, of (i) the quotient of (A) the Total Market Capitalization of the Advisor on the last trading day of such fiscal year, divided by (B) the Ashford Inc. Adjusted EBITDA for such fiscal year, multiplied by (ii) Net Earnings for the LTM Period plus, to the extent not included in Net Earnings, any Incentive Fees that have accrued or are accelerated but have not yet been paid at the Termination Payment Time.

        "Termination Fee Escrow Account" means the account established by the Parties with an Escrow Agent as contemplated by Section 12.4(b)(ii).

        "Total Market Capitalization" means, for any period:

          (a)   With respect to the Company to the extent Company Common Stock is listed for trading on a national securities exchange for every day during any period for which the Total Market Capitalization is to be calculated, the amount calculated as:

              (i)  the Average VWAP multiplied by the weighted average number of shares of Company Common Stock outstanding during such applicable period, on a fully-diluted basis (assuming, for these purposes, that all common units in the Operating Partnership ("Common Units"), and long term incentive partnership units in the Operating Partnership to the extent they have achieved economic parity with Common Units have been converted into shares of Company Common Stock and including any shares of Company Common Stock issuable upon conversion of any convertible preferred stock of the Company where the conversion price is less than the Average VWAP), plus

             (ii)  the average, as reflected in the Company's books and records, for the applicable period of the aggregate principal amount of the Company's consolidated indebtedness (including, if applicable, the Company's proportionate share of debt of any entity that is not consolidated and excluding, if applicable, any of the Company's joint venture partners' proportionate share of consolidated debt) day, plus

            (iii)  the average, as reflected in the Company's books and records, for the applicable period of the liquidation value of the Company's outstanding preferred equity (excluding any convertible preferred stock of the Company where the conversion price is less than the Average VWAP), multiplied by

            (iv)  the Key Money Asset Factor.

          (b)   With respect to the Company, if the Company's Common Stock is not listed for trading on a national securities exchange (due to any reason, including but not limited to delisting by the New York Stock Exchange or the occurrence of a Company Change of Control) for any day during any period for which the Total Market Capitalization is to be calculated, the greater of: (i) the weighted average Gross Asset Value of all the Company's assets on each day during such period; or (ii) the Total Market Capitalization as calculated pursuant to paragraph (a) of this definition on the last day on which Company Common Stock was listed for trading on a national securities exchange, regardless of whether this day occurred during the applicable period.

          (c)   With respect to the Advisor, the amount calculated as:

              (i)  the Average VWAP per multiplied by the weighted average number of shares of Advisor Common Stock outstanding during such applicable period, on a fully-diluted basis (assuming, for these purposes, that all Advisor Units and any other securities of the Advisor or any of its Subsidiaries convertible into Advisor Common Stock have been so converted), plus

             (ii)  the average for the applicable period of the aggregate principal amount of the Advisor's consolidated indebtedness (including, if applicable, the Advisor's proportionate share of debt of any entity that is not consolidated and excluding, if applicable, any of the Advisor's joint venture partners' proportionate share of consolidated debt) day, plus

            (iii)  the average for the applicable period of the liquidation value of the Advisor's outstanding preferred equity outstanding.

        "Total Shareholder Return," for any period with respect to any company with common stock listed on a national securities exchange, means the sum, expressed as a percentage, of (A) the change in the common stock price during the applicable period, plus (B) the dividend yield paid during the applicable period (determined by dividing dividends paid during the applicable period by the applicable company's common stock price at the beginning of the applicable period and including the value of any dividends or distributions with respect to common stock not paid in cash valued in the reasonable discretion of the Advisor).

        "Uninvested Amount" means, at the applicable time, (A) $45 million less (B) the aggregate dollar amount of Qualifying Growth Investments, plus (C) 3.75% of the sale price of each asset sold after the date of this Amended Agreement; provided that in no event may the Uninvested Amount be greater than $45 million or less than zero; provided further, that if the Company terminates this Amended Agreement pursuant to Section 12.3 hereof, the Uninvested Amount shall be zero.

        "Voting Control Event" means (A) any "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) other than (1) the Company or any of its Subsidiaries, (2) any employee benefit plan of the Company or any of its Subsidiaries, (3) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as the ownership of the Company, or (4) an underwriter temporarily holding securities pursuant to an offering of such securities, becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the shares of voting stock of the Company then outstanding and the Company fails to enforce the Ownership Limit within five business days of the person or group becoming the beneficial owner or a court of competent jurisdiction enjoins enforcement of the Ownership Limit; or (B) any person or group enters into an agreement which if consummated would result in the person or group becoming the beneficial owner of securities representing 35% or more of the shares of the Company's voting stock and either: (1) the Board of Directors waive the Ownership Limit; or (2) a court of competent jurisdiction enjoins enforcement of the Ownership Limit.

        "VWAP" means the dollar volume-weighted average price for the securities in question on the national securities exchange on which it trades during the period beginning at 9:30:01 a.m., New York City time (or such other time as the national securities exchange on which it trades publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the national securities exchange on which it trades publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its "Volume at Price" function.

        "Working Capital Reserve" means an amount equal to the lesser of 2% of the Company's Gross Asset Value as reported on the Company's balance sheet for the most recently completed quarter and 10% of the Termination Fee, but in no case less than $10 million.

          24.2 The following terms are defined elsewhere in this Amended Agreement, as indicated elsewhere herein as follows:

Actual Monthly Reimbursement	5.4(b)
Additional Services	9.4(a)
Advisor	Preamble
Advisor Attorney	2.3(c)
Advisor Common Stock	12.7
Advisor Indemnified Party	8.3(a)
Advisor Panel Member	6.6
Advisor Units	12.7
Advisors LLC	Preamble
Amended Agreement	Preamble
Annual Expense Budget	5.4(a)
Arbitration Panel	6.6
Ashford Inc.	Preamble
Ashford Trust	9.1(a)
Audit Committee	2.1(i)
Base Fee	6.1(a)
Budgeted Monthly Reimbursement	5.4(a)
Code	2.1(i)
Collateral	12.4(d)
Company	Preamble
Company Indemnified Party	8.3(b)
Company Panel Member	6.6
Confidential Information	11.1
Employee Costs	5.3(a)
Excess Returns	6.2(b)(i)
Exchange Act	2.1(i)
Existing Advisory Agreement	Recitals
Expenses	8.3(a)
FCCR	6.2(g)
FCCR Condition	6.2(g)
FF&E	16.1
Hotel Employees	12.6
Incentive Fee	6.2(b)
Incentive Fee Threshold	6.2(a)
Indemnified Party	8.3(b)
Initial Investment Guidelines	9.3(a)
Internal Audit Services	2.1(w)
International Expenses	5.2(a)
Investment Company Act	6.2(f)(ii)
Investment Guidelines	9.3(a)
Issuer	17.2(a)
Key Money Assets	16.1

Key Money Clawback Amount	16.3
Key Money Incentive Fees	16.1
Key Money Investments	16.1
Key Money Return	16.3
Loan Documents	2.1(g)
Notice	13
Operating Partnership	Preamble
Outstanding Judgment	12.4(b)
Party	Preamble
Proxy Statement	18(d)(ii)
Registrable Securities	17.2(a)
Registration Statement	17.2(a)
Reimbursement Overpayment	5.4(b)
Reimbursement Underpayment	5.4(b)
REIT	2.1(p)
Remington	2.5
Required Amount	12.4(b)(ii)
RevPAR	9.1(a)
SEC	2.1(i)
Securities Act	2.1(j)
Selling Stockholder	17.2(a)
Spin-Off Company	15
Termination Payment Time	12.5(a)

        25.    ENTIRE AGREEMENT.    This Amended Agreement reflects the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Advisor with respect to the subject matter hereof including, without limitation, the Existing Advisory Agreement and the Remington Letter Agreement.

        26.    SEVERABILITY.    Whenever possible each provision and term of this Amended Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Amended Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Amended Agreement.

        27.    AMENDMENT, MODIFICATIONS AND WAIVER.    This Amended Agreement hereto shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the Parties hereto; provided, that any additions to or deletions from the Peer Group Members identified in Exhibit A shall may be made by the Advisor, if it reasonably believes such addition or deletion is appropriate given the competitive environment in the Company's industry at such time, which addition or deletion shall become effective upon the twentieth (20th) day after delivery to the Independent Directors, unless a majority of the Independent Directors object, in writing, to such addition or deletion. The waiver by a party of a breach of any provisions of this Amended Agreement shall not operate or be construed as a waiver of any subsequent breach.

        28.    COUNTERPARTS.    This Amended Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

(SIGNATURES BEGIN ON NEXT PAGE)

* * * * *

        IN WITNESS WHEREOF, the undersigned have executed this Amended Agreement as of the date first above written.

ASHFORD PRIME: Ashford Hospitality Prime, Inc.
By:	/s/ RICHARD STOCKTON
	Name:	Richard Stockton
	Title:	Chief Executive Officer
OPERATING PARTNERSHIP: Ashford Hospitality Prime Limited Partnership
By:	Ashford Prime OP General Partner LLC, its general partner
By:	/s/ RICHARD STOCKTON
	Name:	Richard Stockton
	Title:	Authorized Signatory
TAXABLE REIT SUBSIDIARY: Ashford Hospitality Prime TRS Corporation
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	President

[Signature page to the Prime Advisory Agreement]

ADVISOR: Ashford Hospitality Advisors LLC
By:	/s/ DAVID A. BROOKS
	Name:	David A. Brooks
	Title:	Chief Operating Officer
Ashford Inc.
By:	/s/ DAVID A. BROOKS
	Name:	David A. Brooks
	Title:	Chief Operating Officer

[Signature page to the Prime Advisory Agreement

ASHFORD HOSPITALITY PRIME, INC. ATTN: DAVID A. BROOKS, SECRETARY 14185 DALLAS PARKWAY SUITE 1100 DALLAS, TX 75254

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK  BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27982-P92942	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASHFORD HOSPITALITY PRIME, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors unanimously recommends you vote FOR the following:
1.	Election of Directors
Nominees:
	01) Monty J. Bennett	05) Kenneth H. Fearn, Jr.
	02) Stefani D. Carter	06) Curtis B. McWilliams
	03) Lawrence A. Cunningham	07) Matthew D. Rinaldi
	04) Sarah Darrouzet	08) Daniel B. Silvers

The Board of Directors unanimously recommends you vote FOR proposals 2, 3, 4 and 5.					For	Against	Abstain

2.	To approve an amendment to our charter to require a majority voting standard in uncontested director elections

3.	To approve an amendment to the Company’s 2013 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 1,200,000 shares

4.

To approve the Fourth Amended and Restated Advisory Agreement, entered into on January 24, 2017, among the Company, Ashford Inc., Ashford Hospitality Prime Limited Partnership, Ashford Prime  TRS Corporation and Ashford Hospitality Advisors LLC

5.	To ratify the appointment of BDO USA, LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2017

NOTE: To transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

E27983-P92942

ASHFORD HOSPITALITY PRIME, INC.

ANNUAL MEETING OF STOCKHOLDERS - JUNE 9, 2017

This Proxy is solicited by the Board of Directors of the Company

The undersigned, having received notice of the 2017 Annual Meeting and management’s Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Mr. David A. Brooks and Mr. Deric S. Eubanks (with full power of substitution), as proxies of the undersigned to attend the 2017 Annual Meeting of Stockholders of Ashford Hospitality Prime, Inc. (the “Company”) to be held on Friday, June 9, 2017 and any adjourned sessions thereof, and there to vote and act upon the matters listed on the reverse side in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED,  WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES  LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2, 3, 4 AND 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE